Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of December 17, 2010

among

EACH OF THE FINANCIAL INSTITUTIONS PARTY HERETO,

as the Lenders,

THE LETTER OF CREDIT ISSUERS FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.,

as the Administrative Agent,

BANK OF AMERICA, N.A.,

as the Collateral Agent,

FLAG INTERMEDIATE HOLDINGS CORPORATION,

METALS USA, INC.,

and

CERTAIN OF ITS SUBSIDIARIES PARTY HERETO,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC,

WELLS FARGO CAPITAL FINANCE, LLC,

BARCLAYS CAPITAL,

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Bookrunners,

J.P. MORGAN SECURITIES LLC,

and

WELLS FARGO CAPITAL FINANCE, LLC,

as Co-Syndication Agents,

and

BARCLAYS CAPITAL

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Co-Documentation Agents

-i-

-ii-

-iii-

-iv-

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement, dated as of December 17, 2010, among the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), the Letter of Credit Issuers (as defined below) from time to time party hereto, Bank of America, N.A., with an office located at One Bryant Park, New York, NY 10036, as Administrative Agent and Collateral Agent, Flag Intermediate Holdings Corporation, a Delaware corporation, Metals USA, Inc., a Delaware corporation, and each Subsidiary party hereto.

A. The Borrowers are party to that certain Loan and Security Agreement, dated as of November 30, 2005 (as amended, restated or otherwise modified prior to the date hereof, the “Existing Loan Agreement”), among Holdings, Metals USA, each Subsidiary of Metals USA party thereto, Bank of America, N.A. (as successor to Credit Suisse), as administrative agent, Bank of America, N.A., as collateral agent, and the Lenders from time to time party thereto, pursuant to which the Lenders and the Letter of Credit Issuers have made available certain extensions of credit.

B. The Loan Parties have requested that the Lenders agree to amend and restate the Existing Loan Agreement to make certain modifications as set forth below.

C. The Lenders have agreed to make such amendment and restatement upon the terms and conditions set forth in this Agreement.

Accordingly, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Administrative Agent, the Collateral Agent, Holdings and the Borrowers hereby agree as follows.

ARTICLE 1

INTERPRETATION OF THIS AGREEMENT

Section 1.1 Definitions. As used herein:

“Acceptable Appraiser” means (a) any Person listed on Schedule 1.1(G) or (b) any other experienced and reputable appraiser reasonably acceptable to Metals USA and the Agents.

“Accepting Lender” has the meaning specified in Section 15.25(a).

“Account” means, with respect to a Person, any of such Person’s now owned and hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, and “Accounts” means, with respect to any such Person, all of the foregoing, in each case, other than any Excluded Assets.

“Accounts Availability Triggering Event” shall occur at any time that (a) Availability is less than the Minimum Level 2 Availability or (b) an Event of Default shall have occurred and be continuing. Once occurred, an Accounts Availability Triggering Event described in clause (a) shall be deemed to be continuing until such time as Availability exceeds the Minimum Level 2 Availability for 10 consecutive days.

“Account Debtor” means each Person obligated on an Account.

“ACH Transactions” means any cash management or related services including the automated clearing house transfer of funds by Agent, a Lender or an Affiliate of a Lender for the account of any Borrower pursuant to agreement or overdrafts.

“Acquisition” means any acquisition of the Capital Stock of a Person or any acquisition of property which constitutes a significant or material portion of an existing business of a Person.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses, if any, paid to the Equity Investor (or any accruals relating to such fees and related expenses) during such period not to exceed the amounts permitted by Section 9.15; plus

(5) facility closure and severance costs and charges; plus

(6) impairment charges, including the write-down of investments; plus

(7) non-operating expenses; plus

(8) restructuring expenses and charges including retention, severance, system establishment or excess pension costs; plus

(9) the non-cash portion of straight-line rent expenses;

less, without duplication, to the extent the same was used to increase Consolidated Net Income during such period,

(i) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, including the amortization of employee benefit plan prior service costs); minus

(ii) non-operating income.

Notwithstanding the foregoing or any other provision of this Agreement, solely for purposes of determining Adjusted EBITDA for any period, Metals USA Building Products Canada, Inc. (the “Canadian Subsidiary”) shall be considered a Subsidiary for such period (i) so long as the Borrower owns, directly or indirectly, 100% of the Capital Stock of the Canadian Subsidiary during such period and (ii) provided that, the amount of the total Adjusted EBITDA of the Borrower and its Subsidiaries represented by the Adjusted EBITDA of the Canadian Subsidiary shall be limited to 2.5%.

“Administrative Agent” means Bank of America, N.A., solely in its capacity as the administrative agent under any of the Loan Documents, and any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 15.8, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit H, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of Section 9.15, the term “Affiliate” shall also include, as to any Person, any other Person that directly or indirectly owns ten percent (10.0%) or more of the ordinary voting power for the election of directors of such Person. For purposes of clause (h) of the definition of Eligible Accounts, the term “Affiliate”, however, with respect to any Loan Party or the Equity Investors, shall exclude any Apollo Operating Company.

“Agent Advances” has the meaning specified in Section 2.2(i).

“Agent Parties” shall have the meaning specified in Section 15.8(c).

“Agents” means the Administrative Agent and the Collateral Agent and, for the avoidance of doubt, any reference to the discretion of the Agents, the exercise of Reasonable Credit Judgment by the Agents, or any other determination to be made by the Agents means the joint exercise, joint determination and/or joint discretion of each of the Administrative Agent and the Collateral Agent in agreement with the other.

“Aggregate Revolver Outstandings” means, at any time: the sum of (a) the unpaid balance of Revolving Loans, (b) the aggregate amount of Pending Revolving Loans,

(c) one hundred percent (100%) of the aggregate undrawn amount of all outstanding Letters of Credit, and (d) without duplication of any amounts included in clause (b), the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit.

“Agreement” means this Amended and Restated Loan and Security Agreement as it may be amended, restated or otherwise modified from time to time.

“Apollo Operating Company” means a Person (other than any Loan Party or Subsidiary of a Loan Party) engaged in the business of producing goods or providing services that but for the last sentence of the definition of Affiliate would be an Affiliate of the Equity Investors.

“Applicable Margin” means:

(a) With respect to Tranche A Revolving Loans, Agent Advances and Swingline Loans, (i) during the period commencing on the Closing Date and ending on the date that is three (3) months after the Closing Date, (A) 2.50% per annum for LIBOR Rate Revolving Loans and (B) 1.50% per annum for Base Rate Revolving Loans, and (ii) thereafter, as of any date of determination, a percentage per annum equal to the rate set forth below opposite the then-applicable Average Monthly Excess Availability for the calendar month immediately preceding the calendar month in which the date of determination falls (provided that the Applicable Margin shall not be less than the relevant rate set forth in Level 3 below until the date that is fifteen (15) months after the Closing Date):

Level	Average Monthly Excess Availability	Base Rate Revolving Loans	Libor Rate Revolving Loans
1	< 25%	1.75%	2.75%
2	> 25% and < 50%	1.50%	2.50%
3	> 50% and < 75%	1.25%	2.25%
4	> 75%	1.00%	2.00%

(b) With respect to Tranche A-1 Revolving Loans, as of and following the effective date of any Tranche A-1 Commitment, a percentage per annum as agreed upon among the Administrative Agent, the Borrowers and the applicable Tranche A-1 Lenders at the time such Tranche A-1 Lenders’ Tranche A-1 Commitments become effective.

For the avoidance of doubt, (a) Agent Advances and Swingline Loans shall bear interest as Base Rate Revolving Loans, and (b) changes in the Applicable Margin resulting from a change in the Average Monthly Excess Availability for any calendar month shall become effective as to all applicable Revolving Loans on the first day of the next calendar month. Notwithstanding the calculation of the Applicable Margin for any period as set forth above, if, as a result of any error in the calculation of the Average Monthly Excess Availability for any month or for any other reason, Metals USA or the Lenders determine that (i) the Average Monthly Excess Availability as calculated for such month was inaccurate and (ii) a proper calculation of the Average Monthly Excess Availability for such month would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Letter of Credit Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any Letter or Credit Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Letter of Credit Issuer, as the case may be, under Section 3.1(b) or 3.5 or under Article 11.

“Arrangers” means Merrill Lynch, Pierce, Smith & Fenner Incorporated and J.P. Morgan Securities LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee and accepted by the Administrative Agent, in the form of Exhibit E or such other form as shall be approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable, documented and customary fees, expenses, and disbursements of any law firm or other outside counsel engaged by an Agent or Letter of Credit Issuer.

“Availability” means, at any time, (a) the Borrowing Base minus (b) the Aggregate Revolver Outstandings.

“Availability Triggering Event” shall occur at any time that (a) Availability is less than the Minimum Level 1 Availability or (b) an Event of Default shall have occurred and be continuing. Once occurred, an Availability Triggering Event described in clause (a) shall be deemed to be continuing until such time as Availability exceeds the Minimum Level 1 Availability for 10 consecutive days.

“Average Monthly Excess Availability” means, for any calendar month, an amount (expressed as a percentage) equal to the quotient of (A) the sum of (i) the daily average Availability plus (ii) the average daily portion (if any) of unrestricted cash of the Borrowers and their Subsidiaries in excess of $10,000,000, in each case for such calendar month divided by (B) the daily average Borrowing Base for such calendar month.

“Bank of America” means Bank of America, N.A., or any successor entity thereto.

“Bank Products” means any one or more of the following types of services or facilities extended to any Borrower by any Lender or any Affiliate of a Lender: (a) commercial credit card, purchase card and merchant card services; (b) ACH Transactions; (c) Hedge Agreements; (d) treasury management services and Cash Management Services; (e) foreign exchange contracts; and (f) other banking products or services as may be requested by any Borrower, other than Letters of Credit.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the Prime Rate, and (c) the LIBOR Rate plus 1.00%.

“Base Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the Base Rate.

“Blocked Account Agreement” means an agreement among one or more of the Loan Parties, the Collateral Agent, and a Clearing Bank, in form and substance satisfactory to the Collateral Agent, concerning the collection of payments which represent the proceeds of Accounts and other Collateral of a Loan Party.

“Borrower” means any of Metals USA, Allmet GP, Inc., Allmet LP, Inc., Continental Real Estate Development, Inc., Interstate Steel Supply Co. of Maryland, Inc., Intsel GP, Inc., Intsel LP, Inc., i-Solutions Direct, Inc., Jeffreys Real Estate Corporation, Jeffreys Steel Holdings, L.L.C., J. Rubin & Co., Levinson Steel GP, Inc., Levinson Steel LP, Inc., Metals Receivables Corporation, Metals USA Building Products, L.P., Metals USA International Holdings, Inc., Metals USA Carbon Flat Rolled, Inc., Metals USA Finance Corp., Metals USA Flat Rolled Central, Inc., Metals USA Management Co., L.P., Metals USA Plate Processing, LLC, Metals USA Plates and Shapes Northeast, L.P., Metals USA Plates and Shapes Southcentral, Inc., Metals USA Plates and Shapes Southeast, Inc., Metals USA Plates and Shapes Southwest, Limited Partnership, Metals USA Realty Company, Metals USA Specialty Metals Northcentral, Inc., MUSA Newark, L.L.C., MUSA GP, Inc., MUSA LP, Inc., Queensboro, L.L.C., and any other Person who becomes a party to this Agreement as a “Borrower” pursuant to the terms hereof, jointly, severally, and collectively, and “Borrowers” means more than one or all of the foregoing Persons, jointly, severally, and collectively, as the context requires.

“Borrower Materials” shall have the meaning specified in Section 7.2.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans made on the same day by the Lenders, by the Swingline Lender (in the case of a Borrowing funded by a Swingline Loan), or by the Administrative Agent (in the case of a Borrowing consisting of an Agent Advance) to a Borrower, or the issuance of Letters of Credit hereunder.

“Borrowing Base” means, at any time, an amount equal to the lesser of

(a)	the Maximum Revolver Amount, and

(b)	the result of (x) the sum of:

(i)	eighty-five percent (85.0%) of the Net Amount of Eligible Accounts, plus

(ii)	the lesser of the following:

(A) eighty percent (80.0%) of the lesser of the original cost or market value of Eligible Inventory, and

(B) ninety percent (90.0%) of the Orderly Liquidation Value of Eligible Inventory, plus

(iii) at all times as of and following the effective date of any Tranche A-1 Commitments until the termination thereof, an amount equal to the Incremental Availability.

minus

(y) all Reserves which the Agents deem necessary in the exercise of their Reasonable Credit Judgment to maintain with respect to any Loan Party, including Reserves for any amounts which either Agent or any Lender may be obligated to pay in the future for the account of any Loan Party.

The specified percentages set forth in this definition (and the definition of Incremental Availability) will not be reduced without the consent of Metals USA. Any determination by the Agents in respect of the Borrowing Base shall be based on the Agents’ Reasonable Credit Judgment. The parties understand that the exclusionary criteria in the definitions of Eligible Accounts and Eligible Inventory, any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine “lower of cost or market value” and Net Amount of Eligible Accounts and factors considered in the calculation of Orderly Liquidation Value of Eligible Inventory have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Borrowing Base for the same facts or circumstances.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of Metals USA, substantially in the form of Exhibit B (or another form acceptable to the Agents) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent a Borrower has received notice of any such Reserve from the Agents, any of the Reserves included in such calculation pursuant to clause (y) of the definition of the Borrowing Base), all in such detail as shall be reasonably satisfactory to the Agents. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be made by Metals USA and certified to the Agents.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with the LIBOR Rate or LIBOR Rate Revolving Loans, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request, or directive of any central bank or other Governmental Authority, or any other law, rule, or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means expenditures (whether paid in cash or by entering into any Indebtedness, including any Capital Leases) required to be included in or reflected by the property, plant, equipment, or similar fixed asset accounts reflected in the consolidated balance sheet of Metals USA and its Subsidiaries, excluding (a) expenditures incurred in connection with Permitted Acquisitions, (b) expenditures to the extent paid from or reimbursed by proceeds of, a policy of insurance or a condemnation award, (c) capitalized interest, (d) expenditures that are accounted for as capital expenditures that are actually paid for by a third party (excluding Holdings, Metals USA or any Subsidiary) and for which none of Holdings, Metals USA or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person in respect of such expenditure and (e) the purchase price of equipment purchased in the ordinary course of business to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment.

“Capital Lease” means, with respect to any Person, any lease of property which, in accordance with GAAP, should be reflected as a capital lease on a balance sheet of such Person.

“Capital Stock” means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (however designated) issued by any Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Collateralize” has the meaning specified in Section 2.3(i).

“Cash Management Services” any services provided from time to time by any Lender or any of its Affiliates to any Borrower in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change of Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d 5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall beneficially own, directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings (other than the Permitted Holders); (b) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by Persons who were neither (i) nominated by the board of directors of Holdings or nominated or elected by the Permitted Holders nor (ii) appointed by directors so nominated or elected, or (c) a “change of control” (or similar event) with respect to Holdings or Metals USA shall occur under and as defined in any indenture or agreement in respect of Indebtedness in excess of $100,000,000 to which Holdings or any Borrower is a party or (d) Holdings shall cease to directly own, beneficially and of record 100% of the issued and outstanding Capital Stock of Metals USA.

“Chattel Paper” means any “chattel paper”, as such term is defined in the UCC, now owned or hereafter acquired by any Person and, in any event, shall include, without limitation, all Electronic Chattel Paper, and Tangible Chattel Paper, in each case, other than any Excluded Assets.

“Class”, when used in reference to any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are Tranche A Revolving Loans or Tranche A-1 Revolving Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche A Commitment or a Tranche A-1 Commitment.

“Clearing Bank” means the Collateral Agent or any other banking institution with whom a Payment Account has been established pursuant to a Blocked Account Agreement.

“Closing Date” means the date that all of the conditions precedent to the effectiveness of the amendment and restatement of the Existing Loan Agreement as set forth in Section 10.1 have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and the regulations promulgated thereunder.

“Collateral” has the meaning specified in Section 6.1.

“Collateral Agent” means Bank of America, N.A., solely in its capacity as collateral agent for the Secured Parties, and any successor collateral agent.

“Collateral Agent’s Liens” means the Liens in the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the other Loan Documents.

“Commercial Tort Claims” means, with respect to a Person, all of such Person’s now owned or hereafter acquired commercial tort claims, as defined by the UCC, including those commercial tort claims identified on Schedule 6.1 and in any event, shall include, without limitation, any claim now owned or hereafter acquired by any Person, arising in tort with respect to which: (a) the claimant is an organization; or (b) the claimant is an individual and the claim (i) arose in the course of the claimant’s business or profession and (ii) does not include damages arising out of personal injury to or the death of an individual, in each case, other than any Excluded Assets.

“Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on the signature pages of this Agreement , in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, or the most recent Assignment and Acceptance to which such Lender is a party, in accordance with the provisions of Section 13.3, and/or in any Incremental Assumption Agreement and “Commitments” means, collectively, the aggregate amount of the Commitments of all of the Lenders (being the aggregate of the Tranche A Commitments and the Tranche A-1 Commitments, if any, of all the Lenders).

“Compliance Certificate” has the meaning specified in Section 7.2(c).

“Confidential Information Memorandum” means the Confidential Information Memorandum of Metals USA dated November 2010.

“Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the sum, without duplication, of:

(1) consolidated interest expense solely with respect to Indebtedness of the Specified Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of the Specified Person and its Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges incurred for such period in connection with any receivables financing of the Specified Person or any of its Subsidiaries which are payable to Persons other than Metals USA and its Subsidiaries;

(4) dividends accrued for such period in respect of all Disqualified Stock of the Specified Person and any of its Subsidiaries and all preferred stock of any such Subsidiaries, in each case held by Persons other than Metals USA or a Wholly-Owned Subsidiary (in each such case other than dividends payable solely in Capital Stock (other than Disqualified Stock) of Metals USA); and

(5) interest accruing for such period on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Specified Person or any of its Subsidiaries;

less, interest income of the Specified Person and its Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Subsidiaries for such period, on a consolidated basis; provided, however, that the following items shall be excluded:

(1) any net after-tax extraordinary or nonrecurring or unusual gains or losses or income or expenses or charges, including any severance expenses and fees, expenses or charges related to any equity offering, investment, acquisition or Indebtedness permitted hereunder (in each case, whether or not successful);

(2) any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated after the Closing Date;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;

(5) any net after-tax gains or losses, or any subsequent charges or expenses, attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business as determined in good faith by the board of directors of Metals USA;

(6) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness;

(7) the Net Income for such period of any Person (other than the referent Person) that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided, however, there shall be included the amount of dividends or distributions or other payments in respect of capital paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period;

(8) any non-cash impairment charges or asset write-off or write-down resulting from the application of Statement of Financial Accounting Standards No. 142;

(9) any non-cash expense realized or resulting from any employee benefit plans, post-employment benefit plans, deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Subsidiaries;

(10) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133; and

(11) non-cash charges for deferred tax asset valuation allowances.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses or other non-cash items of such Person and its Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including state, franchise and similar taxes taken into account in calculating Consolidated Net Income.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste.

“Conversion/Continuation Date” means the effective date of (a) any conversion of LIBOR Rate Revolving Loans to Base Rate Revolving Loans or of Base Rate Revolving Loans to LIBOR Rate Revolving Loans or (b) any continuation of LIBOR Rate Revolving Loans as LIBOR Rate Revolving Loans.

“Copyright, Patent, and Trademark Agreements” means each Copyright Security Agreement, Patent Security Agreement, and Trademark Security Agreement executed and delivered by a Loan Party to the Collateral Agent to evidence and perfect the Collateral Agent’s security interest in such Loan Party’s present and future copyrights, patents, trademarks, and related licenses and rights, in each case, other than any Excluded Assets, for the benefit of the Secured Parties.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2.0%). Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate. In addition, with respect to Letters of Credit, the Default Rate shall mean the Letter of Credit Fee Percentage, plus two percent (2.0%).

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in respect of Letters of Credit or participations in respect of Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agents or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has notified any Borrower, the Administrative Agent, any Letter of Credit Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (d) has failed, within three Business Days after request by the Administrative Agent or Metals USA, acting in good faith, to confirm in writing to the Administrative Agent and Metals USA that it will (and is financially able to) comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender upon receipt of such written confirmation by the Administrative Agent and Metals USA), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such person.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(b) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(c) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the Termination Date;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that (x) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Metals USA or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Metals USA in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (y) such Capital Stock shall not constitute Disqualified Stock if such Capital Stock matures or is mandatorily redeemable or is redeemable at the option of the holders thereof as a result of a change of control or asset sale; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Distribution” means, with respect to any Person: (a) the payment or making of any dividend or other distribution of property in respect of such Person’s Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock), other than distributions solely in such Person’s Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) other than Disqualified Stock; or (b) the redemption or other acquisition by such Person of any Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) other than with such Person’s Capital Stock other than Disqualified Stock.

“Distribution Liquidity Conditions” shall have the meaning specified in Section 9.10(a)(ii)

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“DOL” means the United States Department of Labor or any successor department or agency.

“Dollar” and “$” means dollars in the lawful currency of the United States.

“Electronic Chattel Paper” means any “electronic chattel paper”, as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“Eligible Accounts” means all Accounts of the Borrowers reflected in the most recent Borrowing Base Certificate, except any Account with respect to which any of the exclusionary criteria set forth below applies (unless the Agents in their sole discretion elect to include such Account), such excluded Accounts being Accounts:

(a) with respect to which more than one hundred twenty (120) days have elapsed since the date of the original invoice therefor or which is more than sixty (60) days past due; provided that Accounts listed on Schedule 1.1(E) (as updated from time to time by Metals USA (with the consent of the Agents, not to be unreasonably withheld or delayed) in accordance with its normal credit approval procedure) shall be ineligible pursuant to this clause (a) only if they are more than sixty (60) days past due or one hundred eighty (180) days from the invoice date;

(b) with respect to which any of the representations, warranties, covenants, and agreements contained in Section 6.8 are not or have ceased to be correct or have been breached;

(c) with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(d) which represents a progress billing; provided that for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon completion of any further performance under the contract or agreement;

(e) with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: (i) death or judicial declaration of incompetency of an Account Debtor who is an individual; (ii) the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; (iii) the making of any general assignment by the Account Debtor for the benefit of creditors; (iv) the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian”, as defined in the Bankruptcy Code; (v) the institution by or against the Account Debtor of any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; (vi) the sale, assignment, or transfer of all or substantially all of the assets of the Account Debtor; (vii) the nonpayment generally by the Account Debtor of its debts as they become due; or (viii) the cessation of the business of the Account Debtor as a going concern;

(f) if fifty percent (50.0%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) preceding;

(g) owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States or Canada; or (ii) is not organized under the laws of the United States or Canada or any political subdivision, state, or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is insured by the Export-Import Bank of the United States or secured or payable by a letter of credit satisfactory to the Collateral Agent in its reasonable discretion;

(h) Intercompany Accounts or other Accounts owed by an Account Debtor which is an Affiliate or employee of any Borrower or Subsidiary (not including, for the avoidance of doubt, any Apollo Operating Company);

(i) except as agreed by the Agents as provided in clause (g) preceding or clause (l) following regarding political subdivisions of the United States but not the U.S. federal government, with respect to which either the perfection, enforceability, or validity of the Collateral Agent’s Lien in such Account, or the Collateral Agent’s right or ability to obtain direct payment to the Collateral Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

(j) owed by an Account Debtor to which a Loan Party or any of their respective Subsidiaries is indebted in any way, or which is subject to any right of set-off or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Collateral Agent to waive set-off rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, set-off, recoupment, dispute, or claim;

(k) with respect to which any Borrower at the time of determination deems such Account as uncollectible;

(l) owed by any state of the United States or any municipality or other political subdivision, department, agency, public corporation or other instrumentality of any such state (unless the applicable Borrower complies with any applicable assignment of claims act if the Collateral Agent reasonably determines that its Lien therein is not or cannot be otherwise perfected);

(m) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(n) which is evidenced by a promissory note or other instrument or by chattel paper;

(o) [Reserved];

(p) in the Agents’ Reasonable Credit Judgment upon thirty (30) days’ prior notice to Metals USA, with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the applicable Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(q) which arises out of a sale not made in the ordinary course of the applicable Borrower’s business;

(r) with respect to which the goods giving rise to such Account have not been shipped and delivered to, or have been rejected or objected to, by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services, but, in each case, only to the extent of the portion of such Account applicable to goods or services in question;

(s) which arises out of an enforceable contract or order which, by its terms, validly forbids, restricts, or makes void or unenforceable the granting of a Lien by the applicable Borrower to the Collateral Agent with respect to such Account;

(t) which is not subject to a first priority and perfected security interest in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, or which is subject to any other Lien other than Noteholder Liens, Other Pari Passu Liens and Permitted Liens arising by operation of law as described in clauses (d) and (g) of the definition thereof; and

(u) which is an Account owed to a Newly Obligated Party acquired in a Permitted Acquisition under this Agreement, unless either (i) the Collateral Agent has been given the opportunity for a reasonable period (which shall not be required to be longer than twenty-one (21) days and which shall, at the request of Metals USA, be completed prior to the consummation of such Permitted Acquisition provided that the Collateral Agent shall have been given, for a period of at least twenty-one (21) days prior to such consummation, all information and access to the properties, records, files and books of account of such Newly Obligated Party as the Collateral Agent reasonably deems necessary) to complete such due diligence as the

Collateral Agent deems, in the exercise of Reasonable Credit Judgment, to be necessary in the circumstances, or (ii) at the time of such Permitted Acquisition, the sum of the Eligible Accounts and Eligible Inventory of the Newly Obligated Parties then being acquired is less than $75,000,000.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Agents will not require exclusion of such Account from the Borrowing Base until fifteen (15) days following the date on which an Agent gives notice to Metals USA of such ineligibility.

The Agents reserve the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in their Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Agents, after the Closing Date), subject to the approval of Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date. The Agents acknowledge that as of the Closing Date they are not aware of any circumstance or condition with respect to the Accounts that would require the adjustment of any of the exclusionary criteria set forth above or the imposition of any new exclusionary criteria.

“Eligible Assignee” means (a) a commercial bank, commercial finance company, or other asset based lender having total assets in excess of $1,000,000,000; (b) any Lender; (c) any Affiliate of any Lender; (d) any other asset based lender which is regularly engaged in making, purchasing, or investing in loans which are similar to the loans provided for in this Agreement and which are in excess of $150,000,000; (e) any mutual fund, insurance company or investment fund that is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended) and is regularly engaged in making, purchasing or investing in loans of the type to be assigned to it; and (f) any other Person reasonably acceptable to the Administrative Agent, and in each case (other than clauses (b) and (c) preceding), so long as no Event of Default exists hereunder, which assignee is reasonably acceptable to Metals USA; provided (i) neither Metals USA nor any Affiliate thereof shall be an Eligible Assignee; (ii) no Person a material portion of whose business consists of buying and/or selling metal or metal products shall be an Eligible Assignee and (iii) at no time shall an Ineligible Institution be an Eligible Assignee.

“Eligible Inventory” means all Inventory of the Borrowers reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies (unless the Agents in their sole discretion elect to include any such Inventory):

(a) Inventory that is not owned by a Borrower;

(b) Inventory that is not subject to the Collateral Agent’s Liens, or is subject to any other Lien (other than Permitted Liens arising by operation of law as described in clauses (d) and (g) of the definition thereof, Other Pari Passu Liens or the Noteholder Liens); provided that (unless such Permitted Liens (A) are junior in priority to the Collateral Agent’s

Liens (other than statutory landlord’s Liens to the extent provided otherwise by a Requirement of Law) and (B) do not impair directly or indirectly the ability of the Collateral Agent to realize on or obtain the full benefit of the Collateral), the Agents may, in the exercise of Reasonable Credit Judgment, establish a Reserve against Availability with respect to any Inventory subject to such Permitted Liens in an amount not to exceed (on an aggregate basis for all Inventory from time to time subject to such Permitted Liens) (A) in the case of Inventory subject to Liens described in clause (g) of the definition of Permitted Liens, the greater of (x) an amount equal to the amount which would have to be paid to such Lien claimant in order to obtain a release of such Liens, and (y) an amount equal to thirty (30) days’ rent for the properties or facilities on or at which the applicable Inventory is located and (B) in the case of Inventory subject to Liens described in clause (d) of the definition of Permitted Liens, the amount of such taxes, fees, assessments or other charges;

(c) Inventory that does not consist of finished goods or raw materials;

(d) Inventory that consists of chemicals, supplies, packing and shipping materials, or advertising or marketing materials (including samples);

(e) Inventory that is not in good condition, is unmerchantable, or fails to meet all material standards imposed by any Governmental Authority having regulatory authority over such goods, its use, or sale;

(f) Inventory that is not currently either usable or salable in the normal course of the applicable Borrower’s business;

(g) Inventory that is slow-moving (i.e., held by a Borrower for greater than twelve (12) months), obsolete or defective, or used goods taken in trade;

(h) Inventory that is not located within the United States (or is in-transit from vendors or suppliers, except that Inventory in-transit will not be deemed ineligible if it has been paid for in advance of shipment and legal ownership thereof has passed to the applicable Borrower as evidenced by customary documents of title);

(i) if such Inventory is located in a public warehouse or in possession of a bailee or in a facility leased by the applicable Borrower, provided that such Inventory will be Eligible Inventory if the warehouseman, the bailee, or the lessor has delivered to the Collateral Agent, if requested by the Agents, a subordination agreement in form and substance reasonably satisfactory to the Agents (or if such Borrower is unable to obtain any such subordination or such subordination has not been requested, such Inventory shall be Eligible Inventory but the Agents may, in the exercise of Reasonable Credit Judgment, establish a Reserve with respect to any Inventory so located or possessed in an amount not to exceed (on an aggregate basis for all Inventory from time to time so located or possessed) (A) in the case of Inventory located in a public warehouse or leased facility, the greater of (x) an amount equal to the amount which would have to be paid to such claimant in order to obtain a release of any Permitted Lien held by such claimant, or (y) an amount equal to thirty (30) days’ rent or storage fee for the warehouses or facilities on or at which the applicable Inventory is located and (B) in the case of Inventory otherwise in the possession of a bailee, the amount necessary to complete any work being performed on such Inventory and/or to obtain a surrender of the Inventory to the possession of such Borrower or the Collateral Agent);

(j) if such Inventory contains or bears any Proprietary Rights licensed to a Borrower by any third party, the Collateral Agent shall not be reasonably satisfied that it may sell or otherwise dispose of such Inventory in accordance with Article 11 without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, if the Collateral Agent deems it necessary, such Borrower shall deliver to the Collateral Agent a consent or sublicense agreement from such licensor in form and substance reasonably acceptable to the Collateral Agent; and

(k) Inventory that is owned by a Newly Obligated Party acquired in a Permitted Acquisition under this Agreement, unless either (i) the Collateral Agent has been given the opportunity for a reasonable period (which shall not be required to be longer than twenty-one (21) days and which shall, at the request of Metals USA, be completed prior to the consummation of such Permitted Acquisition provided that the Collateral Agent shall have been given, for a period of at least twenty-one (21) days prior to such consummation, all information and access to the properties, records, files, and books of account of such Newly Obligated Party as the Collateral Agent reasonably deems necessary for such completion) to complete such due diligence as it deems, in the exercise of Reasonable Credit Judgment, to be necessary in the circumstances, or (ii) at the time of such Permitted Acquisition, the sum of the Eligible Accounts and Eligible Inventory of the Newly Obligated Parties then being acquired is less than $75,000,000.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Agents will not require exclusion of such Inventory from the Borrowing Base until fifteen (15) days following the date on which an Agent gives notice to Metals USA of such ineligibility.

The Agents reserve the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in their Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Agents, after the Closing Date), subject to the approval of the Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date. The Agents acknowledge that as of the Closing Date they are not aware of any circumstance or condition with respect to the Accounts that would require the adjustment of any of the exclusionary criteria set forth above or the imposition of any new exclusionary criteria.

“Environmental Laws” means all federal, state, or local laws, statutes, common law duties, rules, regulations, ordinances, and codes, together with all administrative orders, licenses, authorizations, and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety, and land use matters.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Equipment” means, with respect to a Person, all of such Person’s now owned and hereafter acquired machinery, equipment as defined by the UCC, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including motor vehicles and other rolling stock with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property leased by such Person and all of such Person’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties, and rights with respect thereto, wherever any of the foregoing is located.

“Equity Investors” means one or more investment funds advised, managed or controlled by Apollo Management V, L.P., their Affiliates, and any group in which any such Equity Investors are, in the aggregate, a principal member.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any entity with which any Loan Party is treated as a single employer under Section 414(b) or (c) of the Code.

“Event of Default” has the meaning specified in Section 11.1.

“Excess Amount” has the meaning specified in Section 2.3(d)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“Excluded Account” has the meaning specified in Section 9.28.

“Excluded Assets” means:

(a) Real Estate and/or Equipment (or any proceeds thereof) owned by any Loan Party to the extent securing any Loan Party’s industrial development revenue bonds;

(b) any right, title or interest in any permit, lease, license, contract or agreement held by any Loan Party or to which any Loan Party is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such permit, lease, license, contract or agreement to which any Loan Party is a party, result in a breach of the terms of, or constitute a default under, such permit, lease, license, contract or agreement held by such Loan Party or to which such Loan Party is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-408 or 9-409 of the UCC or any other applicable law (including Title 11 of the United States Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, such right, title or interest in such permit, lease, license, contract or agreement shall cease to be an “Excluded Asset”;

(c) any vehicle covered by a certificate of title or ownership;

(d) any Letter of Credit Rights to the extent any Loan Party is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose;

(e) any Investment Property to the extent it constitutes (i) more than 65% of the issued and outstanding voting Capital Stock of any foreign Person or (ii) Capital Stock of a Person that constitutes a Subsidiary (other than a Wholly-owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Capital Stock of such Person (other than any such owners that are Affiliates of the Equity Investor) that is binding on or relating to such Capital Stock; and

(f)(i) any “Excluded Assets” as defined in the Senior Secured Indenture and the Senior Notes Collateral Agreement or (ii) any other asset which would constitute Notes Collateral (as defined in the Senior Secured Indenture as in effect on the date hereof) or collateral securing any Other Pari Passu Indebtedness but for (1) the fact that the Noteholder Collateral Agent or an Other Pari Passu Collateral Agent, as applicable, has not required a lien on such assets or (2) the operation of Section 11.01(b) in the Senior Secured Indenture as in effect on the date hereof (or a similar provision in the documentation relating to any Other Pari Passu Indebtedness or Permitted Refinancing Indebtedness of the Senior Secured Notes), in each case of (i) or (ii) other than (a) any such assets constituting Revolving Facility First Lien Collateral and (b) any assets that are required to secure the Obligations following the drawing in full of any IDRB Letter of Credit as contemplated by Section 2.3(e)(vii).

“Excluded Taxes” means (i) any and all Taxes imposed on or measured by net income in the United States of America or in any jurisdiction (whether federal, state, local or foreign and including any political subdivision thereof), in each case, imposed on an Agent or Lender as a result of a present or former connection between such Agent or Lender (including its applicable lending office) and the jurisdiction imposing such Tax (other than a connection arising solely from such Agent’s or Lender’s having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) any branch profits and franchise Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (i) above, (iii) any withholding tax that (A) is imposed on amounts payable to an Agent or a Lender at the time such Agent or Lender becomes a party to this Agreement (or designates a new lending office) except to the extent such Agent or Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding Tax pursuant to Section 5.1(c) or (B) is attributable to such Agent’s or Lender’s failure to comply with the requirements of Section 5.1, and (iv) any Tax imposed on amounts payable to an Agent or Lender as a result of such Agent’s or such Lender’s failure or inability to comply with the requirements of FATCA.

“Existing Letter of Credit” has the meaning specified in Section 15.26(c).

“Existing Loan Agreement” has the meaning specified in the Recitals hereto.

“FATCA” means Sections 1471, 1472, 1473 or 1474 of the Code (or any successor sections) and any regulations or authoritative guidance promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” shall mean the Fee Letter dated November 8, 2010, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, Metals USA and Holdings.

“Financial Assets” means any “financial asset”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, in each case, other than any Excluded Assets.

“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Section 8.6 or any other financial statements required to be given to the Administrative Agent or the Lenders pursuant to this Agreement.

“Fiscal Period” means a calendar month.

“Fiscal Quarter” means one of the four three (3) calendar month fiscal measurement periods in each Fiscal Year.

“Fiscal Year” means Metals USA’s fiscal year for financial accounting purposes. The Fiscal Year of Metals USA ends on December 31 of each year.

“Fixed Charge Coverage Ratio” means the ratio of (i) Adjusted EBITDA of Metals USA for the most recent period of four consecutive Fiscal Quarters for which financial statements are available minus the income taxes paid in cash by Metals USA and included in the determination of Consolidated Net Income during such period (excluding any such taxes in an aggregate amount not to exceed $14,000,000 in respect of cancellation of debt made prior to the Closing Date with respect to Metals USA’s acquisition of notes (“Specified Deferred Taxes”)) minus non-financed Capital Expenditures of Metals USA and its Subsidiaries during such period to (ii) the sum of (1) scheduled principal payments required to be made during such period in respect of Indebtedness for borrowed money plus (2) the Consolidated Interest Expense (excluding amortization of any original issue discount, interest paid in kind or added to principal and other noncash interest) for such period plus (3) except for purposes of determining whether an acquisition is a Permitted Acquisition pursuant to clause (C) of Section 9.10(b), Distributions (excluding any such Distributions the proceeds of which are used to pay Specified Deferred Taxes) pursuant to Section 9.10(a)(ii) or (iv) in each case to the extent paid in cash.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, an S-corporation or a disregarded entity for U.S. federal income tax purposes.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession).

“General Intangibles” means, with respect to a Person, all of such Person’s now owned or hereafter acquired general intangibles, as defined in the UCC, including payment intangibles, choses in action and causes of action and all other intangible personal property of such Person of every kind and nature (other than Accounts), including, without limitation, all contract rights, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to such Person in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to such Person from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Person is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property, and any letter of credit, guarantee, claim, security interest, or other security held by or granted to such Person, in each case, other than any Excluded Assets.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any Indebtedness or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

“Guaranty Agreements” means each Guaranty Agreement, substantially in the form of Exhibit I hereto, entered into from time to time by the Guarantors party thereto and the Collateral Agent.

“Guarantors” means Holdings, each Borrower and each Subsidiary and each other Person in each case who now or hereafter Guaranties payment or performance of the whole or any part of the Obligations.

“Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into, which provide for an interest rate, credit, commodity, or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Person’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations, or commodity prices.

“Hedging Obligations” means any and all obligations under Hedge Agreements.

“Holdings” means Flag Intermediate Holdings Corporation, a Delaware corporation, and its successors.

“Honor Date” has the meaning specified in Section 2.3(e)(i).

“IDRB Letter of Credit” means any standby Letter of Credit issued under or pursuant to or rolled into this Agreement as security for (i) the Borrowers’ existing industrial development revenue bonds (or similar bonds) as described on Schedule 9.13, (ii) any industrial development revenue bonds (or similar bonds) issued after the Closing Date, (iii) any industrial development revenue bonds (or similar bonds) issued by any Person prior to the time such Person becomes a Subsidiary (as long as such bond was not incurred in contemplation of such Person becoming a Subsidiary), or (iv) any permitted refinancing of the foregoing.

“Incremental Amount” means, at any time, the excess, if any, of (a) $250,000,000 over (b) the aggregate amount of all Incremental Commitments established prior to such time.

“Incremental Assumption Agreement” means an incremental assumption agreement among, and in form and substance reasonably satisfactory to, the Borrowers, the Administrative Agent and the applicable Incremental Lenders.

“Incremental Availability” means, as of and following the effective date of any Tranche A-1 Commitment until the termination of all Tranche A-1 Commitments, the lesser of (a) the Maximum Tranche A-1 Revolver Amount and (b) the sum of (i) five percent (5.0%) of the Net Amount of Eligible Accounts plus (ii) five percent (5.0%) of the Orderly Liquidation Value of Eligible Inventory.

“Incremental Commitment” means the Commitment of any Lender established pursuant to Section 2.5.

“Incremental Lender” has the meaning specified in Section 2.5(a).

“Incremental Tranche A Commitment” means any Incremental Commitment that is a Tranche A Commitment.

“Incremental Tranche A-1 Amount” means, at any time, the excess, if any, of (a) $35,000,000 over (b) the aggregate amount of all Incremental Tranche A-1 Commitments established prior to such time.

“Incremental Tranche A-1 Commitment” means any Incremental Commitment that is a Tranche A-1 Commitment.

“Indebtedness” means with respect to a Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) the amount of all indebtedness of such Person under Capital Leases, (d) the amount of all Indebtedness of such Person secured by a Lien existing on property owned by such Person whether or not the Indebtedness secured thereby has been assumed by such Person or is non-recourse to such Person (provided that the amount thereof shall be deemed to be the lesser of the outstanding principal amount thereof or the Fair Market Value of such property (determined in good faith by Metals USA)), (e) the deferred and unpaid purchase price of property or services (excluding trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP), (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds, and similar instruments, and (g) the imputed principal balance outstanding under any synthetic lease, tax retention operating lease, off balance sheet loan, or similar off balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Ineligible Institution” shall mean the Persons identified as such in writing to the Agents by Metals USA on or prior to the Closing Date. Thereafter, Metals USA may request that additional Persons be “Ineligible Institutions” with the written consent of the Agents, and may specify that previously identified Persons are no longer “Ineligible Institutions”, in each case by delivery of written notice thereof to the Agents setting forth such Person or Persons.

“Information” shall have the meaning specified in Section 15.22.

“Intercompany Accounts” means all assets and liabilities, however arising, which are due to any Loan Party from, which are due from any Loan Party to, or which otherwise arise from any transaction by any Loan Party with, any Affiliate of such Loan Party.

“Intercompany Obligations” shall mean, collectively, all indebtedness, obligations and other amounts at any time owing to any Loan Party from any of such Loan Party’s Subsidiaries or Affiliates and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness, obligations or other amounts in each case other than any Excluded Assets.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of November 30, 2005, among Holdings, Metals USA, Metals USA’s Subsidiaries party thereto, the Collateral Agent, the Noteholder Collateral Agent and the Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Period” means, with respect to any LIBOR Rate Revolving Loan, the period commencing on the Funding Date of such Revolving Loan or on the Conversion/Continuation Date on which such Revolving Loan is converted into or continued as a LIBOR Rate Revolving Loan, and ending on the date one, two, three or six months thereafter (or nine or 12 months thereafter, if all Lenders participating therein agree to make an Interest Period of such duration available) as selected by a Borrower in a Notice of Borrowing or a Notice of Conversion/Continuation; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Revolving Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Stated Termination Date.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 3.1.

“Inventory” means, with respect to a Person, all of such Person’s now owned and hereafter acquired inventory, as defined in the UCC, goods, and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property, and all documents of title or other documents representing them.

“Investment Property” means, with respect to a Person, all of such Person’s right, title, and interest in and to any and all investment property, as defined in the UCC, including, without limitation, all (a) securities whether certificated or uncertificated, (b) securities entitlements, (c) securities accounts, (d) commodity contracts and (e) commodity accounts; together with all other units, shares, partnership interests, membership interests, equity interests, rights, or other equivalent evidences of ownership (howsoever designated) issued by any Person, in each case, other than any Excluded Assets.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer” has the meaning specified in Section 6.2(d).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the applicable Borrower (or any Subsidiary) or in favor of the applicable Letter of Credit Issuer and relating to such Letter of Credit.

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof and shall include the Administrative Agent to the extent of any Agent Advance outstanding and the Swingline Lender to the extent of any Swingline Loan outstanding. Unless the context shall otherwise require, the term “Lenders” shall include the “Incremental Lenders”.

“Letter of Credit” has the meaning specified in Section 2.3(a), and shall include the Existing Letters of Credit and any IDRB Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Letter of Credit Issuer.

“Letter of Credit Expiration Date” has the meaning specified in Section 2.3(b).

“Letter of Credit Fee” has the meaning specified in Section 3.5.

“Letter of Credit Fee Percentage” means with respect to any Letter of Credit issued by a Letter of Credit Issuer pursuant to the terms of this Agreement, on any date of determination, a per annum percentage equal to the Applicable Margin then in effect for Tranche A Revolving Loans that are LIBOR Rate Revolving Loans (or, to the extent the Tranche A-1 Lenders are then participating in Letters of Credit pursuant to Section 2.3(d), for Tranche A-1 Revolving Loans that are LIBOR Rate Revolving Loans ).

“Letter of Credit Issuer” means each of Credit Suisse AG and Bank of America, acting through any of their respective Affiliates or branches, in the capacity as an issuer of Letters of Credit hereunder, or any other financial institution that issues any Letter of Credit pursuant to this Agreement or is designated as a Letter of Credit Issuer pursuant to Section 2.3(m).

“LIBOR Interest Payment Date” means, with respect to any LIBOR Rate Revolving Loan, (i) the last day of the Interest Period applicable thereto and (ii) in the case of a LIBOR Rate Revolving Loan with an Interest Period of more than three months’ duration, each day that would have been a LIBOR Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such LIBOR Rate Revolving Loan.

“LIBOR Rate” means for any Interest Period with respect to a LIBOR Rate Revolving Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	Offshore Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate for each outstanding LIBOR Rate Revolving Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Offshore Base Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Offshore Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Revolving Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the LIBOR Rate.

“Lien” means, with respect to any asset, any lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, charge, security agreement, conditional sale or trust receipt or a lease, consignment, or bailment for security purposes; provided that an agreement to sell shall not constitute a Lien.

“Loan Account” means the loan account of the Borrowers, which account shall be maintained by the Administrative Agent.

“Loan Documents” means collectively this Agreement, the Revolving Notes, the Security Documents, each Incremental Assumption Agreement and each other agreement, certificate, document or instrument that Metals USA and any Agent agree shall be a Loan Document.

“Loan Modification Agreement” has the meaning specified in Section 15.25(b).

“Loan Modification Offer” has the meaning specified in Section 15.25(a).

“Loan Parties” means the Borrowers and the Guarantors.

“Majority Lenders” means, as of any date of determination, the Lenders whose Pro Rata Shares aggregate more than fifty percent (50.0%) as such percentage is determined according to the definition of Pro Rata Share; provided, that the Pro Rata Share of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Management Participants” means members of senior management of Holdings, Metals USA or any Borrower as of the Closing Date.

“Material Adverse Effect” means (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of the Loan Parties and their Subsidiaries, taken as a whole, which materially impairs the ability of the Loan Parties to perform their material obligations hereunder or under any Loan Document or (ii) a material adverse effect on the validity or enforceability of the Loan Documents, the Collateral Agent’s Liens or the rights and remedies of the Agents or Lenders under the Loan Documents.

“Maximum Rate” means, at any time, the maximum rate of interest the Lenders may lawfully contract for, charge, or receive in respect of the Obligations as allowed by any Requirement of Law. As provided in Section 15.3, the parties have elected that this Agreement be governed by the laws of the State of New York.

“Maximum Revolver Amount” means the sum of the Maximum Tranche A Revolver Amount and the Maximum Tranche A-1 Revolver Amount.

“Maximum Tranche A Revolver Amount”, means, at any time, the aggregate amount of the Tranche A Commitments at such time.

“Maximum Tranche A-1 Revolver Amount” means, at any time, the aggregate amount of the Tranche A-1 Commitments at such time.

“Metals USA” means Metals USA, Inc., a Delaware corporation, and its successors.

“Minimum Level 1 Availability”, “Minimum Level 2 Availability”, “Minimum Level 3 Availability” or “Minimum Level 4 Availability” shall mean, as applicable, in each case, an amount equal to the greater of (a) the “Availability Amount” set forth below next to the applicable “Minimum Availability Level” and (b) the “Excess Availability Percentage” set forth below next to the applicable “Minimum Availability Level” multiplied by the lesser of (i) the result of clause (b) of the definition of Borrowing Base then in effect (such product not to exceed $62,500,000 with respect to Minimum Availability Level 2, or $75,000,000 with respect to Minimum Availability Level 3) and (ii) the Maximum Revolver Amount.

Minimum Availability Level	Availability Amount	Excess Availability Percentage
1	$45,000,000	10%
2	$50,000,000	12.5%
3	$50,000,000	15%
4	$65,000,000	15%

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.1(C), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.27.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents in favor of the Collateral Agent, for the benefit of itself and the Secured Parties, by which the Loan Parties have granted to the Collateral Agent, as security for the Obligations, a Lien upon Real Estate.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Amount of Eligible Accounts” means, at any time, the gross amount of Eligible Accounts less sales, excise, or similar taxes, and less returns, discounts, claims, credits, and allowances of any nature at any time issued, owing, granted, outstanding, available, or claimed (in each case without duplication, whether of the exclusionary criteria set forth in the definition of Eligible Accounts, of any Reserve, or otherwise).

“Net Income” means, with respect to any Person, the net income (or loss) of such Person for the period in question determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Newly Obligated Party” means each Person, if any, who becomes party to this Agreement as a Borrower effective as of any date after the Closing Date.

“Non-Excluded Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Non-U.S. Agent” shall have the meaning specified in Section 5.1(g).

“Non-U.S. Lender” shall have the meaning specified in Section 5.1(g).

“Noteholder Collateral Agent” means Wells Fargo Bank, N.A., in its capacity as collateral agent under the Senior Secured Indenture and the Senior Notes Collateral Agreement, and its successors and assigns in such capacity.

“Noteholder Liens” has the meaning set forth in the Intercreditor Agreement.

“Notice of Borrowing” has the meaning specified in Section 2.2(b).

“Notice of Conversion/Continuation” has the meaning specified in Section 3.2(b).

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by Metals USA, the Loan Parties, or any of them, to any Agent, any Letter of Credit Issuer, any Lender or any Affiliate of any of the foregoing, arising under or pursuant to (a) this Agreement or any of the other Loan Documents, (b) Letters of Credit or (c) Bank Products, in each case whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification, or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees, and any other sums chargeable to any Loan Party hereunder or under any of the other Loan Documents.

“Orderly Liquidation Value” means an amount equal to the most recently determined Orderly Liquidation Value Factor multiplied by the book value of all Eligible Inventory of the Borrowers.

“Orderly Liquidation Value Factor” means, with respect to Eligible Inventory of the Borrowers, the net orderly liquidation value thereof (expressed as a percentage) as determined by an Acceptable Appraiser in accordance with Section 6.5; provided that the Orderly Liquidation Value Factor as of the Closing Date shall be 73.5%, based on the report of Hilco Appraisal Services, LLC, dated as of October 28, 2010.

“Other Pari Passu Collateral Agent” means any Person in its capacity as a collateral agent for the benefit of holders of Other Pari Passu Indebtedness, and its successor and assigns in such capacity.

“Other Pari Passu Indebtedness” means any Indebtedness of the type incurred pursuant to Section 9.13(e).

“Other Pari Passu Liens” means any Liens securing any Other Pari Passu Indebtedness.

“Other Pari Passu Senior Liens” means any Other Pari Passu Liens in respect of any Collateral other than Revolving Facility First Lien Collateral.

“Other Taxes” means any present or future stamp, documentary, intangible or mortgage recording Taxes or any other excise or property Taxes, charges, or similar levies (excluding, in the case of each Lender and each Agent, Excluded Taxes) which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” means any commercial bank, financial institution, or other Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to such Lender; provided that at no time shall any of the following be a Participant: (i) Holdings, Metals USA or an Affiliate of Holdings or Metals USA, (ii) an Ineligible Institution or (iii) any Person, a material portion of whose business consists of buying and/or selling metal or metal products.

“Payment Account” means each bank account established pursuant to Section 6.9, to which the funds of the Loan Parties (including proceeds of Accounts and other Collateral) are or shall be deposited or credited, and which is maintained in the name of an Agent or any Loan Party, or any of them, as the Agents may determine, on terms acceptable to the Agents.

“Pending Revolving Loans” means, at any time, the aggregate principal amount of all Revolving Loans requested in any Notice of Borrowing received by the Administrative Agent which have not yet been advanced.

“Perfection Certificate” means a certificate substantially in the form of Exhibit G, completed and supplemented with the schedules and attachments contemplated thereby.

“Permitted Acquisition” means any acquisition of the Capital Stock of a Person or any acquisition of property which constitutes a significant or material portion of an existing business of a Person, in each case, in a transaction that satisfies each of the following requirements:

(a) both before and after giving effect to such acquisition and the Revolving Loans (if any) requested to be made in connection therewith, no Default or Event of Default exists or will exist or would result therefrom;

(b) if such acquisition is an acquisition of the Capital Stock of a Person, (i) the acquisition is structured so that the acquired Person shall become a Subsidiary of Metals USA (and shall become a Loan Party pursuant to the terms of this Agreement), (ii) such acquisition is not hostile, and (iii) if such acquisition is an acquisition of assets, the acquisition is structured so that a Loan Party shall acquire such assets;

(c) with respect to any acquisition whereby the total consideration paid in connection with such acquisition (including any Indebtedness of the acquired entity that is assumed by a Loan Party following such acquisition) exceeds $10,000,000, such acquisition is permitted as a Restricted Investment pursuant to the criteria set forth in Section 9.10(b); and

(d) such acquisition is of a business permitted under Section 9.17.

“Permitted Amendments” has the meaning specified in Section 15.25(c).

“Permitted Cure Security” shall mean an equity security of Holdings or Metals USA having no mandatory redemption, repurchase or similar requirements prior to 91 days after the Termination Date, and upon which all dividends or distributions (if any) shall, prior to 91 days after the Termination Date, be payable solely in additional shares of such equity security.

“Permitted Holders” shall mean the Equity Investors and any Management Participants.

“Permitted Liens” means:

(a) the Collateral Agent’s Liens;

(b) the Noteholder Liens;

(c) Liens, if any, which are described on Schedule 1.1(A) on the Closing Date and Liens resulting from the refinancing of the related Indebtedness with Permitted Refinancing Indebtedness, provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations thereof) and shall not subsequently apply to any property or assets other than that to which Liens securing the Indebtedness being refinanced would apply;

(d) Liens for taxes, fees, assessments, or other charges of a Governmental Authority which are (i) not delinquent (including statutory Liens for taxes not delinquent) or (ii) due and payable and being contested in good faith and by appropriate proceedings and adequate financial reserves have been established in accordance with GAAP on the appropriate Loan Party’s books and records;

(e)(i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, Metals USA or any Subsidiary, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(f) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business by Metals USA or any Subsidiary;

(g) Liens securing the claims or demands of materialmen, mechanics, repairmen, carriers, warehousemen, landlords, and other like Persons in the ordinary course of business (i) for amounts not due, or (ii) for amounts due that are being contested in good faith, and for which reserves have been established for such claim in accordance with GAAP;

(h) Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided such Liens do not in the aggregate materially detract from the value of such Real Estate or materially interfere with its use in the ordinary conduct of a Borrower’s business;

(i) Liens arising from judgments and attachments in connection with court proceedings; provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder;

(j) Liens (other than Liens on Revolving Facility First Lien Collateral) securing purchase money Indebtedness (including obligations under Capital Leases) and Indebtedness of any Person acquired in accordance with Section 9.13(c);

(k) Other Pari Passu Liens, solely to the extent that such Other Pari Passu Liens are subject to the Intercreditor Agreement or a Replacement Intercreditor Agreement;

(l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases or consigned inventory filed against Holdings or any of its Subsidiaries;

(m) Deposits securing obligations in respect of Hedge Agreements permitted under clause (h) of the definition of “Restricted Investments” in an amount not to exceed $30,000,000;

(n) Liens on Real Estate disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 9.27 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(o) any interest or title of a lessor under any leases or subleases entered into by Metals USA or any Subsidiary in the ordinary course of business;

(p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, Metals USA or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business by Holdings, Metals USA and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Metals USA or any Subsidiary in the ordinary course of business;

(q) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(r) Liens securing obligations permitted to be incurred hereunder in respect of letters of credit; provided that the Fair Market Value of all assets subject to such Liens at any time does not exceed $15,000,000;

(s) licenses of intellectual property and software granted in a manner consistent with past practice;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u) Liens solely on any cash earnest money deposits made by Metals USA or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(v) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

(w) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(x) licenses, sublicenses, leases and subleases of property (other than Revolving Facility First Lien Collateral) which do not materially interfere with the ordinary conduct of the business of Metals USA or any Subsidiary;

(y) Liens (other than Liens on Revolving Facility First Lien Collateral) on property at the time Holdings, Metals USA or any Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings, Metals USA or such Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; and

(z) other Liens securing obligations which do not exceed $15,000,000 at any time outstanding.

The designation of a Lien as a Permitted Lien shall not limit or restrict the ability of the Agents to establish any Reserve relating thereto.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness at the time such Refinancing Indebtedness is incurred or issued is either (x) greater than or equal to the Weighted Average Life to Maturity at such time of the Indebtedness being Refinanced or (y) at least 61 days after the Stated Termination Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under the

Loan Documents, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not obligors under the Indebtedness being Refinanced, or greater Guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any Collateral (whether senior to, equally and ratably with, or junior to, the Lenders or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Subordinated Debt” means (a) unsecured Indebtedness owing by a Loan Party to a Loan Party, provided that such Indebtedness is subordinated to payment of the Obligations on terms reasonably acceptable to the Administrative Agent, (b) other Indebtedness of Holdings or a Loan Party which has maturities and terms and which is subordinated to payment of the Obligations on terms reasonably acceptable to the Administrative Agent, and in each such case described in clause (a) and clause (b) preceding, any renewals, modifications, or amendments thereof on terms reasonably acceptable to the Administrative Agent.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

“Plan” means an employee benefit plan now or hereafter maintained for employees of any Loan Party or any ERISA Affiliate that is covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Code.

“Platform” shall have the meaning specified in Section 7.2.

“Pledged Collateral” has the meaning specified in Section 6.16(b).

“Preferred Stock” means any Capital Stock with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income), or, as applicable, for a corporation.

“Prime Rate” means for any day the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”. The Prime Rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, in connection with the calculation of Adjusted EBITDA, clause (ii) of the definition of Fixed Charge Coverage Ratio (for purposes of this definition, “Fixed Charges”) or Consolidated Interest Expense (each, a “Specified Metric”), that:

(a) in the event that Metals USA or any of its Subsidiaries incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which any Specified Metric is being calculated but on or prior to the date on which the event for which the calculation of such Specified Metric is made (the “Reference Date”), then such Specified Metric will be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period;

(b) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by Metals USA or any Subsidiary of Metals USA (or by any Person that has subsequently become a Subsidiary of Metals USA or has subsequently merged or consolidated with or into Metals USA or any of its Subsidiaries), including through mergers or consolidations, in each case, during the applicable reference period or subsequent to such reference period and on or prior to the Reference Date will be given pro forma effect as if they had occurred on the first day of the reference period, and Adjusted EBITDA for such reference period will be calculated on a pro forma basis, but without giving effect to clauses (5) and (6) of the proviso set forth in the definition of “Consolidated Net Income”;

(c) any Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(d) any Fixed Charges or Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges or Consolidated Interest Expense, as the case may be, will not be obligations of Metals USA or any of its Subsidiaries following the Reference Date;

(e) whenever pro forma effect is to be given to an acquisition or disposition, the amount of Adjusted EBITDA relating thereto and the amount of Fixed Charges or Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, unless otherwise specified, the pro forma calculations will be made in compliance with Article 11 of Regulation S-X under the Securities Act, as determined in good faith by a responsible financial or accounting officer of Metals USA, provided that, pro forma calculations may include operating expense reductions and other operating improvements or synergies for such period resulting from such transaction (as determined in accordance with GAAP) for which pro forma effect is being given that have been realized, including but not limited to (i) reduction in personnel expenses, (ii) reduction of costs related to administrative functions, (iii) reduction of costs related to leased or owned properties and (iv) reductions from the consolidation of operations and streamlining of corporate overhead;

(f) Fixed Charges or Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Reference Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(g) Fixed Charges or Consolidated Interest Expense attributable to interest on any Indebtedness incurred under a revolving credit facility computed on a pro forma basis will be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA or Section 4975 of the Code, except to the extent covered by a class or other exemption.

“Projections” means those certain projections of Metals USA contained in the Confidential Information Memorandum.

“Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the principal amount of Obligations owed to such Lender and the denominator of which is the aggregate principal amount of the Obligations owed to the Lenders, in each case giving effect to a Lender’s participation in Letters of Credit, Swingline Loans and Agent Advances.

“Proprietary Rights” means, with respect to a Person, all of such Person’s now owned and hereafter arising or acquired licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, including those registered patents and trademarks set forth on Schedule 8.11, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing.

“Public Lender” shall have the meaning specified in Section 7.2.

“Qualified Capital Stock” means, with respect to any Person, its Capital Stock excluding Disqualified Stock.

“Real Estate” means, with respect to any Person, all of such Person’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds, and future interests, together with all of such Person’s now and hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto, and the easements appurtenant thereto.

“Reasonable Credit Judgment” means reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions and as it relates to the establishment of Reserves or the adjustment or imposition of exclusionary criteria shall require that, (x) such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Agents after the Closing Date or that are materially different from facts or events occurring or known to the Agents on the Closing Date, (y) the contributing factors to the imposition of any Reserve shall not duplicate (i) the exclusionary criteria set forth in definitions of “Eligible Accounts” and “Eligible Inventory”, as applicable (and vice versa) or (ii) any reserves deducted in computing book value and (z) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Related Fund” means, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Persons” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater, or Real Estate or other property.

“Replacement Intercreditor Agreement” has the meaning specified in Section 6.18(d).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any events for which the requirement of notice within 30 days is waived by statute or regulation).

“Required Lenders” means, as of any date of determination, the Lenders whose Pro Rata Shares aggregate more than sixty-six and two-thirds percent (66 2/3%); provided, that the Pro Rata Share of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserves” means such reserves against the Borrowing Base that the Agents have, in the exercise of their Reasonable Credit Judgment, established from time to time upon at least five (5) Business Days’ notice to Metals USA. The Agents acknowledge that as of the Closing Date, except with respect to rent reserves contemplated by clause (b) or (i) of the definition of Eligible Inventory, they do not know of any circumstance or condition with respect to the Accounts, Inventory or Borrowing Base that would require the imposition of a Reserve which has not been imposed as of the Closing Date.

“Responsible Officer” means, with respect to Holdings or any other Loan Party, the chief executive officer, president, vice president, chief financial officer, chief accounting officer, treasurer, or controller and, in each case preceding, any other officer having substantially the same authority and responsibility.

“Restricted Investment” means, with respect to Holdings or any of its Subsidiaries, any acquisition by such Person of any Indebtedness, equity interests, or securities of another Person in exchange for cash or other property (excluding Qualified Capital Stock of any direct or indirect parent of Metals USA), whether in the form of an acquisition of stock, debt, or other Indebtedness or obligation, or a loan, advance or capital contribution, except the following:

(a) current assets acquired in the ordinary course of business of such Person;

(b) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States; provided that such obligations mature within one (1) year from the date of acquisition thereof;

(c) acquisitions of certificates of deposit maturing within one (1) year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States or any state thereof having capital and surplus aggregating at least $100,000,000;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with a financial institution meeting the qualifications specified in clause (c) above;

(e) acquisitions of commercial paper given a rating of “A2” or better by S&P or “P2” or better by Moody’s and maturing not more than ninety (90) days from the date of acquisition thereof;

(f) investments in mutual funds substantially all of the assets of which are comprised of securities of the types described in clauses (b) through (e) preceding;

(g) investments in so-called “auction rate” securities rated AAA or higher by S&P or AAA or higher by Moody’s and which have a reset date not more than ninety (90) days from the date of acquisition thereof;

(h) Hedge Agreements entered into for the purpose of hedging or to mitigate risks to which Holdings or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency, interest rate and commodity pricing risks);

(i) Permitted Acquisitions;

(j)(x) investments by Holdings, any Borrower or any Subsidiary in the Capital Stock, or as a contribution to the capital, of any Borrower, any Subsidiary or any Unrestricted Subsidiary; (y) intercompany loans from Holdings, any Borrower or any Subsidiary to any Borrower, any Subsidiary or any Unrestricted Subsidiary; and (z) Guaranties by Holdings, any Borrower or any Subsidiary of obligations otherwise expressly permitted hereunder of Holdings, any Borrower, any Subsidiary or any Unrestricted Subsidiary; provided that the sum of (A) investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) after the Closing Date by the Loan Parties pursuant to clause (x) in Unrestricted Subsidiaries that are not Loan Parties, plus (B) net intercompany loans after the Closing Date by Loan Parties to Subsidiaries and Unrestricted Subsidiaries that are not Loan Parties pursuant to clause (y), plus (C) Guaranties of Indebtedness by Loan Parties after the Closing Date of Unrestricted Subsidiaries that are not Loan Parties pursuant to clause (z), minus (D) 100% of the aggregate amount received by Holdings, any Borrower or any Subsidiary in cash and the Fair Market Value of property other than cash received by such Person with respect to any investment described in clauses (A), (B) or (C) of this proviso not to exceed the original amount invested, shall not exceed $20,000,000 at any time outstanding; and provided further that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of any Borrower and the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(k) investments in existence on, or contractually committed as of, the Closing Date and listed on Schedule 1.1(B), together with renewals and extensions thereof, so long as the principal amount of such renewal or extension does not exceed the original principal amount of such investment;

(l) investments (including debt obligations and equity securities) received (i) in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers or (ii) as a result of a foreclosure with respect to any secured investment or other transfer of title with respect to any investment in default ;

(m) investments in connection with the purchase, cancellation, or repayment of any Borrower’s existing industrial development revenue bonds or industrial revenue bonds acquired in connection with a Permitted Acquisition (at par or at a premium);

(n) loans and advances by Holdings and its Subsidiaries to employees or consultants of Holdings and its Subsidiaries in connection with relocations, purchases by such employees of Capital Stock of Metals USA or any direct or indirect parent of Metals USA or options or similar rights to purchase Capital Stock of Metals USA or any direct or indirect parent of Metals USA and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted, so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $10,000,000;

(o) Holdings may acquire and hold obligations of one or more officers or other employees of Holdings or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of Capital Stock of Metals USA or any direct or indirect parent of Metals USA, so long as no cash is actually advanced by Holdings or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Holdings and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 9.9;

(q) Holdings and its Subsidiaries may make advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Holdings or such Subsidiary;

(r) investments by Holdings and its Subsidiaries, including loans to any direct or indirect parent of Metals USA, if Holdings, Metals USA or any Subsidiary would otherwise be permitted to make a Distribution in such amount (provided that the amount of such investment shall also be deemed to be a Distribution under the appropriate clause of Section 9.10 for all purposes of this Agreement);

(s) investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(t) Guaranty obligations permitted under Section 9.13(l);

(u) additional investments by the Loan Parties having an aggregate Fair Market Value, taken together with all other investments made pursuant to this clause (u), not to exceed at any time outstanding the greater of (a) $45,000,000 and (b) 6.5% of Total Assets immediately prior to such investment (with the Fair Market Value of each investment being measured at the time made and without giving effect to subsequent changes in value), plus 100% of the aggregate amount received by the Loan Parties in cash and the Fair Market Value of property other than cash received by such Loan Parties with respect to any investment made pursuant to this clause (u) not to exceed the original amount invested.

“Revolving Facility First Lien Collateral” has the meaning set forth in the Intercreditor Agreement, or if the Intercreditor Agreement is no longer in effect, in the Intercreditor Agreement as in effect as of the Closing Date.

“Revolving Loans” has the meaning specified in Section 2.2(a) and includes each Tranche A Revolving Loan, Tranche A-1 Revolving Loan, Agent Advance and Swingline Loan.

“Revolving Note” means a promissory note made by the Borrowers payable to the order of a Lender evidencing the obligation of the Borrowers to pay the aggregate unpaid principal amount of the Revolving Loans made to each of the Borrowers by such Lender (and any promissory note or notes that may be issued from time to time in substitution, renewal, extension, replacement, or exchange thereof whether payable to such Lender or to a different Lender in connection with a Person becoming a Lender after the Closing Date or otherwise) substantially in the form of Exhibit A-1 with respect to Tranche A Revolving Notes and Exhibit A-2 with respect to Tranche A-1 Revolving Notes, with all of the blanks properly completed, either as originally executed or as such promissory note may be renewed, extended, modified, amended, supplemented, or restated from time to time.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) any Letter of Credit Issuer, (e) with respect to any Bank Product, any Lender or Affiliate of a Lender providing such Bank Product, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.

“Security Documents” means the Copyright, Patent, and Trademark Agreements, the Guaranty Agreements, the Blocked Account Agreements, the Intercreditor Agreement, any Replacement Intercreditor Agreement, the Mortgages, and each of the security agreements, mortgages and other instruments and documents executed and delivered securing the whole or any part of the Obligations or confirming the existence of the security interests.

“Senior Liens” has the meaning set forth in the Intercreditor Agreement.

“Senior Notes Collateral Agreement” means the Senior Notes Collateral Agreement dated November 30, 2005 among Holdings, Metals USA, Metals USA’s Subsidiaries party thereto, the Trustee and the Noteholder Collateral Agent.

“Senior Notes Security Documents” means the Senior Notes Collateral Agreement and the other Noteholder Security Documents (as defined in the Intercreditor Agreement).

“Senior Secured Indenture” means the Indenture dated as of November 30, 2005, pursuant to which the Senior Secured Notes were issued, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Secured Notes” means the $275,000,000 aggregate principal amount of Metals USA’s 11 1/8% senior secured notes due 2015 issued pursuant to the Senior Secured Indenture.

“Settlement” and “Settlement Date” have the meanings specified in Section 2.2(j)(i).

“Solvent” means, with respect to any Person, as of any date, that on and as of such date (both before and after effecting the transactions contemplated by this Agreement and making any Revolving Loans and application of the proceeds thereof or issuing any Letter of Credit or taking any other actions permitted by this Agreement proposed to be taken as of such date) (a) the sum of such Person’s debts is not greater than all of such Person’s property, at a fair valuation, (b) the sum of such Person’s debts is not greater than all of such Person’s assets, at a fair valuation, (c) such Person has sufficient capital with which to conduct its business as such business is now conducted and is proposed to be conducted, (d) such Person does not intend to incur, and does not believe that it will incur, debts that are or would be beyond its ability to pay as such debts mature or become due, and (e) such Person does not intend to hinder, delay, or defraud any creditor of such Person. For this purpose “debts” includes anything included within the definition of “debt” as used in Section 548 of the Bankruptcy Code or as defined or used by Section 270 of the New York Uniform Fraudulent Conveyance Act, and “assets” has the meaning defined or used by Section 270 of the New York Uniform Fraudulent Conveyance Act. Contingent, unliquidated, or disputed obligations or liabilities (if any) are valued at the amount which, in light of all relevant facts and circumstances, is reasonably expected to become absolute, liquidated, or mature.

“Stated Termination Date” means the earlier of (i) the fifth anniversary of the Closing Date or (ii) 60 days prior to the scheduled maturity of the Senior Secured Notes, unless the Senior Secured Notes are refinanced to a date more than 5 years and 60 days after the Closing Date and/or repaid prior to such date.

“Subsidiary” means, with respect to any Person (the “subject Person”), any corporation, association, partnership, limited liability company, joint venture, or other business entity of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the subject Person, or one or more of the Subsidiaries of the subject Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Holdings. Notwithstanding the foregoing (and except for the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of a Loan Party or any of its Subsidiaries for purposes of this Agreement.

“Swingline Lender” means Bank of America, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning specified in Section 2.2(h).

“Tangible Chattel Paper” means any “tangible chattel paper”, as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“Tax Returns” means all returns and reports required to be filed with, or supplied to, any federal, state, local or foreign tax authority with respect to Taxes.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges, or withholdings.

“Termination Date” means the earliest to occur of (a) the Stated Termination Date, (b) the date the Commitments are terminated either by the Borrowers pursuant to Section 4.2 or by the Administrative Agent pursuant to Section 11.3, and (c) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

“Total Assets” means the total consolidated assets of Metals USA and its Subsidiaries, as shown on the most recent consolidated balance sheet of Metals USA.

“Total Facility” has the meaning specified in Section 2.1.

“Tranche A Commitment” means, at any time with respect to a Tranche A Lender, the principal amount set forth beside such Tranche A Lender’s name under the heading “Tranche A Commitment” on the signature pages of this Agreement or in the Assignment and Acceptance pursuant to which such Tranche A Lender became a Tranche A Lender hereunder, plus any amount reflected in any Incremental Assumption Agreement to which such Tranche A Lender is a party or the most recent Assignment and Acceptance to which such Tranche A Lender is a party, in accordance with the provisions of Section 13.3, as the same may be reduced or increased or deemed incurred from time to time pursuant to Section 4.2, and “Tranche A Commitments” means, collectively, the aggregate amount of the Tranche A Commitments of all of the Tranche A Lenders. Upon termination or reduction of the Tranche A-1 Commitments in accordance with Section 4.2, unless all Commitments are being terminated, all Tranche A-1 Lenders shall be deemed to have increased their respective Tranche A Commitments (or incurred a Tranche A Commitment) by an amount equal to the aggregate amount of the Tranche A-1 Commitment so terminated or reduced, and each Tranche A-1 Lender shall be deemed to have incurred a Tranche A Commitment in (or increased its then existing Tranche A Commitment, if applicable, by) the amount of such termination or reduction in its Tranche A-1 Commitment. On the Closing Date, the Tranche A Commitments equal $500,000,000.

“Tranche A Lender” means a Lender that holds a Tranche A Commitment or a Tranche A Revolving Loan and any other Person who becomes a “Tranche A Lender” in accordance with this Agreement.

“Tranche A Pro Rata Share” means, with respect to a Tranche A Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Tranche A Lender’s Tranche A Commitment and the denominator of which is the sum of the amounts of all of the Tranche A Lenders’ Tranche A Commitments, or if no Tranche A Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the principal amount of Obligations owed to such Tranche A Lender and the denominator of which is the aggregate principal amount of the Obligations owed to the Tranche A Lenders, in each case giving effect to a Tranche A Lender’s participation in Letters of Credit, Swingline Loans and Agent Advances.

“Tranche A Revolving Loans” means the Revolving Loans made by Tranche A Lenders pursuant to Section 2.2.

“Tranche A-1 Commitment” means, at any time with respect to a Tranche A-1 Lender, the principal amount set forth beside such Tranche A-1 Lender’s name under the heading “Tranche A-1 Commitment” on the signature pages of the Incremental Assumption Agreement to which such Tranche A-1 Lender is a party or in the Assignment and Acceptance pursuant to which such Tranche A-1 Lender became a Tranche A-1 Lender hereunder, or the most recent Assignment and Acceptance to which such Tranche A-1 Lender is a party, in accordance with the provisions of Section 13.3, as the same may be reduced from time to time pursuant to Section 4.2 and “Tranche A-1 Commitments” means, collectively, the aggregate amount of the Tranche A-1 Commitments of all of the Tranche A-1 Lenders. On the Closing Date, the Tranche A-1 Commitments equal $0 and at no time shall the Tranche A-1 Commitments exceed $35,000,000.

“Tranche A-1 Lender” means a Lender that holds a Tranche A-1 Commitment or a Tranche A-1 Revolving Loan and any other Person who becomes a “Tranche A-1 Lender” in accordance with this Agreement.

“Tranche A-1 Pro Rata Share” means, with respect to a Tranche A-1 Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Tranche A-1 Lender’s Tranche A-1 Commitment and the denominator of which is the sum of the amounts of all of the Tranche A-1 Lenders’ Tranche A-1 Commitments, or if no Tranche A-1 Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the principal amount of Obligations owed to such Tranche A-1 Lender and the denominator of which is the aggregate principal amount of the Obligations owed to the Tranche A-1 Lenders.

“Tranche A-1 Revolving Loans” means the Revolving Loans made by Tranche A-1 Lenders pursuant to Section 2.2.

“Trustee” means Wells Fargo Bank, N.A., in its capacity as trustee under the Senior Secured Indenture, and its successors and assigns in such capacity.

“UCC” means the Uniform Commercial Code (or any successor statute), as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to a Borrower on the assumption that each Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.2(g)(iii) hereof, and with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender and (ii) of participations in respect of any outstanding Agent Advances that shall not have been funded by the Lenders in accordance with Section 2.2(j) hereof, (b) with respect to the Swingline Lender, the aggregate amount, if any, of participations in respect of any outstanding Swingline Loan that shall not have been funded by the Lenders in accordance with Section 2.22(j) hereof and (c) with respect to any Letter of Credit Issuer, the aggregate amount, if any, of participations in respect of any outstanding Letters of Credit that shall not have been funded by the Lenders in accordance with Section 2.3(e) hereof.

“United States” means the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.3(e)(i).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary that is not a domestic Subsidiary, and (b) any domestic Subsidiary identified on Schedule 1.1(F) hereto and any additional Subsidiary designated as such by Metals USA which, together with all other Unrestricted Subsidiaries described in this clause (b), constitutes in the aggregate less than 5% of (i) aggregate net trade sales on a trailing twelve months’ basis and (ii) aggregate book value of assets of Borrowers and the Subsidiaries at such date of determination, provided that, at any time an Unrestricted Subsidiary described in this clause (b) causes the aggregate sales and assets test set forth above to no longer be satisfied, the Unrestricted Subsidiary or Unrestricted Subsidiaries described in this clause (b), as applicable, that has either the highest sales or the largest book value of assets of all such Unrestricted Subsidiaries at such time shall automatically cease to constitute an Unrestricted Subsidiary and the Borrowers shall promptly cause the appropriate Guaranty Agreements and Security Documents to be executed and delivered to the Collateral Agent (such that, following such conversion of the Unrestricted Subsidiary to a Subsidiary, the remaining Unrestricted Subsidiaries shall satisfy the definition hereof); provided that at no time shall a Subsidiary that cannot satisfy the conditions in clause (b) be permitted to become an Unrestricted Subsidiary.

“Unused Letter of Credit Subfacility” means an amount equal to $100,000,000, minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

“Unused Line Fee” has the meaning specified in Section 3.4.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” when used to determine the relationship of a Subsidiary to a Person, means a Subsidiary all of the issued and outstanding Capital Stock (other than directors’ qualifying shares) of which shall at the time be owned by such Person or one or more of such Person’s Wholly-Owned Subsidiaries or by such Person and one or more of such Person’s Wholly-Owned Subsidiaries.

Section 1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time; provided that, if Metals USA notifies the Administrative Agent that Metals USA wishes to amend any provision hereof, including, without limitation, any covenant in Article 9, to eliminate the effect of any change in generally accepted accounting principles adopted after the Closing Date on the operation of such provision (or if the Administrative Agent notifies Metals USA that the Required Lenders wish to amend any such provision for such purpose), then Metals USA’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to Metals USA and the Majority Lenders.

Section 1.3 Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Terms used herein that are defined in the UCC and are not otherwise defined herein, shall have the meaning specified therefor in the UCC.

(b) The words “hereof,” “herein,” “hereunder,” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule, and Exhibit references are to this Agreement unless otherwise specified. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced. The term “including” is not limiting and means “including, without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, amendment and restatements and other modifications thereto, but only to the extent such amendments, amendment and restatements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting the statute or regulation.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) This Agreement and the other Loan Documents may use several different limitations, tests, or measurements to regulate the same or similar matters. All such limitations, tests, and measurements are cumulative and shall each be performed in accordance with their terms.

(f) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agents, the Lenders, and the Borrowers and are the products of all parties. Accordingly, they shall not be construed against the Agents, the Lenders, or the Borrowers merely because of the Agents’, the Lenders’, or the Borrowers’ involvement in their preparation.

Section 1.4 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

Section 2.1 Total Facility. Subject to all of the terms and conditions of this Agreement, the Lenders severally agree to make available a total credit facility of an amount equal to the then-applicable Maximum Revolver Amount (the “Total Facility”) for use by any one or more of the Borrowers from time to time during the term of this Agreement. The Total Facility shall be composed of a revolving line of credit consisting of Revolving Loans and Letters of Credit, as described in Section 2.2 and Section 2.3.

Section 2.2 Revolving Loans.

(a) Amounts. Subject to the satisfaction of the conditions precedent set forth in Article 10, each Lender severally, but not jointly, agrees, upon a Borrower’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans (the “Revolving Loans”) to the Borrowers in amounts not to exceed (except for the Swingline Lender with respect to Swingline Loans and except for the Administrative Agent with respect to Agent Advances) such Lender’s Pro Rata Share of the Availability at such time. The Lenders, however, in their unanimous discretion, may elect to make Revolving Loans or issue or arrange to have issued Letters of Credit in excess of the Availability on one or more occasions, but if they do so, neither the Agents nor the Lenders shall be deemed thereby to have changed the limits of the Borrowing Base or to be obligated to exceed such limits on any other occasion. If the Aggregate Revolver Outstandings exceed the Borrowing Base, the Lenders may refuse to make or otherwise restrict the making of Revolving Loans and the issuance of Letters of Credit as the Lenders determine until such excess has been eliminated, subject to the Administrative Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 2.2(i).

(b) Procedure for Borrowing.

(i) Each Borrowing of a Tranche A Revolving Loan, a Tranche A-1 Revolving Loan or a Swingline Loan shall be made upon a Borrower’s irrevocable written notice delivered to the Administrative Agent in the form of a notice of borrowing in the form attached hereto as Exhibit C (a “Notice of Borrowing”), which must be received by the Administrative Agent prior to 12:00 noon (New York, New York time) (y) three (3) Business Days prior to the requested Funding Date in the case of a LIBOR Rate Revolving Loan and (z) on the requested Funding Date in the case of a Base Rate Revolving Loan, specifying:

(A) the amount of the Borrowing, which, if a LIBOR Rate Revolving Loan, shall be in an amount that is not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and if a Base Rate Revolving Loan, shall be in an amount that is not less than $100,000 or an integral multiple of $100,000 in excess thereof;

(B) the requested Funding Date, which shall be a Business Day;

(C) subject to Section 2.2(g)(ii), whether the Revolving Loan requested is to be a Tranche A Revolving Loan or a Tranche A-1 Revolving Loan, and whether it is to be a Base Rate Revolving Loan or a LIBOR Rate Revolving Loan; provided that if such Borrower fails to specify whether any Revolving Loan is to be Base Rate Revolving Loan or a LIBOR Rate Revolving Loan, such request shall be deemed a request for a Base Rate Revolving Loan and, from and after the effective date of the Tranche A-1 Commitments, if such Borrower fails to specify whether any Revolving Loan is to be a Tranche A Revolving Loan or a Tranche A-1 Revolving Loan, then such Revolving Loan shall be a Tranche A-1 Revolving Loan to the extent of the Tranche A-1 Commitments;

(D) the duration of the Interest Period if the requested Revolving Loan is to be a LIBOR Rate Revolving Loan; provided that if such Borrower fails to select the duration of the Interest Period with respect to any requested LIBOR Rate Revolving Loan, such Borrower shall be deemed to have requested such Revolving Loan be made as a LIBOR Rate Revolving Loan with an Interest Period of one month in duration; and

(E) the account (as acceptable to the Administrative Agent pursuant to Section 2.2(c)) to which the proceeds of such Borrowing are to be deposited, or wire transfer instructions satisfactory to the Administrative Agent with respect to any Borrowing which is permitted to be funded directly to any Person other than a Borrower.

(ii) With respect to any request for Base Rate Revolving Loans, in lieu of delivering the above-described Notice of Borrowing, a Borrower may give the Administrative Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing no later than the Business Day following the giving of such telephonic notice but the Administrative Agent at all times shall be entitled to rely on such telephonic notice in making such Revolving Loans, regardless of whether any such confirmation is received by the Administrative Agent.

(c) Disbursement; Reliance upon Authority. The Borrowers shall deliver to the Administrative Agent, prior to the Closing Date, a writing setting forth the deposit account to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of the Revolving Loans requested pursuant to this Section 2.2, which deposit account shall be reasonably acceptable to the Administrative Agent. The Administrative Agent shall be entitled to rely conclusively on any individual’s request for Revolving Loans on behalf of a Borrower, the proceeds of which are to be transferred to the deposit account specified by the Borrowers pursuant to the immediately preceding sentence, until the Administrative Agent receives written notice from the Borrowers that the proceeds of the Revolving Loans are to be sent to a different deposit account. The Administrative Agent shall have no duty to verify the identity of any individual representing himself or herself as a person authorized by any Borrower to make such requests on its behalf.

(d) No Liability. The Administrative Agent shall not incur any liability to the Borrowers as a result of acting upon any notice referred to in Section 2.2(b) and Section 2.2(c), which notice the Administrative Agent believes in good faith to have been given by an officer or other person duly authorized by a Borrower to request Revolving Loans on its behalf or for otherwise acting in good faith under this Section 2.2, and the crediting of Revolving Loans to a Borrower’s deposit account, or wire transfer to such Person as a Borrower shall direct, shall conclusively establish the obligation of the Borrowers to repay such Revolving Loans as provided herein.

(e) Notice Irrevocable. Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 2.2(b) shall be irrevocable and such Borrower shall be bound to borrow the funds requested therein in accordance therewith.

(f) The Administrative Agent’s Election. Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof) pursuant to Section 2.2(b), the Administrative Agent shall elect, in its discretion, (i) to have the terms of Section 2.2(g) apply to such requested Borrowing, or (ii) if the requested Revolving Loan is a Base Rate Revolving Loan to request the Swingline Lender to make a Swingline Loan pursuant to the terms of Section 2.2(h) in the amount of the requested Borrowing; provided, however, that if the Swingline Lender declines in its sole discretion to make a Swingline Loan pursuant to Section 2.2(h), the Administrative Agent shall elect to have the terms of Section 2.2(g) apply to such requested Borrowing.

(g) Making of Revolving Loans.

(i) In the event that the Administrative Agent shall elect to have the terms of this Section 2.2(g) apply to a requested Borrowing as described in Section 2.2(f) or otherwise, then promptly after receipt of a Notice of Borrowing or telephonic notice pursuant to Section 2.2(b), the Administrative Agent shall notify the Lenders by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Tranche A Lender shall make the amount of such Tranche A Lender’s Tranche A Pro Rata Share of any requested Borrowing of Tranche A Revolving Loans, and each Tranche A-1 Lender shall make the amount of such Tranche A-1 Lender’s Tranche A-1 Pro Rata Share of any requested Borrowing of Tranche A-1 Revolving Loans, available in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York, New York time) on the Funding Date applicable thereto. After the receipt of the proceeds of such requested Borrowing, such proceeds will be made available to the applicable Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds to the deposit account designated pursuant to Section 2.2(c) or disbursing such funds in such other manner as the Borrower requesting such Borrowing may direct to the Administrative Agent.

(ii) Notwithstanding anything to the contrary herein contained, from and after the effective date of any Tranche A-1 Commitments, all Revolving Loans to the Borrowers shall be Tranche A-1 Revolving Loans until the outstanding principal amount of such Revolving Loans equals the Incremental Availability. If any Tranche A-1 Revolving Loan is prepaid in part pursuant to Section 4.1, any Revolving Loans thereafter requested shall be Tranche A-1 Revolving Loans until the maximum principal amount of Tranche A-1 Revolving Loans outstanding equals the Incremental Availability and thereafter shall be Tranche A Revolving Loans. Further, subject to the provisions of Section 2.2(a), (A) the Aggregate Revolver Outstandings in respect of the Tranche A Commitments shall not exceed the Borrowing Base (without regard to the Incremental Availability) at any time and (B) the aggregate outstanding amount of Tranche A-1 Revolving Loans shall not exceed the Incremental Availability at any time.

(iii) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Revolving Loans (or, in the case of any Borrowing of Base Rate Revolving Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s Tranche A Pro Rata Share of such Borrowing of Tranche A Revolving Loans or Tranche A-1 Pro Rata Share of such Borrowing of Tranche A-1 Revolving Loans, the Administrative Agent may assume that such Lender has made such amount available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Tranche A Revolving Loans that are Base Rate Revolving Loans. If any Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by any Borrower pursuant to this Section 2.2(g)(iii) shall be without prejudice to any claim such Borrower may have against the Lender that shall have failed to make such payment to the Administrative Agent.

(h) Making of Swingline Loans.

(i) In order to reduce the frequency of transfers of funds from Lenders to the Administrative Agent for making Revolving Loans and subject to the terms and conditions herein set forth, in reliance upon the agreements of the other Lenders set forth in this Section 2.2, the Swingline Lender may, at its option, from time to time make a Tranche A Revolving Loan upon the request by any Borrower (any such Tranche A Revolving Loan made solely by the Swingline Lender pursuant to this Section 2.2(h) being referred to as a “Swingline Loan” and such Tranche A Revolving Loans being referred to collectively as “Swingline Loans”) available to the Borrowers on the Funding Date applicable thereto by transferring same day funds to the deposit account of the Borrowers, designated pursuant to Section 2.2(c). Each Swingline Loan shall be subject to all the terms and conditions applicable to other Tranche A Revolving Loans except that all payments thereon shall be payable to the Swingline Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swingline Loan). The Administrative Agent shall not request the Swingline Lender to make any Swingline Loan if (A) the Administrative Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article 10 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (B) the Administrative Agent has received notice that a Default exists under Section 9.26. Neither the Administrative Agent nor the Swingline Lender shall otherwise be required to determine whether the applicable conditions precedent set forth in Article 10 have been satisfied prior to the Swingline Lender making, in its sole discretion, any Swingline Loan. The aggregate principal amount of Swingline Loans outstanding at any time shall not exceed $25,000,000.

(ii) The Swingline Loans shall be secured by the Collateral Agent’s Liens in and to the Collateral, shall constitute Tranche A Revolving Loans and Obligations hereunder, and shall bear interest at the rate applicable to the Base Rate Revolving Loans from time to time.

(i) Agent Advances.

(i) Subject to the limitations set forth in the provisos contained in this Section 2.2(i), the Administrative Agent is hereby authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Article 10 have not been satisfied, to make Tranche A Revolving Loans to any Borrower on behalf of the Lenders which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Loans and other Obligations, or (3) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees, and expenses as described in Section 15.7 (any of the advances described in this Section 2.2(i) being hereinafter referred to as “Agent Advances”); provided that (x) the Aggregate Revolver Outstandings in respect of the Tranche A Commitments after giving effect to any Agent Advance shall not exceed the Maximum Tranche A Revolver Amount and (y) Agent Advances outstanding and unpaid at no time will exceed $20,000,000 in the aggregate, and provided, further, that the Required Lenders may at any time revoke the Administrative Agent’s authorization contained in this Section 2.2(i) to make Agent Advances, any such revocation to be in writing and to become effective prospectively upon the Administrative Agent’s receipt thereof.

(ii) The Agent Advances shall be repayable on demand and secured by the Collateral Agent’s Liens in and to the Collateral, shall constitute Tranche A Revolving Loans and Obligations hereunder, and shall bear interest at the rate applicable to Base Rate Revolving Loans from time to time. The Administrative Agent shall notify each Lender in writing of each Agent Advance; provided that any delay or failure of the Administrative Agent in providing any such notice to any Lender shall not result in any liability or constitute the breach of any duty or obligation of the Administrative Agent hereunder.

(j) Settlement. Except as may be specifically provided otherwise by this Section 2.2, it is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to be equal at all times to such Lender’s applicable Pro Rata Share of the outstanding Revolving Loans of such Class. Notwithstanding such agreement, the Agents, the Swingline Lender, and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, including the Swingline Loans and the Agent Advances, shall take place on a periodic basis in accordance with the following provisions:

(i) The Administrative Agent shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (A) on behalf of the Swingline Lender, with respect to each outstanding Swingline Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone, or other means of written electronic communication, no later than 12:00 noon (New York, New York time) on the date of such requested Settlement (the “Settlement Date”). Each Tranche A Lender (other than the Swingline Lender, in the case of Swingline Loans, and the Administrative Agent, in the case of Agent Advances) shall make the amount of such Tranche A Lender’s Tranche A Pro Rata Share of the outstanding principal amount of the Swingline Loans and Agent Advances with respect to which Settlement is requested available to the Administrative Agent at the Administrative Agent’s Office not later than 3:00 p.m. (New York, New York time), on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 10 have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Swingline Loan or Agent Advance and, together with the portion of such Swingline Loan or Agent Advance representing the Swingline Lender’s Tranche A Pro Rata Share thereof, shall constitute Tranche A Revolving Loans of the Tranche A Lenders, respectively. If any such amount is not made available to the Administrative Agent by any Tranche A Lender on the Settlement Date applicable thereto, the Administrative Agent shall, on behalf of the Swingline Lender with respect to each outstanding Swingline Loan and for itself with respect to each Agent Advance, be entitled to recover such amount on demand from such Tranche A Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to Tranche A Revolving Loans that are Base Rate Revolving Loans.

(ii) Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Administrative Agent has requested a Settlement with respect to a Swingline Loan or Agent Advance), each Tranche A Lender (A) shall irrevocably and unconditionally purchase and receive from the Swingline Lender or the Administrative Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Agent Advance equal to such Tranche A Lender’s Tranche A Pro Rata Share of such Swingline Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Swingline Loans or Agent Advances, upon demand by the Swingline Lender or the Administrative Agent, as applicable, shall pay to the Swingline Lender or the Administrative Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Tranche A Lender’s Tranche A Pro Rata Share of such Swingline Loans or Agent Advances. If such amount is not in fact made available to the Administrative Agent by any Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to Base Rate Revolving Loans.

(iii) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Swingline Loan or Agent Advance pursuant to clause (ii) preceding, the Administrative Agent shall promptly distribute to such Tranche A Lender such Tranche A Lender’s Tranche A Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Agent Advance.

(iv) Between Settlement Dates, to the extent no Agent Advances are outstanding, the Administrative Agent may pay over to the Swingline Lender any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Tranche A Revolving Loans, for application to the Swingline Lender’s Tranche A Revolving Loans including Swingline Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Swingline Lender’s Tranche A Revolving Loans (other than to Swingline Loans or Agent Advances in which a Lender has not yet funded its purchase of a participation pursuant to Section 2.2(j)(ii), as provided for in the previous sentence), the Swingline Lender shall pay to the Administrative Agent for the accounts of the Lenders, to be applied to the outstanding Tranche A Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Tranche A Pro Rata

Share of the Tranche A Revolving Loans. During the period between Settlement Dates, the Swingline Lender with respect to Swingline Loans, the Administrative Agent with respect to Agent Advances, and each Tranche A Lender with respect to the Tranche A Revolving Loans other than Swingline Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Swingline Lender, the Administrative Agent, and the Tranche A Lenders.

(v) Unless the Administrative Agent has received written notice from a Lender to the contrary, the Administrative Agent may assume that the applicable conditions precedent set forth in Article 10 have been satisfied and the requested Borrowing will not exceed Availability on any Funding Date for a Revolving Loan or Swingline Loan. If any Lender makes available to the Administrative Agent funds for any Revolving Loan to be made by such Lender as provided in the provisions of this Article 2 (other than any Revolving Loan to be made pursuant to Section 2.3(e)(iii)), and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions set forth in Article 10 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(k) Notation. The Administrative Agent shall record on its books the principal amount of the Revolving Loans owing to each Lender, including the Swingline Loans owing to the Swingline Lender and the Agent Advances owing to the Administrative Agent, from time to time. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Revolving Loans in its books and records, including computer records, such books and records constituting presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

(l) Lenders’ Failure to Perform. All Revolving Loans of a Class (other than Swingline Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Tranche A Pro Rata Shares or Tranche A-1 Pro Rata Shares, as applicable. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 15.11(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 15.11(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 15.11(c).

(m) Revolving Notes. If requested by any Lender, the Borrowers shall execute and deliver to such Lender a Revolving Note to evidence such Lender’s Revolving Loans, in the principal amount equal to the amount of such Lender’s Commitment with respect to the Revolving Loans.

Section 2.3 Letters of Credit.

(a) Agreement to Issue or Cause To Issue. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrowers herein set forth and upon the agreements of the Lenders set forth in this Section 2.3, each Letter of Credit Issuer agrees to issue for the account of any of the Borrowers (whether one or more) one or more commercial/documentary and standby letters of credit (each a “Letter of Credit” and collectively, the “Letters of Credit”) in accordance with this Section 2.3 from time to time during the term of this Agreement. Except as otherwise provided in Section 2.3(d), all Letters of Credit shall be issued under the Tranche A Commitments.

(b) Amounts; Outside Expiration Date. The Borrowers shall not have the right to request any Letter of Credit at any time if: (i) the maximum face amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) after taking into account the maximum undrawn amount of the requested Letter of Credit (provided that the requesting Borrower shall, to the Administrative Agent’s satisfaction, have made provision for all commissions, fees, and charges due from such Borrower in connection with the opening of the requested Letter of Credit), such amount would exceed the Availability at such time; or (iii) such Letter of Credit has an expiration date later than five (5) Business Days prior to the Stated Termination Date (the date which is five (5) Business Days prior to the State Maturity Date being the “Letter of Credit Expiration Date”) or more than twelve (12) calendar months from the date of issuance for standby letters of credit and six (6) calendar months from the date of issuance for commercial or documentary letters of credit.

(c) Other Conditions. In addition to being subject to the satisfaction of the applicable conditions precedent contained in Article 10, the issuance of any Letter of Credit is subject to the following conditions precedent having been satisfied:

(i) the Borrowers shall have delivered to the applicable Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and satisfactory to the Administrative Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to the Administrative Agent and such Letter of Credit Issuer (provided that in the event any term of such application or any other document is inconsistent with the terms of this Agreement and such Letter of Credit Issuer and the Administrative Agent are the same Person, then the terms of this Agreement shall be controlling);

(ii) no order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Letter of Credit Issuer from issuing such Letter of Credit, nor shall any Requirement of Law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement

(for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;

(iii) no default of any Tranche A Lender’s obligations to fund under Section 2.03(e)(ii) exists and no Tranche A Lender is at such time a Defaulting Lender hereunder, unless the applicable Letter of Credit Issuer has entered into satisfactory arrangements with the Borrowers or such Tranche A Lender to eliminate such Letter of Credit Issuer’s risk with respect to such Lender; and

(iv) the issuance of such Letter of Credit shall not violate one or more policies of the applicable Letter of Credit Issuer applicable to letters of credit generally.

(d) Issuance of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable Letter of Credit Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by such Letter of Credit Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such Letter of Credit Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such Letter of Credit Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such Letter of Credit Issuer may reasonably require. Additionally, such Borrower shall furnish to such Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Letter of Credit Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Letter of Credit Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless such Letter of Credit Issuer has received written notice from any Tranche A Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 10 shall not then be satisfied, then, subject to the terms and conditions hereof, such Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Letter of Credit Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Tranche A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Letter of Credit Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Tranche A Lender’s Tranche A Pro Rata Share times the amount of such Letter of Credit.

(iii) If any Letters of Credit are outstanding upon the termination of the Commitments, to the extent the Maximum Tranche A-1 Revolver Amount exceeds (immediately prior to such termination) the Tranche A-1 Revolving Loans then outstanding (the amount of such excess being the “Excess Amount”), upon such termination, the Tranche A Lenders shall be deemed to have sold to each Tranche A-1 Lender, and each Tranche A-1 Lender shall be deemed unconditionally and irrevocably to have purchased from the Tranche A Lenders, without recourse or warranty, a risk participation in each outstanding Letter of Credit in an amount equal to (A) the product of such Tranche A-1 Lender’s Tranche A-1 Pro Rata Share times the Excess Amount multiplied by (B) the amount of such Letter of Credit divided by the aggregate amount of all such outstanding Letters of Credit.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Letter of Credit Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(e) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Letter of Credit Issuer shall notify the Borrowers and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable Letter of Credit Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse such Letter of Credit Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If such Borrower fails to so reimburse the Letter of Credit Issuer by such time, the Administrative Agent shall promptly notify each Tranche A Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Tranche A Lender’s Tranche A Pro Rata Share thereof. In such event, such Borrower shall be deemed to have requested a Borrowing of Tranche A Revolving Loans that are Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Revolving Loans, but subject to the amount of the unutilized portion of the Tranche A Commitments and the conditions set forth in Section 10.2. Any notice given by the applicable Letter of Credit Issuer or the Administrative Agent pursuant to this Section 2.3(e)(i) may be given by telephone if immediately confirmed in writing.

(ii) Each Tranche A Lender shall upon any notice pursuant to Section 2.3(e)(i) make funds available to the Administrative Agent for the account of the Letter of Credit Issuer at the Administrative Agent’s Office in an amount equal to its Tranche A Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(e)(iii), each Tranche A Lender that so makes funds available shall be deemed to have made a Tranche A Revolving Loan that is a Base Rate Revolving Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Letter of Credit Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced pursuant to Section 2.3(e)(i) and (ii) above because the conditions set forth in Section 10.2 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable Letter of Credit Issuer a Borrowing of Tranche A Revolving Loans that are Base Rate Revolving Loans in the amount of the Unreimbursed Amount that is not so refinanced, which Borrowing shall be due and payable on demand (together with interest). In such event, each Tranche A Lender’s payment to the Administrative Agent for the account of the applicable Letter of Credit Issuer pursuant to Section 2.3(e)(ii) shall be deemed payment in respect of its participation in such Borrowing and shall constitute a Tranche A Revolving Loan that is a Base Rate Revolving Loan from such Lender in satisfaction of its participation obligation under this Section 2.3.

(iv) Until each Tranche A Lender funds its Tranche A Revolving Loan pursuant to this Section 2.3(e) to reimburse the applicable Letter of Credit Issuer for any amount drawn under any Letter of Credit, interest in respect of such Tranche A Lender’s Tranche A Pro Rata Share of such amount shall be solely for the account of such Letter of Credit Issuer.

(v) Each Tranche A Lender’s obligation to make Tranche A Revolving Loans to reimburse the applicable Letter of Credit Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(e), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Tranche A Lender may have against such Letter of Credit Issuer, the Loan Parties or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.

(vi) If any Tranche A Lender fails to make available to the Administrative Agent for the account of the applicable Letter of Credit Issuer any amount required to be paid by such Tranche A Lender pursuant to the foregoing provisions of this Section 2.3(e) by the time specified in Section 2.3(e)(ii), such Letter of Credit Issuer shall be entitled to recover from such Tranche A Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Letter of Credit Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Letter of Credit Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Letter of Credit Issuer in connection with the foregoing. If such Tranche A Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Trance A Lender’s Tranche A Revolving Loan included in the relevant Borrowing. A certificate of the applicable Letter of Credit Issuer submitted to any Tranche A Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.3(e)(vi) shall be conclusive absent manifest error.

(vii) If any IDRB Letter of Credit is fully drawn, to the extent the applicable Letter of Credit Issuer is not subrogated to the rights of the trustee of the industrial development revenue bonds with respect thereto and to the extent permitted by the applicable industrial revenue bond documentation, upon the request of the Agents the applicable Borrowers (within thirty (30) days following such request after such drawing occurs to make any IDRB Letter of Credit fully drawn and the trustee has released its liens in such property) will grant to the Collateral Agent, as additional security for the Obligations, a Lien on all of the real and personal property which secure the industrial development revenue bond for which such IDRB Letter of Credit was issued.

(f) Repayment of Participations. (i) At any time after the applicable Letter of Credit Issuer has made a payment under any Letter of Credit and has received from any Tranche A Lender such Tranche A Lender’s Tranche A Revolving Loan in respect of such payment in accordance with Section 2.3(e), if the Administrative Agent receives for the account of such Letter of Credit Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Tranche A Lender its Tranche A Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable Letter of Credit Issuer pursuant to Section 2.3(e)(i) is required to be returned under any of the circumstances described in Section 4.7 (including pursuant to any settlement entered into by such Letter of Credit Issuer in its discretion), each Tranche A Lender shall pay to the Administrative Agent for the account of such Letter of Credit Issuer its Tranche A Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Tranche A Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Tranche A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(g) Obligations Absolute. The obligation of the applicable Borrower to reimburse the applicable Letter of Credit Issuer for each drawing under each applicable Letter of Credit (other than for a drawing that has been financed with a Borrowing under Section 2.3(e)(i) and (ii) above, in which case such Borrower’s obligation to make such reimbursement shall be discharged and replaced by the resulting Tranche A Revolving Loan) and to repay each Borrowing made pursuant to this Section 2.3 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that such Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Letter of Credit Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or any other Loan Party.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will notify the applicable Letter of Credit Issuer as soon as possible. Such Borrower shall be conclusively deemed to have waived any such claim against such Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(h) Role of Letter of Credit Issuer. Each Lender and the Loan Parties agree that, in paying any drawing under a Letter of Credit, the applicable Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Administrative Agent,

any of their respective Related Parties nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Tranche A Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(g); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against the applicable Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Letter of Credit Issuer acting in good faith may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i) Cash Collateral. Upon the request of the Administrative Agent, (i) if any Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Borrowing pursuant to Section 2.3(e)(iii), or (ii) if, as of the Letter of Credit Expiration Date, any Obligation in respect of any Letter of Credit (including any Borrowing made pursuant to Section 2.3(e)(iii)) for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize such outstanding Obligations in an amount equal to one hundred percent (100%) of the aggregate undrawn amount of all outstanding Letters of Credit plus one hundred percent (100%) of all Unreimbursed Amounts (including any Borrowings made pursuant to Section 2.3(e)(iii)) and all interest, fees or other amounts payable with respect thereto. Section 11.3 sets forth certain additional requirements to deliver Cash Collateral hereunder. As used herein, “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Letter of Credit Issuers and the Tranche A Lenders, as collateral for the Obligations in respect of Letter of Credits, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Collateral Agent and the Letter of Credit Issuers (which documents are hereby consented to by the Tranche A Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Tranche A Lenders,

a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Collateral Agent. If at any time the Collateral Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent or that the total amount of such funds is less than the amount required pursuant to this Section 2.3(i), the Borrowers will, forthwith upon demand by the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such required amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Collateral Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the applicable Letter of Credit Issuer.

(j) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(k) Documentation. Upon the request of any Lender, the Administrative Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreement executed in connection therewith, application for any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.

(l) Recovery or Avoidance of Payments. In the event any payment by or on behalf of any Borrower received by the Administrative Agent with respect to any Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided, or recovered from the Administrative Agent in connection with any receivership, liquidation, or bankruptcy proceeding, the Lenders shall, upon demand by the Administrative Agent, pay to the Administrative Agent their respective Tranche A Pro Rata Shares of such amount set aside, avoided, or recovered, together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it.

(i) Indemnification by Lenders. The Tranche A Lenders (and, to the extent of their participations, if any, pursuant to Section 2.3(d), the Tranche A-1 Lenders) agree to indemnify the applicable Letter of Credit Issuer (to the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder) ratably in accordance with their respective Tranche A Pro Rata Shares or Tranche A-1 Pro Rata Shares, as applicable, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including Attorney Costs), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by, or asserted against such Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by such Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Tranche A Lender (and, to the extent aforesaid, each Tranche A-1 Lender) agrees to reimburse the applicable Letter of Credit Issuer promptly upon demand for its Tranche A Pro Rata Share or Tranche A-1 Pro Rata Share, as applicable, of any costs or expenses payable by any Borrower to such Letter of Credit Issuer, to the extent that such Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by a Borrower. The agreement contained in this Section shall survive payment in full of all Obligations.

(ii) Account Party. Each Borrower hereby authorizes and directs the applicable Letter of Credit Issuer to name any Borrower as the “Account Party” in each Letter of Credit issued pursuant to this Agreement and to deliver to the Collateral Agent all instruments, documents, and other writings and property received by such Letter of Credit Issuer pursuant to each such Letter of Credit, and to accept and rely upon the Collateral Agent’s instructions and agreements with respect to all matters arising in connection with each such Letter of Credit or the application therefor.

(m) Resignation or Removal of a Letter of Credit Issuer. A Letter of Credit Issuer may resign at any time by giving 30 days’ prior written notice to the Agents, the Lenders and the Borrowers, and may be removed at any time by the Borrowers by notice to such Letter of Credit Issuer, the Agents and the Lenders. Upon the acceptance of any appointment as such Letter of Credit Issuer hereunder by a Lender that shall agree to serve as a successor Letter of Credit Issuer, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Letter of Credit Issuer. At the time such removal or resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees owing to the retiring Letter of Credit Issuer in its capacity as such. The acceptance of any appointment as a Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the Agents, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Letter of Credit Issuer under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Letter of Credit Issuer” shall be deemed to refer to such successor or to any applicable previous Letter of Credit Issuer, or to such successor and all applicable previous Letter of Credit Issuers, as the context shall require. After the resignation or removal of a Letter of Credit Issuer hereunder, the retiring Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(n) Additional Letter of Credit Issuers. The Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuer of Letters of Credit under the terms of this Agreement. Any Lender designated as an issuer of Letters of Credit pursuant to this paragraph (n) shall be deemed to be a “Letter of Credit Issuer” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Letter of Credit Issuers and such Lender.

Section 2.4 Bank Products. Any Borrower may request and any Lender requested by any such Borrower, or any Affiliate of a Lender, may, in its sole and absolute discretion, arrange for such Borrower to obtain from such Lender, or such Affiliate of a Lender, Bank Products, although no Borrower is required to do so. To the extent Bank Products are provided by an Affiliate of a Lender, each Borrower agrees to indemnify and hold the Lenders harmless from any and all costs and obligations now or hereafter incurred by any of the Lenders which arise from the indemnity given by such Lender to its Affiliates related to such Bank Products. The agreement contained in this Section shall survive termination of this Agreement. Each Borrower acknowledges and agrees that the obtaining of Bank Products from a Lender or any of its Affiliates (a) is in the sole and absolute discretion of such Lender and its Affiliates and (b) is subject to all rules and regulations of such Lender, and its Affiliates.

Section 2.5 Incremental Loans. (a) Metals USA may, by written notice to the Administrative Agent from time to time, request Incremental Commitments in an amount not to exceed the Incremental Amount (and, with respect to any Incremental Tranche A-1 Commitments, also not to exceed the Incremental Tranche A-1 Amount) from one or more Persons (each, an “Incremental Lender”), which may include any existing Lender; provided that (i) each Incremental Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent, the Letter of Credit Issuers and the Swingline Lender (which approvals shall not be unreasonably withheld or delayed), (ii) that the upfront fees for any such Incremental Commitments may be less than or exceed the upfront fees for the Commitments outstanding prior to effectiveness of such Incremental Commitments and in no event shall the upfront fees for such Commitments be adjusted to equal the fees for such Incremental Commitments and (iii) with respect to any Incremental Tranche A-1 Commitments, the Applicable Margins for such Tranche A-1 Commitments may be less than or exceed the Applicable Margins for the Tranche A Commitments or other Tranche A-1 Commitments, as agreed upon among the Administrative Agent, the Borrowers and the Tranche A-1 Lenders at the time such Incremental Tranche A-1 Commitments become effective, and in no event shall the Applicable Margins for the Tranche A Commitments or other Tranche A-1 Commitments be adjusted to equal the Applicable Margins for such Incremental Tranche A-1 Commitments. Such notice shall set forth (i) whether Incremental Tranche A Commitments or Incremental Tranche A-1 Commitments are being requested and the amount thereof being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Amount (not to exceed the remaining Incremental Tranche A-1 Amount in the case of Incremental Tranche A-1 Commitments)), (ii) the date on which such Incremental Commitments are requested to become effective and (iii) if such Incremental Commitments are Tranche A-1 Commitments, the Applicable Margin applicable thereto.

(b) The Borrowers and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of each Incremental Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence of the Incremental Commitments evidenced thereby.

(c) Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.5 unless (i) on the date of such effectiveness, the conditions set forth in Section 10.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and signed by a Responsible Officer of each Borrower, (ii) all fees and expenses owing to the Administrative Agent or any Lender in respect of such Incremental Commitment shall have been paid and (iii) except as otherwise specified in the applicable Incremental Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 10.1.

(d) Upon the effectiveness of an Incremental Assumption Agreement, the Commitments shall be increased by the aggregate amount of the Incremental Commitments evidenced thereby, which shall, thereafter, constitute Commitments for all purposes of this Agreement and the other Loan Documents. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with Metals USA, take any and all action as may be reasonably necessary to ensure that the Revolving Loans of each Class outstanding on the effective date of any Incremental Assumption Agreement are held by the Lenders in that Class in accordance with their respective Tranche A Pro Rata Shares or Tranche A-1 Pro Rata Shares, as the case may be, after giving effect to the effectiveness of such Incremental Assumption Agreement. This may be accomplished by requiring each outstanding LIBOR Rate Revolving Loan to be converted into or prepaid with the proceeds of Base Rate Revolving Loans, subject to Section 5.4 but otherwise without premium or penalty.

Section 2.6 Tranche A-1 Commitments. Notwithstanding any provision of this Agreement to the contrary, none of the provisions of this Agreement with respect to the Tranche A-1 Commitments or any Tranche A-1 Loans shall become effective unless and until any Incremental Tranche A-1 Commitment shall become effective pursuant to Section 2.5.

Section 2.7 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) such Defaulting Lender shall not be entitled to receive any Unused Line Fee for any period during which such Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such Unused Line Fee that otherwise would have been required to have been paid to such Defaulting Lender); and

(b) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 14.12) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Letter of Credit Issuer or the Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by any Letter of Credit Issuer, to Cash Collateralize such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit issued by such Letter of Credit Issuer other than any Letter of Credit (or portion thereof) as to which such Defaulting Lender’s participation obligation has been Cash Collateralized in accordance with the terms hereof; (iv) fourth, as Metals USA may request, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (vi) fifth, held in such account as cash collateral and released, pro rata, in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuers’ potential future fronting exposure with respect to such Defaulting Lender with respect to potential future Letters of Credit issued under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Letter of Credit Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Revolving Loans and (y) made at a time when the conditions set forth in Section 10.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Loans of any Defaulting Lender.

In the event that the Administrative Agent, each Letter of Credit Issuer, the Swingline Lender and Metals USA each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be in accordance with its Tranche A Pro Rata Share or Tranche A-1 Pro Rata Share, as applicable.

ARTICLE 3

INTEREST AND FEES

Section 3.1 Interest.

(a) Interest Rates. All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on accrued interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate, as applicable, and this Section 3.1, but not to exceed the Maximum Rate. Any of the Revolving Loans (other than any Base Rate Revolving

Loans made pursuant to Section 2.3(e)(iii)) may be converted into, or continued as, Base Rate Revolving Loans or LIBOR Rate Revolving Loans, subject to, and in the manner provided in, Section 3.2. If at any time Revolving Loans are outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the interest rate applicable thereto, then those Revolving Loans shall be Base Rate Revolving Loans and shall bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Administrative Agent in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

(i) for all Base Rate Revolving Loans and other Obligations (other than LIBOR Rate Revolving Loans) at a fluctuating per annum rate equal to the lesser of (A) the Base Rate plus the Applicable Margin or (B) the Maximum Rate; and

(ii) for all LIBOR Rate Revolving Loans at a per annum rate equal to the lesser of (A) the LIBOR Rate plus the Applicable Margin or (B) the Maximum Rate.

Each change in the Base Rate shall be reflected in the interest rate described in clause (i) preceding as of the effective date of such change. Subject to Section 3.3, all interest charges shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year), except that interest computed at the Base Rate (when the Base Rate is determined by reference to the Prime Rate) shall be computed on the basis of a year of 365 or 366 days, as applicable.

(b) Default Rate. (i) During the existence of any Event of Default if the Administrative Agent or the Majority Lenders in their discretion so elect, then, while such Event of Default exists, any past due Obligations shall bear interest at a rate per annum equal to the lesser of (A) the Default Rate applicable thereto or (B) the Maximum Rate.

(ii) Each Tranche A Revolving Loan made pursuant to Section 2.3(e)(iii) shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on accrued interest thereon not paid when due) from the date made until paid in full in cash at a rate per annum equal to the lesser of (A) the Default Rate applicable thereto or (B) the Maximum Rate.

(c) Interest Periods. After giving effect to any Borrowing, conversion, or continuation of any LIBOR Rate Revolving Loan, there may not be more than twelve (12) different Interest Periods in effect hereunder; provided that in its discretion the Administrative Agent may agree to permit the Borrowers to maintain more than twelve (12) different Interest Periods in effect hereunder.

Section 3.2 Conversion and Continuation Elections. (a) A Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with Section 3.2(b):

(i) elect, as of any Business Day, in the case of Base Rate Revolving Loans (other than any Base Rate Revolving Loans made pursuant to Section 2.3(e)(iii)) to convert any such Revolving Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into LIBOR Rate Revolving Loans; or

(ii) elect, as of the last day of the applicable Interest Period, to convert any LIBOR Rate Revolving Loans having Interest Periods expiring on such day to Base Rate Revolving Loans or to continue any LIBOR Rate Revolving Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) as LIBOR Rate Revolving Loans; provided that if at any time the aggregate amount of LIBOR Rate Revolving Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such LIBOR Rate Revolving Loans shall, effective as of the expiration date of the applicable Interest Period, automatically convert into Base Rate Revolving Loans.

(b) The Borrowers shall deliver a notice of conversion/continuation in the form of Exhibit D (a “Notice of Conversion/Continuation”) to be received by the Administrative Agent not later than 12:00 noon (New York, New York time) at least three (3) Business Days in advance of the Conversion/Continuation Date, if the Revolving Loans are to be converted into or continued as LIBOR Rate Revolving Loans and specifying:

(i) the proposed Conversion/Continuation Date;

(ii) the Revolving Loans and the aggregate amount of such Revolving Loans to be converted or continued;

(iii) the type of Revolving Loans resulting from the proposed conversion or continuation; and

(iv) the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to LIBOR Rate Revolving Loans, the Borrowers have failed to timely select a new Interest Period to be applicable to such LIBOR Rate Revolving Loans or if any Event of Default then exists and the Administrative Agent, at the written request of the Majority Lenders, so notifies the applicable Borrower that the continuation of LIBOR Rate Revolving is not permitted during the continuation of such Event of Default, the Borrowers shall be deemed to have elected to convert such LIBOR Rate Revolving Loans into Base Rate Revolving Loans effective as of the expiration date of such Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Revolving Loans with respect to which the Notice of Conversion/Continuation was given held by each Lender.

(e) During the existence of an Event of Default, the Borrowers may not elect to have a Revolving Loan converted into or continued as a LIBOR Rate Revolving Loan if the Administrative Agent, at the written request of the Majority Lenders, so notifies the applicable Borrower that the conversion or continuation of LIBOR Rate Revolving is not permitted during the continuation of such Event of Default.

Section 3.3 Maximum Interest Rate. If the Interest Rate, absent the limitation set forth in this Section 3.3, would have exceeded the Maximum Rate, then the Interest Rate shall be the Maximum Rate, and, if in the future, the Interest Rate would otherwise be less than the Maximum Rate, then the Interest Rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.3, have been paid or accrued if the Interest Rate otherwise set forth in this Agreement had at all times been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Administrative Agent, for the account of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been paid or accrued if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have been paid or accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. Each Agent, each Lender, and each Borrower acknowledges, agrees, and declares that it is its intention to expressly comply with all Requirements of Law in respect of limitations on the amount or rate of interest that can legally be contracted for, charged, or received under or in connection with the Loan Documents. Notwithstanding anything to the contrary contained in any Loan Document (even if any such provision expressly declares that it controls all other provisions of the Loan Documents), in no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any Requirement of Law) under the Loan Documents paid by any Borrower, received by the Administrative Agent, any Letter of Credit Issuer, or any Lender, agreed to be paid by any Borrower, or requested or demanded to be paid by the Administrative Agent, any Letter of Credit Issuer, or any Lender, exceed the Maximum Rate, and all provisions of the Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by this Section 3.3. In the event any such interest is paid to the Administrative Agent, any Letter of Credit Issuer, or any Lender by the Borrowers, or any of them, in an amount or at a rate which would exceed the Maximum Rate, the Administrative Agent, such Letter of Credit Issuer, or such Lender, as the case may be, shall automatically apply such excess to any unpaid amount of the Obligations other than interest, in inverse order of maturity, or if the amount of such excess exceeds said unpaid amount, such excess shall be paid to the paying Borrowers or Borrower, as applicable. All interest paid, or agreed to be paid, by any Borrower, or taken, reserved, or received by the Administrative Agent, any Letter of Credit Issuer, or any Lender, shall be amortized, prorated, spread, and allocated in respect of the Obligations throughout the full term of this Agreement. Notwithstanding any provision contained in any of the Loan Documents, or in any other related documents executed pursuant hereto, none of the Administrative Agent, any Letter of Credit Issuer, or any Lender shall ever be entitled to charge, receive, take, reserve, collect, or apply as interest any amount which, together with all other interest under the Loan Documents would result in a rate of interest under the Loan Documents in excess of the Maximum Rate and, in the event the Administrative Agent, any Letter of Credit Issuer, or any Lender ever charges, receives, takes, reserves, collects, or applies any amount in respect of the Borrowers, or any of them, that otherwise would, together with all other interest under the Loan Documents, be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Obligations and, if such principal balance is paid in full, any remaining excess shall forthwith be paid to the applicable Borrowers or Borrower. The Borrowers, the Agents, the Letter of Credit Issuers, and the Lenders shall, to the maximum extent permitted under any Requirement of Law, (A) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge, expense, or reimbursement for a third-party expense rather than as interest and (B) exclude prepayments, acceleration, and the effects thereof. Nothing in any Loan Document shall be construed or so operate as to require or obligate the Borrowers, or any of them, to pay any interest, fees, costs, or charges greater than is permitted by any Requirement of Law. Subject to the foregoing, the Borrowers hereby agree that the actual effective rate of interest from time to time existing under the Loan Documents, including all amounts agreed to by the Borrowers or charged or received by the Administrative Agent, the Letter of Credit Issuers, or the Lenders pursuant to and in accordance with the Loan Documents, which may be deemed to be interest under any Requirement of Law, shall be deemed to be a rate which is agreed to and stipulated by the Borrowers and the Lenders in accordance with Requirements of Law.

Section 3.4 Unused Line Fee. Until the Revolving Loans have been paid in full and this Agreement terminated, the Borrowers agree to pay, on the last Business Day of each Fiscal Quarter and on the Termination Date, to the Administrative Agent, for the account of the Lenders of each Class, in accordance with their respective Pro Rata Shares, an unused line fee (the “Unused Line Fee”) equal to the product of (a)(i) a rate per annum of 0.375% during each calendar month (or shorter period if calculated on the Termination Date or on the first such date following the Closing Date) that the daily average Aggregate Revolver Outstandings during such period is greater than 40% of the daily average Maximum Revolver Amount during such period or (ii) a rate per annum of 0.50% during each calendar month (or shorter period if calculated on the Termination Date or on the first such date following the Closing Date) that the daily average Aggregate Revolver Outstandings during such period is less than or equal to 40% of the daily average Maximum Revolver Amount during such period multiplied by (b)(i) as to the Tranche A Lenders, the amount by which the Maximum Tranche A Revolver Amount exceeded the sum of the average daily outstanding amount of the Tranche A Revolving Loans and the average daily undrawn face amount of all outstanding Letters of Credit during such calendar month or shorter period if calculated on the Termination Date or on the first such date following the Closing Date, and (ii) as to the Tranche A-1 Lenders, the amount by which the Maximum Tranche A-1 Revolver Amount exceeded the average daily outstanding amount of the Tranche A-1 Revolving Loans during such calendar month or shorter period if calculated on the Termination Date or on the first such date following the Closing Date. Subject to Section 3.3, the Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. For purposes of calculating the Unused Line Fee pursuant to this Section 3.4, (i) any payment received by the Administrative Agent (if received prior to 3:00 p.m. New York, New York time) shall be deemed to be credited to the Borrowers’ Loan Account on the date such payment is received by the Administrative Agent and (ii) outstanding Swingline Loans shall be deemed not to constitute Revolving Loans.

Section 3.5 Letter of Credit Fee. The Borrowers agree to pay to the Administrative Agent, for the account of the Tranche A Lenders (and, to the extent then participating in Letters of Credit pursuant to Section 2.3(d), the Tranche A-1 Lenders), in accordance with their respective Tranche A Pro Rata Shares or Tranche A-1 Pro Rata Shares, as applicable, for each Letter of Credit, a fee (the “Letter of Credit Fee”) equal to the Letter of Credit Fee Percentage, or during the existence of any Event of Default if the Administrative Agent or the Majority Lenders in their discretion so elect, then, while such Event of Default exists, the Default Rate with respect to Letters of Credit, multiplied by the undrawn face amount of each Letter of Credit plus all out-of-pocket costs, fees, and expenses incurred by the Agents and the Letter of Credit Issuers in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit. The Borrowers further agree to pay to each Letter of Credit Issuer, with respect to each Letter of Credit issued by such Letter of Credit Issuer, a “fronting fee” equal to one-eighth of one percent (0.125%) per annum of the daily aggregate amount of such Letter of Credit outstanding during the preceding Fiscal Quarter. The Letter of Credit Fee and the fronting fee shall be payable in arrears on the last day of each Fiscal Quarter and on the Termination Date. Subject to Section 3.3, the Letter of Credit Fee and the fronting fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

Section 3.6 Other Fees. Holdings and the Borrowers agree to pay timely when due all other fees and expenses of the Agents as provided for in this Agreement, including, without limitation, the annual administration fee and the collateral agent fee, as set forth in the Fee Letter, at the times and in the amount, specified therein.

ARTICLE 4

PAYMENTS AND PREPAYMENTS

Section 4.1 Revolving Loans. The Borrowers shall repay the outstanding principal balance of the Revolving Loans together with all other Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made and other than any Obligations relating to Bank Products), including all accrued but unpaid interest thereon, on the Termination Date. The Borrowers may prepay the Revolving Loans at any time, and reborrow subject to the terms of this Agreement; provided, however, that with respect to any LIBOR Rate Revolving Loans prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, the amounts described in Section 5.4; provided further that only after all Tranche A Revolving Loans have been repaid in full may the Borrowers voluntarily prepay Tranche A-1 Revolving Loans. In addition, and without limiting the generality of the foregoing, upon demand the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, (a) the amount, if any and without duplication, by which the Aggregate Revolver Outstandings in respect of the Tranche A Commitments (less the aggregate amount of Pending Revolving Loans in respect of the Tranche A Commitments) exceeds the lesser of the Maximum Tranche A Revolver Amount and the Borrowing Base (without regard to the Incremental Availability) , and/or (b) the amount, if any and without duplication, by which the aggregate outstanding amount of Tranche A-1 Revolving Loans exceeds the lesser of the Maximum Tranche A-1 Revolver Amount and the Incremental Availability, in each case, after giving effect to any reduction or increase, as applicable, to the applicable Commitments and the repayment, or conversion, of Tranche A-1 Revolving Loans pursuant to Section 4.2. Accrued interest on the

Revolving Loans shall be due and payable in arrears (a) in the case of Base Rate Revolving Loans, on the last Business Day of each Fiscal Quarter and on the Termination Date and (b) in the case of LIBOR Rate Revolving Loans and with respect to each such Revolving Loan (i) on each LIBOR Interest Payment Date with respect thereto and (ii) on the Termination Date.

Section 4.2 Reduction of Commitments; Termination of Facility. (a) The Borrowers may reduce either the Maximum Tranche A Revolver Amount or the Maximum Tranche A-1 Revolver Amount (and the corresponding Commitments) to an amount as may be designated by the Borrowers at any time effective upon three (3) Business Days prior written notice thereof to the Administrative Agent and the Lenders, provided that (i) any such reduction that is a partial reduction shall be permanent and shall be in an amount of at least $5,000,000 or any integral multiple of $1,000,000 in excess thereof, shall not cause (A) the Maximum Tranche A Revolver Amount or the Borrowing Base (without regard to the Incremental Availability) to be less than the Aggregate Revolver Outstandings in respect of the Tranche A Commitments or (B) the Maximum Tranche A-1 Revolver Amount to be less than the aggregate outstanding amount of Tranche A-1 Revolving Loans, in each case at the time such reduction is to be effective and after giving effect to any reduction or increase, as applicable, to the applicable Commitments and repayment, or conversion, of Tranche A-1 Revolving Loans pursuant to Section 4.2(b), and (ii) the Borrowers may not voluntarily reduce the Maximum Tranche A-1 Revolver Amount if after giving effect thereto Availability (without regard to the Incremental Availability) would be less than $50,000,000.

(b) Upon any reduction or termination of the Maximum Tranche A-1 Revolver Amount pursuant to this Section 4.2, unless all the Commitments are being terminated, then, immediately upon such reduction or termination, (1) the aggregate Maximum Tranche A Revolver Amount (and the corresponding Commitments) shall automatically be increased by the amount of the reduction to (or, in the case of a termination, by the amount of (immediately prior to such termination)) the Maximum Tranche A-1 Revolver Amount, with the amount of such increase being allocated to each Tranche A-1 Lender in accordance with its Tranche A-1 Pro Rata Share (prior to such reduction or termination) and (2) to the extent that the outstanding Tranche A-1 Revolving Loans would, but for application of this clause (2), exceed the Maximum Tranche A-1 Revolver Amount (after giving effect to such reduction or termination), an amount of such Tranche A-1 Loans equal to such excess shall automatically be converted to Tranche A Revolving Loans. Upon any such reduction and corresponding increase, the Administrative Agent may take such action as it reasonably deems necessary to ensure that the outstanding Revolving Loans are held by the Lenders in accordance with their new Tranche A Pro Rata Shares or Tranche A-1 Pro Rata Shares, as applicable, including requiring that outstanding LIBOR Rate Revolving Loans be converted to or prepaid with the proceeds of Base Rate Revolving Loans, all subject to Section 5.4 but otherwise without premium or penalty. For the avoidance of doubt, the conversion of any Tranche A-1 Revolving Loan into a Tranche A Revolving Loan pursuant to this Section 4.2(b) shall not be deemed a prepayment of such Tranche A-1 Revolving Loan.

(c) The Borrowers may terminate this Agreement upon at least five (5) days prior written notice thereof to the Administrative Agent and the Lenders (which notice shall be irrevocable; provided that if a notice is conditioned upon the effectiveness of other credit facilities or any other incurrence or issuance of debt or equity, a sale of assets by the Borrowers or a Change of Control transaction, such notice may be revoked by the Borrowers (by notice to the Administrative Agent) if such credit facilities do not become effective or such other transaction does not close), upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, and the cancellation and return of all outstanding Letters of Credit (or, alternatively, with respect to each such Letter of Credit, the Cash Collateralization thereof, in each case in amounts and in the manner required by Section 2.3(i)), (ii) with respect to any LIBOR Rate Revolving Loans prepaid in connection with such termination prior to the expiration date of the Interest Period applicable thereto, the payment of the amounts described in Section 5.4, and (iii) the payment in full in cash of all other Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made or any Obligations relating to Bank Products) together with accrued and unpaid interest thereon.

Section 4.3 [Reserved].

Section 4.4 Payments by the Borrowers. (a) All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Administrative Agent, for the account of the respective Lenders or Letter of Credit Issuers to which such payment is owed, at the Administrative Agent’s Office, and shall be made in Dollars and in immediately available funds, no later than 3:00 p.m. (New York time) on the date specified herein. Any payment received by the Administrative Agent later than 3:00 p.m. (New York, New York time) may be deemed, in the Administrative Agent’s sole discretion, to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the provisions set forth in the definition of Interest Period, whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless the Administrative Agent shall have received notice from the Borrowers prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the Letter of Credit Issuers hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Letter of Credit Issuers, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the applicable Lenders or Letter of Credit Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Letter of Credit Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender, Letter of Credit Issuer or Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

Section 4.5 Payments as Revolving Loans. (a) All payments of principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums, and other sums payable hereunder, including, without limitation, all reimbursement for expenses pursuant to Section 15.7, may, at the option of the Administrative Agent, in its sole discretion, subject only to the terms of this Section 4.5, be paid from the proceeds of Revolving Loans made hereunder, whether made following a request by the Borrowers, or any of them, pursuant to Section 2.2 or a deemed request as provided in this Section 4.5. Upon the occurrence and during the continuance of an Event of Default, the Borrowers hereby irrevocably authorize the Administrative Agent to charge the Loan Account for the purpose of paying principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums, and other sums payable hereunder, including, without limitation, reimbursing expenses pursuant to Section 15.7, and agree that all such amounts charged shall constitute Revolving Loans (including Swingline Loans and Agent Advances) and that all such Revolving Loans so made shall be deemed to have been requested pursuant to Section 2.2 (except Borrowers shall not be deemed to make any representation or warranty pursuant to Section 10.2(a) with respect to such Revolving Loans).

(b) Notwithstanding the provisions of paragraph (a) above, only after all Tranche A Revolving Loans have been repaid in full may the Borrowers voluntarily prepay Tranche A-1 Revolving Loans; provided, however, that any such prepayment shall not reduce or terminate the Maximum Tranche A-1 Revolver Amount.

Section 4.6 Apportionment, Application, and Reversal of Payments. Except as otherwise expressly provided by this Agreement, any Replacement Intercreditor Agreement and the Intercreditor Agreement, aggregate principal and interest payments shall be apportioned ratably among the Lenders of each Class (according to the unpaid principal balance of the Revolving Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to the Administrative Agent and all such payments not relating to principal or interest of specific Revolving Loans, or not constituting payment of specific fees, and all proceeds of any Borrower’s Accounts or any other Collateral received by the Administrative Agent, shall be applied, ratably, subject to the provisions of this Agreement, any Replacement Intercreditor Agreement and the Intercreditor Agreement, first, to pay any fees, indemnities, or expense reimbursements then due to the Agents from the Borrowers (other than in respect of Bank Products); second, to pay any fees or expense reimbursements then due to the Tranche A Lenders from the Borrowers (other than in respect of Bank Products); third, to pay interest due in respect of the Tranche A Revolving Loans; fourth, to pay or prepay principal of the Swingline Loans and the Agent Advances; fifth, to the payment in full of Unfunded Advances/Participations; sixth, to pay or prepay principal of the Tranche A Revolving Loans (other than Unfunded Advances/Participations, the Swingline Loans and the Agent Advances), and unpaid reimbursement obligations in respect of Letters of Credit (other than Unfunded Advances/Participations and other than those in which the Tranche A-1 Lenders participate); seventh, to pay any fees or expense reimbursements then due to the Tranche A-1 Lenders from the Borrowers; eighth, to pay interest due in respect of the Tranche A-1 Revolving Loans; ninth, to pay or prepay principal of the Tranche A-1 Revolving Loans, and unpaid reimbursement obligations in respect of Letters of Credit in which the Tranche A-1 Lenders participate (other than Unfunded Advances/Participations); and tenth, to the payment of any other Obligation due to an Agent or any Lender by the Borrowers (including in respect of Bank Products).

Notwithstanding anything to the contrary contained in this Agreement, unless so directed by a Borrower, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any LIBOR Rate Revolving Loan except (a) on the expiration date of the Interest Period applicable to any such LIBOR Rate Revolving Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Revolving Loans owing to such Person. The Administrative Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided for in Section 2.2(j). The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

Section 4.7 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, an Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible set-off, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Agent or such Lender and the Borrowers shall be liable to pay to such Agent and the Lenders, and each Borrower hereby indemnifies each Agent and the Lenders and holds the Agents and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 4.7 shall be and remain effective notwithstanding any contrary action which may have been taken by an Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agents’ and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 4.7 shall survive the termination of this Agreement.

Section 4.8 The Agents’ and the Lenders’ Books and Records; Monthly Statements. Each Agent and each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers resulting from each Revolving Loan, including the amounts of principal and interest payable and paid by the Borrowers with respect thereto from time to time. The entries in the accounts maintained pursuant to the prior sentence shall be prima facie evidence of the existence and amounts of the obligations recorded therein, absent manifest error provided, that the failure of any Agent or any Lender to make any such entry shall not limit or otherwise affect the obligations of the Borrowers under this Agreement or any other Loan Document. The Administrative Agent will provide to the Borrowers a monthly statement of Revolving Loans, payments, and other transactions pursuant to this Agreement.

ARTICLE 5

TAXES, YIELD PROTECTION, AND ILLEGALITY

Section 5.1 Taxes. (a) Any and all payments by or on behalf of the Borrowers, or any of them, to an Agent or any Lender under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by law. In addition, the Borrowers shall pay all Other Taxes.

(b) The Borrowers agree to indemnify and hold harmless each Agent and each Lender for the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by an Agent or any Lender and any liability (including penalties, interest, additions to tax, and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted. Payment under this Section 5.1 shall be made within thirty (30) days after the date an Agent or any Lender makes written demand therefor.

(c) If the Borrowers shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to an Agent or any Lender, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including, without limitation, deductions and withholdings applicable to additional sums payable under this Section 5.1(c)) such Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings in respect of Non-Excluded Taxes or Other Taxes been made;

(ii) the Borrowers shall make such deductions and withholdings; and

(iii) the Borrowers shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with any Requirement of Law.

(d) Within thirty (30) days after the date of any payment by the Borrowers of Taxes or Other Taxes, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(e) If the Borrowers are required to pay additional amounts to an Agent or any Lender pursuant to Section 5.1(c), then the applicable Agent or Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its agency or lending office so as to eliminate any such additional payment by the Borrowers which may thereafter accrue, if such change in the judgment of such Agent or Lender is not otherwise disadvantageous to such Lender.

(f) If a Lender or an Agent during the term of this Agreement shall become aware that it is entitled to claim a refund from a taxing authority in respect of Non-Excluded Taxes or Other Taxes as to which it has been indemnified by any of the Borrowers or with respect to which any of the Borrowers have paid additional amounts pursuant to this Section 5.1, it promptly shall notify the Borrowers of the availability of such refund claim and shall make a timely claim to the appropriate taxing authority for such refund. If during the term of this Agreement a Lender or an Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by any of the Borrowers or with respect to which any of the Borrowers has paid additional amounts pursuant to this Section 5.1, it shall within thirty (30) days from the date of such receipt pay over the amount of such refund to the Borrowers, net of all reasonable out-of-pocket expenses of such Lender or Agent; provided, however, that the Borrowers, upon the request of such Lender or Agent, agree to repay the amount paid over to the Borrowers to such Lender or Agent in the event such Lender or Agent is required to repay such refund to such taxing authority. This Section 5.1 shall not be construed to require an Agent or any Lender to make available its Tax Returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(g) Any Lender (including any Assignee and Participant) that is not a U.S. person (as defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall deliver to the Administrative Agent and Metals USA (and in the case of a Participant, to the Lender from which the related participation was purchased) on or before the date it becomes a party to this Agreement, and any Agent that is not a U.S. person (as defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Agent”) shall so deliver (if reasonably requested by the Administrative Agent or Metals USA), two properly completed and duly executed originals of the following, as applicable: (1) an IRS Form W 8ECI, IRS Form W 8IMY (including all required documents and attachments), IRS Form W 8BEN, or, in each case, any applicable successor form thereto, and (2) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, in addition to an IRS Form W-8BEN, a certificate to the effect that, for United States federal income tax purposes, such Lender (and each of its members in the case of a flow-through entity) is not (A) a “bank” within the meaning of section 881(c)(3)(A) Code, (B) a 10-percent shareholder of any Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation that is related to any Borrower within the meaning of section 881(c)(3)(C) of the Code. Each Non-U.S. Agent and Non-U.S. Lender agrees to promptly notify the Administrative Agent and Metals USA of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Each Agent that is not a Non-U.S. Agent (if reasonably requested by the Administrative Agent or Metals USA), and each Lender that is not a Non-U.S. Lender, shall provide two properly completed and duly executed IRS Forms W-9 (or any subsequent versions thereof or successors thereto) to the Administrative Agent and Metals USA on or before the date it becomes a party to this Agreement and agrees to promptly notify the Administrative Agent and Metals USA of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Each Agent and Lender shall provide any form required by this Section 5.1(g) and previously delivered by such Agent or Lender promptly upon the obsolescence, expiration or invalidity of such form. In addition, each Lender and Agent agrees to provide to the Administrative Agent and Metals USA any other form, certification or document that it is lawfully able and permitted to provide and that is or will be required in order to allow any Borrower or the Administrative Agent to make a payment under the Loan Documents without any deduction, withholding, or backup withholding for or on account of any Tax or with such deduction or withholding at a reduced rate, or to enable any Borrower or the Administrative Agent to determine whether such Lender or Agent is subject to withholding, backup withholding or information reporting requirements (any such form or document to be accurate and complete and to be executed and delivered with any required certification or supplementary documentation as soon as reasonably practicable) if reasonably requested in writing by Metals USA or the Administrative Agent.

(h) If any Agent or Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent or any Borrower may withhold from any payment to such Agent or Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by clause (g) of this Section are not delivered to the Administrative Agent and Metals USA, then the Administrative Agent or any Borrower may withhold from any payment to such Agent or Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax and shall not have the obligation to pay additional amounts pursuant to Section 5.1(c) with respect to such payment.

(i) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent or any Borrower did not properly withhold tax from amounts paid to or for the account of any Agent or Lender (because the appropriate form was not delivered, was not properly executed or because such Agent or Lender failed to notify the Administrative Agent or any Borrower of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective) such Agent or Lender shall, within thirty (30) days after the date such Administrative Agent or Borrowers makes written demand therefor, indemnify the Administrative Agent and the Borrowers fully for all amounts paid, directly or indirectly, by the Administrative Agent or any Borrower as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent or such Borrower under this Section 5.1, together with all costs and expenses (including Attorney Costs). The obligation of the Agents and Lenders under this Section 5.1(i) shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

(j) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Metals USA and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Metals USA or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Metals USA or the Administrative Agent as may be necessary for any Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Section 5.2 Illegality. (a) If any Lender determines that the introduction after the Closing Date of any Requirement of Law, or any change after the Closing Date in any Requirement of Law, or after the Closing Date any change in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make LIBOR Rate Revolving Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make LIBOR Rate Revolving Loans or to convert a Base Rate Revolving Loan to a LIBOR Rate Revolving Loan or to continue a LIBOR Rate Revolving Loan for an additional Interest Period shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.

(b) If a Lender determines that the introduction after the Closing Date of any Requirement of Law, or any change after the Closing Date in any Requirement of Law, or after the Closing Date any change in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to maintain any LIBOR Rate Revolving Loan, the Borrowers shall, upon receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such LIBOR Rate Revolving Loans of such Lender then outstanding, together with accrued and unpaid interest thereon and amounts required under Section 5.4, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such LIBOR Rate Revolving Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Revolving Loans. If the Borrowers are required to so prepay any LIBOR Rate Revolving Loans, then concurrently with such prepayment, the Borrowers shall borrow from the affected Lender, in the amount of such prepayment, a Base Rate Revolving Loan.

Section 5.3 Increased Costs and Reduction of Return. (a) If any Lender determines that due to either (i) the introduction after the Closing Date of or any change after the Closing Date in the interpretation of any law or regulation or (ii) the compliance by that Lender with any new guideline or request after the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost (other than with respect to Taxes which are governed solely and exclusively by Section 5.1) to such Lender of agreeing to make or making, funding, or maintaining any LIBOR Rate Revolving Loans, then the Borrowers shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent, for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b) If any Lender shall have determined that (i) the introduction after the Closing Date of any Capital Adequacy Regulation, (ii) any change after the Closing Date in any Capital Adequacy Regulation, (iii) any change after the Closing Date in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any new Capital Adequacy Regulation after the Closing Date, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits, or obligations under this Agreement, then, upon demand of such Lender to the Borrowers through the Administrative Agent, the Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

Section 5.4 Funding Losses. Upon demand by any Lender (with a copy to the Administrative Agent), the Borrowers shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to borrow, continue, or convert a Revolving Loan after any Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (except as permitted by Section 5.5); or

(b) the prepayment or other payment (including after acceleration thereof) of any LIBOR Rate Revolving Loan on a day that is not the last day of the relevant Interest Period;

including any such loss of anticipated profit and any loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain its LIBOR Rate Revolving Loans or from fees payable to terminate the deposits from which such funds were obtained.

Section 5.5 Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Revolving Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Revolving Loan does not adequately and fairly reflect the cost to the Lenders of funding such Revolving Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Revolving Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of a notice pursuant to the first sentence of this Section, the Borrowers may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by any of them. If the Borrowers do not revoke any such Notice of Borrowing or Notice of Conversion/Continuation, the Lenders shall make, convert, or continue the Revolving Loans, as proposed by the Borrowers, in the amount specified in the applicable Notice of Borrowing or Notice of Conversion/Continuation submitted by the Borrowers, but such Revolving Loans shall be made, converted, or continued as Base Rate Revolving Loans instead of LIBOR Rate Revolving Loans.

Section 5.6 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article 5 shall deliver to the Borrowers (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

Section 5.7 Survival. The agreements and obligations of the Borrowers in this Article 5 shall survive the payment of all other Obligations.

Section 5.8 Claims Under Section 5.1 and Section 5.3. Each Agent or Lender shall notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Agent or Lender to payment of any amount under Section 5.1 or Section 5.3 and will designate a different lending office or file any certificate or document reasonably requested by any Borrower or assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if the making of such designation, filing or assignment would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the judgment of such Lender be otherwise commercially disadvantageous to it.

Section 5.9 Replacement of Affected Lender. Within thirty (30) days after receipt by the Borrowers of written notice and demand from any Lender for any payment under the terms of Section 5.1 or Section 5.3 then, subject to this Section 5.9, the Borrowers may, at their option, notify the Administrative Agent and such Lender (the “Affected Lender”) of their intention to obtain, at the Borrowers’ sole expense, a replacement Lender (“Replacement Lender”) to purchase the Affected Lender’s Revolving Loans and its obligations under the Loan Documents. Subject to this Section 5.9, the Borrowers may, within thirty (30) days following the delivery of such notice from the Borrowers, cause the Replacement Lender to purchase (and the Affected Lender hereby agrees to sell and convey, and shall be deemed to sell and convey without further action by such Affected Lender, to such Replacement Lender) the Revolving Loans and other Obligations owed to the Affected Lender and assume the Affected Lender’s Commitment and obligations hereunder in accordance with the terms of an Assignment and Acceptance for cash in an aggregate amount equal to the aggregate unpaid principal of the Revolving Loans held by such Affected Lender, all unpaid interest and fees accrued thereon or with respect thereto, and, except as provided in the immediately following sentence, all other Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) owed to such Affected Lender, including amounts owed under Section 5.1 or Section 5.3. Notwithstanding the foregoing, (a) the Borrowers shall continue to be obligated to pay to the Affected Lender (or, to the extent such amounts have been paid to the Affected Lender by the Replacement Lender pursuant to the preceding sentence, to the Replacement Lender) in full all amounts then demanded and due under Section 5.1 or Section 5.3 in accordance with the terms of this Agreement, (b) neither the Administrative Agent nor any Lender shall have any obligation to find a Replacement Lender and (c) the Replacement Lender must be acceptable to the Administrative Agent in its reasonable discretion. Each Affected Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Affected Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Affected Lender’s interests hereunder in the circumstances contemplated by this Section 5.9.

Section 5.10 Dodd-Frank Act . For purposes of Sections 5.2 and 5.3, the Dodd-Frank Act and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith are deemed to have been introduced and adopted after the Closing Date.

ARTICLE 6

COLLATERAL

Section 6.1 Grant of Security Interest. (a) As security for the Obligations, subject to the proviso in Section 6.1(b) below, each Loan Party hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in and lien on, all of the following property and assets of such Loan Party, whether now owned or existing or hereafter acquired or arising, regardless of where located:

(i) all Accounts (including any credit enhancement therefor) and Intercompany Obligations;

(ii) all Chattel Paper;

(iii) all Commercial Tort Claims;

(iv) all contract rights, leases, letters of credit, letter-of-credit rights, instruments, promissory notes, documents, and documents of title, in each case, other than any Excluded Assets;

(v) all Financial Assets;

(vi) all Equipment other than Excluded Assets;

(vii) all General Intangibles;

(viii) all Investment Property;

(ix) all Inventory;

(x) all money, cash, cash equivalents, securities, and other property of any kind of such Loan Party, in each case, other than any Excluded Assets;

(xi) all of such Loan Party’s deposit accounts, credits, and balances with and other claims against an Agent, any Lender, or any Affiliate of the foregoing, or any other financial institution with which such Loan Party maintains deposits, including any Payment Accounts, in each case, other than (i) any such amounts held as security for any IDRB Letter of Credit by any financial institution, and (ii) any Excluded Assets comprised of identifiable cash proceeds of any other Excluded Asset as a balance in any deposit account(s);

(xii) all of such Loan Party’s books, records, and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property, and General Intangibles at any time evidencing or relating to any of the foregoing, in each case, other than any Excluded Assets;

(xiii) all supporting obligations in respect of any Collateral; and

(xiv) all accessions to, substitutions for, and replacements, products, and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing, in each case, other than any Excluded Assets.

All of the foregoing, and all other property of the Loan Parties’ in which Secured Party may at any time be granted a Lien to secure the Obligations, is herein collectively referred to as the “Collateral.” Notwithstanding the foregoing, Collateral shall not include, and the Lien granted under this Section 6.1 shall not extend to, Excluded Assets.

(b) The Obligations shall be secured by all of the Collateral; provided that, notwithstanding the foregoing or anything in this Agreement to the contrary, IDRB Letters of Credit shall not be secured by any General Intangibles or Investment Property in the form of Subsidiary stock or other securities, and the Collateral Agent and the Lenders shall have no right hereunder to foreclose upon any such General Intangibles or Investment Property or otherwise exercise any remedies with respect thereto with respect to any Obligations arising from or in connection with IDRB Letters of Credit. Each Loan Party acknowledges and expressly agrees with the Collateral Agent and each other Secured Party that the grant by such Loan Party of the Collateral Agent’s Lien in the Collateral of such Loan Party as security for the Obligations of the other Loan Parties is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Loan Parties and is not required or given as a condition of extensions of credit to such Loan Party.

Section 6.2 Perfection and Protection of Security Interest. (a) Each Loan Party shall, at its expense, perform all steps reasonably requested by the Collateral Agent at any time to perfect, maintain, protect, and enforce the Collateral Agent’s Liens, subject to the terms of any Replacement Intercreditor Agreement or the Intercreditor Agreement, including: (i) executing, delivering, and/or filing and recording of the Copyright, Patent, and Trademark Agreements, and executing and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Collateral Agent; (ii) to the extent constituting Revolving Facility First Lien Collateral, delivering to the Collateral Agent the originals of all instruments, documents, and Chattel Paper (in each case in excess of $250,000), and all other Collateral of which the Collateral Agent reasonably determines it should have physical possession in order to perfect and protect the Collateral Agent’s security interest therein, duly pledged, endorsed, or assigned to the Collateral Agent as provided herein; (iii) upon the occurrence and during the continuation of an Event of Default, delivering to the Collateral Agent upon request (A) warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued and (B) if requested by the Collateral Agent, certificates of title reflecting the Collateral Agent’s Liens covering any portion of the Collateral for which certificates of title have been issued; (iv) when an Event of Default exists, transferring Inventory to warehouses or other locations designated by the Collateral Agent; (v) upon the occurrence and during the continuance of an Event of Default, delivering to the Collateral Agent all letters of credit constituting Collateral on which such Loan Party is named beneficiary; and (vi) taking such other steps as are reasonably deemed necessary or desirable by the Collateral Agent to maintain and protect the Collateral Agent’s Liens. To the extent permitted by any Requirement of Law, any Replacement Intercreditor Agreement and the Intercreditor Agreement, the Collateral Agent may file, without any Loan Party’s signature, one or more financing statements disclosing the Collateral Agent’s Liens.

(b) If any Collateral constituting Inventory with a Fair Market Value in excess of $500,000 is at any time in the possession or control of any warehouseman, bailee, or any of such Loan Party’s agents or processors (other than (1) any Persons that have previously executed a bailee letter or landlord waiver for the benefit of the Collateral Agent, (2) the Noteholder Collateral Agent or (3) any Other Pari Passu Collateral Agent that has entered into any Replacement Intercreditor Agreement), then such Loan Party shall notify the Collateral Agent thereof (including by delivery of the Perfection Certificate on the date hereof) and shall, at the request of the Collateral Agent, notify such Person of the Collateral Agent’s security interest in such Collateral and instruct such Person to hold all such Collateral for the Collateral Agent’s account subject to the Collateral Agent’s instructions and subject to any Replacement Intercreditor Agreement or the Intercreditor Agreement. If at any time any Collateral with a Fair Market Value in excess of $500,000 is located at any operating facility of a Loan Party which is not owned by such Loan Party, such Loan Party, at the request of the Collateral Agent, shall use commercially reasonable efforts to obtain written landlord lien waivers or subordinations, in form and substance reasonably satisfactory to the Agents, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; provided that in the event any Loan Party is unable to obtain any such written waiver or subordination, the Agents may, in the exercise of Reasonable Credit Judgment, establish a Reserve with respect to any such Collateral that is Eligible Inventory in an amount not to exceed the amount permitted under clause (b) or (i) of the definition of Eligible Inventory.

(c) From time to time, subject to any Replacement Intercreditor Agreement and the Intercreditor Agreement, each Loan Party shall, upon the Collateral Agent’s request, execute and deliver confirmatory written instruments pledging to the Collateral Agent, for the benefit of the Secured Parties, the Collateral with respect to such Loan Party, but the failure to do so shall not affect or limit any security interest or any other rights of the Secured Parties in and to the Collateral with respect to such Loan Party. So long as this Agreement is in effect and until all Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) have been fully satisfied, the Collateral Agent’s Liens shall continue in full force and effect in all Collateral (whether or not deemed eligible for the purpose of calculating the Availability or as the basis for any advance, loan, extension of credit, or other financial accommodation).

(d) To the extent any Loan Party is the owner of any Investment Property that is Collateral (each such Person which issues any such Investment Property being referred to herein as an “Issuer”) with a Fair Market Value in excess of $250,000, each Loan Party which is the owner of any such Investment Property agrees that, at the request of the Agents, subject to any Replacement Intercreditor Agreement and the Intercreditor Agreement, it will use its commercially reasonable efforts to cause the Issuer thereof to agree as follows with respect to such Investment Property:

(i) All such Investment Property issued by such Issuer, all warrants, and all non-cash dividends and other non-cash distributions in respect thereof at any time registered in the name of, or otherwise deliverable to, any Loan Party, shall be delivered directly to the Collateral Agent (or to the Noteholder Collateral Agent under the Intercreditor Agreement or any Other Pari Passu Collateral Agent under any Replacement Intercreditor Agreement), for the account of such Loan Party.

(ii) If such Investment Property shall constitute Revolving Facility First Lien Collateral, then during the existence of any Event of Default, upon notice by the Agents, all cash dividends, cash distributions, and other cash or cash equivalents in respect of such Investment Property at any time payable or deliverable to any Loan Party shall be delivered directly to the Collateral Agent, for the account of the Secured Parties, at the Collateral Agent’s address for notices set forth in Schedule 15.8.

(iii) If such Investment Property shall constitute Revolving Facility First Lien Collateral, then with respect to any of such Investment Property at any time constituting an uncertificated security as defined by the UCC, such Issuer will comply with instructions originated by the Collateral Agent without further consent by the registered owner thereof.

Section 6.3 Location of Collateral. Each Loan Party represents and warrants to the Secured Parties that as of the Closing Date: (a) Schedule 6.3 is a correct and complete list of such Loan Party’s jurisdiction of organization, the location of its books and records, the locations of the Collateral (other than Inventory being toll processed or that is in transit, rolling stock, and Collateral in the Collateral Agent’s possession, the possession of the Noteholder Collateral Agent or the possession of any Other Pari Passu Collateral Agent that has entered into a Replacement Intercreditor Agreement), and the locations of all of its other places of business; and (b) Schedule 6.3 correctly identifies any of such facilities and locations that are not owned by such Loan Party and sets forth the names of the owners and lessors or sublessors of such facilities and locations. Each Loan Party covenants and agrees that it will not (x) maintain any Collateral with a Fair Market Value in excess of $2,500,000 (other than Inventory being toll processed, in transit or consigned as permitted hereunder, rolling stock, equipment at other locations for purposes of maintenance or repair and Collateral in the Collateral Agent’s possession, the possession of the Noteholder Collateral Agent or the possession of any Other Pari Passu Collateral Agent that has entered into a Replacement Intercreditor Agreement) at any location other than those locations listed on Schedule 6.3, (y) otherwise change or add to any of such locations, or (z) change the location of its jurisdiction of organization from the location identified in Schedule 6.3, unless in each case it gives the Collateral Agent prompt written notice thereof and executes any and all financing statements and other documents that the Collateral Agent reasonably requests in connection therewith. In the event any Loan Party changes or adds any location of Collateral, the Loan Party shall prepare and deliver to the Collateral Agent a revised Schedule 6.3 which shall automatically be adopted as Schedule 6.3 for all purposes.

Section 6.4 Title to, Liens on, and Sale and Use of Collateral. Each Loan Party represents and warrants to the Secured Parties and agrees with the Secured Parties that: (a) all of its Collateral is and will continue to be owned by such Loan Party free and clear of all Liens whatsoever, except for Permitted Liens and except for sales or other dispositions thereof permitted by this Agreement; (b) the Collateral Agent’s Liens in the Collateral will not be subject to any prior Lien except to the extent expressly provided for in any Replacement Intercreditor Agreement or the Intercreditor Agreement and for Permitted Liens; and (c) such Loan Party will use, store, and maintain the Collateral with all reasonable care and will use such Collateral in compliance with Section 9.3(i).

Section 6.5 Appraisals. Whenever an Event of Default exists, and at such other times not more frequently than once per year, the Loan Parties shall, at their expense and upon the Agents’ request, provide the Collateral Agent with appraisals or updates thereof of any or all of the Collateral from one or more Acceptable Appraisers (as selected by Metals USA), and prepared in a form and on a basis reasonably satisfactory to the Agents, such appraisals and updates to include, without limitation, information required by Requirements of Law and by the internal policies of the Lenders; provided that the Agents may request, and the Loan Parties shall provide, at the expense of the Loan Parties, during any time that the Availability is less than the Minimum Level 2 Availability, a second such appraisal or update during any year. In addition, the Loan Parties shall have the right (but not the obligation), at their expense, at any time and from time to time (but not more than once per year) to provide the Agents with additional appraisals or updates thereof of any or all of the Collateral from one or more Acceptable Appraisers (as selected by Metals USA), and prepared in a form and on a basis reasonably satisfactory to the Agents, in which case such appraisals or updates shall be used in connection with the determination of the Orderly Liquidation Value and the calculation of the Borrowing Base hereunder. In connection with any appraisal requested by the Agents pursuant to this Section 6.5, the Loan Parties shall be given twenty (20) days following such request by the Agents to choose and engage the Acceptable Appraiser prior to the commencement of such appraisal. With respect to each appraisal made pursuant to this Section 6.5 after the Closing Date, (i) the Agents and the Loan Parties shall each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Orderly Liquidation Value or the Borrowing Base hereunder as a result of such appraisal shall become effective twenty (20) days following the finalization of such appraisal.

Section 6.6 Access and Examination. The Collateral Agent, accompanied by any Lender which so elects, may upon reasonable advance notice and at reasonable times during regular business hours, and at any time when an Event of Default exists, have access to, examine, audit, make extracts from or copies of, and inspect any or all of the Loan Parties’ records, files, and books of account and the Collateral, and discuss the Loan Parties’ affairs with the Loan Parties’ officers and senior management; provided that such access, examinations, audits and inspections shall be limited to two instances in any calendar year. The Loan Parties will deliver to the Collateral Agent any instrument necessary for the Collateral Agent to obtain records from any service bureau maintaining records for the Loan Parties. The Collateral Agent may, and at the direction of the Majority Lenders shall, at any time when an Event of Default exists, and at the Loan Parties’ expense, make copies of all of the Loan Parties’ books and records, or require the Loan Parties to deliver such copies to the Collateral Agent. Upon reasonable request to senior management of Metals USA, the Collateral Agent may, without expense to the Collateral Agent, use such of the Loan Parties’ respective personnel, supplies, and premises as may be reasonably necessary for maintaining or enforcing the Collateral Agent’s Liens. The Collateral Agent shall have the right, at any time, in the Collateral Agent’s name or in the name of a nominee of the Collateral Agent, to verify the validity, amount, or any other matter relating to the Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise; provided, however, in the absence of an Event of Default, the Collateral Agent agrees that it will not attempt to verify more than ten (10) Accounts each month.

Section 6.7 Collateral Reporting. Metals USA shall provide, or cause to be provided, to the Agents, a Borrowing Base Certificate on or before the twentieth (20th) day of each Fiscal Period, or, during the continuance of an Availability Triggering Event, more frequently (up to weekly) if requested by the Agents, for the preceding Fiscal Period end (or such shorter period during an Availability Triggering Event), in form reasonably satisfactory to the Agents and containing the information identified in Schedule 6.7. If any of the Loan Parties’ records or reports of the Collateral required to be delivered pursuant to this Agreement are prepared by an accounting service or other agent, each Loan Party hereby authorizes such service or agent to deliver such records or reports to the Agents, for distribution to the Lenders. Without limiting the foregoing, Metals USA may, at or prior to the closing of a Permitted Acquisition (but subject to any review of the Newly Obligated Entity’s Eligible Accounts and Eligible Inventory as required by the definitions of such terms), deliver a revised Borrowing Base Certificate showing the Borrowing Base on a pro forma basis after giving effect to such acquisition, which would be effective for purposes of Borrowing as of the time of the closing of such Permitted Acquisition and, for the avoidance of doubt, demonstrating compliance with Section 9.10(b)(ii)(B). Metals USA shall be permitted upon notice of such election to the Agents to deliver an updated Borrowing Base Certificate more frequently than monthly (as specified in such notice), provided that in such case, Metals USA shall, for the immediately following 90 days, deliver an updated Borrowing Base Certificate with the same frequency as the frequency specified in such notice.

Section 6.8 Accounts. (a) Each Loan Party represents and warrants that, with respect to such Loan Party’s Accounts included in any Borrowing Base Certificate as Eligible Accounts: (i) each existing Account represents, and each future Account will represent, a bona fide sale or lease and delivery of goods by such Loan Party, or rendition of services by such Loan Party, in the ordinary course of such Loan Party’s business; (ii) each existing Account is, and each future Account will be, for a liquidated amount payable by the Account Debtor thereon on the terms then in effect or in the schedule thereof delivered to the Collateral Agent, without any offset, deduction, defense, or counterclaim except those known to such Loan Party (unless otherwise reflected in the Borrowing Base Certificate); (iii) no payment will be received with respect to any Account, and no credit, discount, or extension, or agreement therefor will be granted on any Account except in the ordinary course of business consistent with past practice; (iv) each copy of any invoice with respect to such Account delivered to the Collateral Agent by such Loan Party will be a genuine copy of the original invoice sent to the Account Debtor named therein; and (v) all goods described in any such invoice representing a sale of goods will have been delivered to the Account Debtor and all services of such Loan Party described in each invoice will have been performed.

(b) No Loan Party shall re-date any invoice or sale or make sales on extended dating or extend or modify any Account outside the ordinary course of business. If any Loan Party becomes aware of any matter adversely affecting the collectibility of any Account or the Account Debtor therefor involving an amount greater than $2,000,000, including information regarding the Account Debtor’s creditworthiness, such Loan Party will promptly so advise the Collateral Agent.

(c) No Loan Party shall, without the Collateral Agent’s prior written consent, accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Account other than Accounts which (i) do not exceed $1,000,000 individually and (ii) at the time of accepting such note or other instrument are not less than ninety (90) days past due from the date of the original invoice therefor or in settlement of a bankrupt or disputed account. If the Collateral Agent consents to the acceptance of any such instrument, it shall be considered as evidence of the Account and not payment thereof and such Loan Party will promptly deliver such instrument to the Collateral Agent, endorsed by such Loan Party to the Collateral Agent in a manner satisfactory in form and substance to the Collateral Agent. Regardless of the form of presentment, demand, or notice of protest with respect thereto, such Loan Party shall remain liable thereon until such instrument is paid in full.

(d) The applicable Loan Party shall notify the Collateral Agent promptly of all offsets, deductions, defenses, or counterclaims in excess of $1,000,000 with any Account Debtor, and agrees to settle, contest, or adjust such dispute or claim at no expense to the Secured Parties. No discount, credit, or allowance shall be granted to any such Account Debtor without the Collateral Agent’s prior written consent, except for discounts, credits, and allowances made or given in the ordinary course of such Loan Party’s business (unless an Event of Default has occurred and is continuing and the Collateral Agent has notified Metals USA that such exception is withdrawn). Such Loan Party shall promptly send the Collateral Agent a copy of each credit memorandum in excess of $1,000,000. The Collateral Agent may at all times when an Event of Default exists, settle or adjust disputes and claims directly with Account Debtors of any Loan Party for amounts and upon terms which the Collateral Agent or the Majority Lenders, as applicable, shall consider advisable and, in all cases, the Collateral Agent will credit the Loan Account with the net amounts received by the Collateral Agent in payment of any Accounts.

(e) If an Account Debtor returns any Inventory to a Loan Party then, unless an Event of Default exists and the Collateral Agent has given notice to Metals USA not to do so, such Loan Party shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount. The applicable Loan Party shall promptly report to the Collateral Agent any return involving an amount in excess of $1,000,000. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. In the event any Account Debtor returns Inventory to a Loan Party when an Event of Default exists, such Loan Party, upon the request of the Collateral Agent, shall: (i) hold the returned Inventory in trust for the Collateral Agent; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to the Collateral Agent’s written instructions; and (iv) not issue any credits or allowances with respect thereto without the Collateral Agent’s prior written consent. All returned Inventory of any Loan Party shall be subject to the Collateral Agent’s Liens thereon. Whenever any Inventory is returned, the related Account shall be deemed ineligible (without duplication of any other exclusion) to the extent of the amount owing by the Account Debtor with respect to such returned Inventory.

Section 6.9 Collection of Accounts; Payments. (a) Effective on the Closing Date the Loan Parties shall establish a Payment Account (the “Primary Payment Account”) with the Collateral Agent into which all Account collections and other proceeds of Revolving Facility First Lien Collateral will be deposited (and the Loan Parties shall promptly transfer to the

Primary Payment Account any such collections or proceeds on deposit in or credited to any other Payment Account or other account, or received directly by any Loan Party), and the Loan Parties hereby agree that, during an Accounts Availability Triggering Event, the Collateral Agent will have exclusive control over the Primary Payment Account; provided, however, that, in the absence of an Accounts Availability Triggering Event, the Loan Parties will have exclusive right to make withdrawals from the Primary Payment Account. During an Accounts Availability Triggering Event, the Agents shall have the right to apply funds on deposit in or credited to the Primary Payment Account to any outstanding Revolving Loans and the Borrowers shall have the right, subject to the terms and conditions of this Agreement, to request Borrowings hereunder and direct the disposition of Revolving Loan proceeds. During an Accounts Availability Triggering Event, the Loan Parties shall not be entitled to present items drawn on or otherwise to withdraw or direct the dispositions of funds from the Primary Payment Account. The Loan Parties shall not be entitled to close the Primary Payment Account until all obligations under this Agreement are paid and performed in full. Notwithstanding any other agreements the Loan Parties may have with any Secured Party, the Collateral Agent shall be entitled, during an Accounts Availability Triggering Event, for purposes of this Agreement to give instructions as to the withdrawal or disposition of funds from time to time credited to any deposit account with the Collateral Agent, any Payment Account, or the Primary Payment Account, or as to any other matters relating to any of the forgoing without further consent of the Loan Parties. The Collateral Agent’s power under this Agreement to give instructions as to the withdrawal or disposition of any funds from time to time credited to the Primary Payment Account, any other Payment Account or deposit account with the Collateral Agent or as to any other matters relating to the foregoing includes, without limitation, during an Accounts Availability Triggering Event, the power to give stop payment orders for any items being presented to such accounts for payment.

(b) No later than ninety (90) days from the Closing Date or such later time as the Collateral Agent shall agree, the Loan Parties shall establish a lock-box service for collections of Accounts at Clearing Banks acceptable to the Collateral Agent and, with respect to bank accounts with Clearing Banks other than the Collateral Agent, if requested by the Collateral Agent, subject to Blocked Account Agreements and other documentation reasonably acceptable to the Collateral Agent. The Loan Parties shall instruct all Account Debtors with respect to Accounts to make all payments directly to the address established for each such lock-box service or electronically into such lock-box accounts. If, notwithstanding such instructions, any Loan Party receives any proceeds of Accounts, it shall deliver such payments to the Collateral Agent or deposit them into a Payment Account. During an Accounts Availability Triggering Event, all collections received in any lock-box or Payment Account or directly by any Loan Party or the Collateral Agent, and all funds in any Payment Account or other account to which such collections are deposited shall be subject to the Collateral Agent’s sole control and withdrawals by any Loan Party shall not be permitted; provided, however, that, in the absence of an Accounts Availability Triggering Event, all collections received in any lock-box or Payment Account, and all funds in any Payment Account or other account to which such collections are deposited shall be subject to the Borrowers’ exclusive right of withdrawal. The Collateral Agent or its designee may, at any time after the occurrence and during the continuation of an Event of Default, upon notice to Metals USA, notify Account Debtors that the Accounts have been assigned to the Collateral Agent and of the Collateral Agent’s security interest therein, and may collect them directly and charge the collection costs and expenses to the Loan Account as a Revolving Loan. So long as an Event of Default exists, the Borrowers, at the Collateral Agent’s request, shall execute and deliver to the Collateral Agent such documents as the Collateral Agent shall reasonably request to grant the Collateral Agent access to any post office box in which collections of Accounts are received.

(c) If sales of Inventory are made or services are rendered by any Loan Party for cash, such Loan Party shall promptly deposit such cash into the Primary Payment Account.

(d) Except as otherwise provided in this Section 6.9, all payments received by the Collateral Agent in a bank account, an account separate from the Primary Payment Account, a Payment Account or a lock-box account, designated by the Loan Parties and the Collateral Agent will be credited to the Loan Account (conditional upon final collection) on the same day received (if received prior to 3:00 p.m. (New York, New York time)); provided that the Loan Parties shall compensate the Collateral Agent for the cost of collection and clearance of remittances applied to the Loan Account, including interest for one (1) day, on all uncollected funds credited to the Loan Account as provided by this Section 6.9(d).

(e) In the event all of the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made and any Obligations relating to Bank Products) are repaid upon the termination of this Agreement or upon acceleration of the Obligations, other than through the Collateral Agent’s receipt of payments on account of the Accounts or proceeds of the other Collateral, such payment will be credited (conditional upon final collection) to the Loan Account (i) on the date of the Collateral Agent’s receipt of such funds if such funds are collected funds or other immediately available funds if received by 3:00 p.m. (New York, New York time) or (ii) one (1) Business Day after the Collateral Agent’s receipt of such funds if such funds are uncollected funds or collected or immediately available funds received after such time.

Section 6.10 Inventory; Perpetual Inventory. (a) Each Loan Party will keep its Inventory (other than returned or obsolete Inventory) in good and marketable condition, except for damaged or defective goods arising in the ordinary course of such Loan Party’s business. No Loan Party will, without the prior written consent of the Collateral Agent, acquire or maintain any Inventory in excess of $1,000,000 at any time on consignment or approval unless such Inventory is disclosed to the Collateral Agent pursuant to Section 6.7 and the applicable Loan Party takes appropriate steps to insure that all of such Inventory meets the criteria of Eligible Inventory, including delivery of appropriate subordination agreements, if necessary. Each Loan Party will conduct a physical count of its Inventory at least once per Fiscal Year, and during the existence of an Event of Default, at such other times as the Collateral Agent may reasonably request. Each Loan Party will maintain a perpetual Inventory reporting system at all times. Without the Collateral Agent’s written consent, no Loan Party will sell, through a single transaction or a series of related transactions, Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis in excess of $1,000,000.

(b) In connection with all Inventory financed by letters of credit, the Loan Parties will, at the Collateral Agent’s request, instruct all suppliers, carriers, forwarders,

customs brokers, warehouses or other Persons receiving or holding cash, checks, Inventory, documents or instruments in which the Collateral Agent holds a security interest to deliver them to the Collateral Agent and/or subject to the Collateral Agent’s order, and if they shall come into such Loan Party’s possession, to deliver them, upon request, to the Collateral Agent in their original form. The Loan Parties shall also, at the Collateral Agent’s request, designate the Collateral Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

Section 6.11 Documents, Instruments, and Chattel Paper. Each Loan Party represents and warrants to the Secured Parties that (a) all documents, instruments, and Chattel Paper of such Loan Party describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be, to the knowledge of such Loan Party, complete, valid, and genuine, and (b) all goods evidenced by such documents, instruments, and Chattel Paper are and will be owned by such Loan Party free and clear of all Liens other than Permitted Liens. If any Loan Party retains possession of any Chattel Paper or instruments, at Collateral Agent’s request upon an Event of Default, instruments shall be marked with the following legend: “This writing and the obligations evidenced or served hereby are subject to the security interest of Bank of America, N.A., as Collateral Agent, for the benefit of Collateral Agent and certain Secured Parties.”

Section 6.12 Right to Cure. The Collateral Agent may, in its reasonable discretion, and shall, at the direction of the Majority Lenders, subject to any Replacement Intercreditor Agreement and the Intercreditor Agreement, pay any reasonable amount or do any reasonable act required of any Loan Party hereunder or under any other Loan Document in order to preserve, protect, maintain, or enforce the Obligations, the Collateral or the Collateral Agent’s Liens therein, and which any Loan Party fails to timely pay or do, including payment of any judgment against any Loan Party, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other Lien upon or with respect to the Collateral. All payments that the Collateral Agent makes under this Section 6.12 and all out-of-pocket costs and expenses that the Collateral Agent pays or incurs in connection with any action taken by it hereunder shall be charged to the Loan Account as a Revolving Loan. Any payment made or other action taken by the Collateral Agent under this Section 6.12 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

Section 6.13 Power of Attorney. Each Loan Party, as to itself, hereby appoints the Collateral Agent and the Collateral Agent’s designee as such Loan Party’s attorney, with power: (a) to endorse such Loan Party’s name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Collateral Agent’s or any Secured Parties’ possession; (b) to sign such Loan Party’s name on any invoice, bill of lading, warehouse receipt, or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements, and other public records and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedure; (c) so long as any Event of Default exists, to notify the post office authorities to change the address for delivery of such Loan Party’s mail to an address designated by the Collateral Agent and to receive, open, and dispose of all mail addressed to such Loan Party; (d) to send requests for verification of

Accounts to customers or Account Debtors; provided, however, in the absence of an Event of Default, the Collateral Agent agrees that it will not attempt to verify more than ten (10) Accounts each month; (e) to clear Inventory through customs in such Loan Party’s name, the Collateral Agent’s name, or the name of the Collateral Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Loan Party’s name for such purpose; and (f) to do all things the Collateral Agent determines are necessary to carry out this Agreement. Each Loan Party ratifies and approves all acts of such attorney. None of the Lenders, the Collateral Agent, nor their attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than any such liability arising from any such Person’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and all outstanding Obligations have been fully satisfied.

Section 6.14 The Collateral Agent’s and the Lenders’ Rights, Duties, and Liabilities. (a) The Loan Parties assume all responsibility and liability arising from or relating to the use, sale, or other disposition of the Collateral. The Obligations shall not be affected by any failure of the Collateral Agent or any other Secured Party to take any steps to perfect the Collateral Agent’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Loan Party from any of the Obligations. Following the occurrence and during the continuation of an Event of Default, the Collateral Agent may (but shall not be required to), and at the direction of the Majority Lenders shall, subject to any Replacement Intercreditor Agreement and the Intercreditor Agreement, without notice to or consent from any Loan Party sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of any Loan Party for the Obligations or under this Agreement or any other agreement now or hereafter existing between the Collateral Agent and/or any other Secured Party and any Loan Party.

(b) It is expressly agreed by the Loan Parties that, anything herein to the contrary notwithstanding, each of the Loan Parties shall remain liable under each of its contracts and each of its licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contract or license by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by the Collateral Agent or any other Secured Party of any payment relating to any contract or license pursuant hereto that is applied as required herein. Neither the Collateral Agent nor any other Secured Party shall be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 6.15 Guaranties; Third Party Joinder. Subject to the provisions of and pursuant to Section 15.20, promptly upon creation or acquisition of any Subsidiary of a Loan Party, such Loan Party shall, to the extent required pursuant to Section 9.20, cause such new Subsidiary to become a Loan Party by executing and delivering to the Collateral Agent a Guaranty Agreement and other instruments, certificates, and agreements as the Collateral Agent may reasonably request. Upon execution and delivery of such Guaranty Agreement and other instruments, certificates, and agreements, such newly created or acquired Subsidiary shall automatically become a Loan Party and thereupon shall have all of the rights, benefits, duties, and obligations of a Loan Party under the Loan Documents.

Section 6.16 Voting Rights, Distributions, etc. in Respect of Investment Property. (a) Unless an Event of Default exists and the Collateral Agent has delivered a notice as contemplated by Section 6.16(b), and subject to any Replacement Intercreditor Agreement and the Intercreditor Agreement, (i) each Loan Party shall be entitled to exercise any and all voting and other consensual rights (including, without limitation, the right to give consents, waivers, and notifications in respect of any securities) pertaining to its Investment Property or any part thereof; provided, however, that without the prior written consent of the Collateral Agent and the Majority Lenders, no vote shall be cast or consent, waiver, or ratification given or action taken which would (A) be inconsistent with or violate any provision of this Agreement or any other Loan Document or (B) amend, modify, or waive any material term, provision, or condition of the certificate of incorporation, bylaws, certificate of formation, or other charter document or other agreement relating to, evidencing, providing for the issuance of, or securing any such Investment Property, in any manner that would impair such Investment Property, the transferability thereof, or the Collateral Agent’s Liens therein, and (ii) each Borrower shall be entitled to receive and retain any and all dividends, interest paid and other cash distributions in respect of any of such Investment Property (unless otherwise required by this Agreement).

(b) During the existence of an Event of Default, subject to any Replacement Intercreditor Agreement and the Intercreditor Agreement, (i) the Collateral Agent may, after delivery of notice to the applicable Loan Party, exercise all voting and corporate rights at any meeting of any corporation, partnership, or other business entity issuing any of the Collateral consisting of Investment Property, the proceeds thereof (in cash or otherwise) (as used in this Section 6.16 collectively, the “Pledged Collateral”) held by the Collateral Agent hereunder, and any and all rights of conversion, exchange, subscription, or any other rights, privileges, or options pertaining to any of the Pledged Collateral as if it were the absolute owner thereof, including, without limitation, the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization, or other readjustment of any corporation, partnership, or other business entity issuing any of such Pledged Collateral or upon the exercise by any such issuer or the Collateral Agent of any right, privilege, or option pertaining to any of the Pledged Collateral, and in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to exercise any of the aforesaid rights, privileges, or options, and the Collateral Agent shall not be responsible for any failure to do so or delay in so doing, (ii) after the Collateral Agent’s giving of the notice specified in clause (i) of this Section 6.16(b), all rights of any Loan Party to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6.16(a) and to receive the dividends, interest, and other distributions which it would otherwise be authorized to receive and retain thereunder shall be suspended until such Event of Default shall no longer exist or as the Collateral Agent shall otherwise specify, and all such rights shall, until such Event of Default shall no longer exist or as the Collateral Agent shall otherwise specify, thereupon become vested in the Collateral Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends, interest, and other distributions, (iii) all dividends, interest, and other distributions which are received by any Loan Party contrary to the provisions of this Section 6.16(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement), and (iv) each Loan Party shall execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies and other instruments as the Collateral Agent may reasonably request for the purpose of enabling the Collateral Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 6.16(b) and to receive the dividends, interest, and other distributions which it is entitled to receive and retain pursuant to this Section 6.16(b). The foregoing shall not in any way limit the Collateral Agent’s power and authority granted pursuant to Section 6.13. After all Events of Default have been cured or waived and the applicable Loan Party shall have delivered to the Collateral Agent certificates to that effect, the Collateral Agent shall, promptly after all such Events of Default have been cured or waived, repay to each Loan Party (without interest) all dividends or other distributions that such Loan Party would otherwise be permitted to retain pursuant to the terms of Section 6.16(a) above and that remain in such account.

Section 6.17 Personal Property. The Secured Parties and the Loan Parties hereby agree as follows:

(a) Perfection by Filing. The Collateral Agent may, and the Loan Parties hereby authorize the Collateral Agent to, at any time and from time to time, file financing statements, continuation statements, and amendments thereto that describe the Collateral as “all assets” or words of similar import and which contain any other information required pursuant to Article 9 of the UCC for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, and each Loan Party agrees to furnish any such information to the Collateral Agent promptly upon request. The Collateral Agent shall inform the applicable Loan Parties of any such filing either prior to, or reasonably promptly after, such filing. The Loan Parties acknowledge that they are not authorized to file any financing statement covering the Collateral or amendment or termination statement with respect to any financing statement covering the Collateral without the prior written consent of Collateral Agent (or the Noteholder Collateral Agent or an Other Pari Passu Collateral Agent, with respect to Collateral other than Revolving Facility First Lien Collateral) and agree that they will not do so without the prior written consent of Collateral Agent, subject to (i) the Loan Parties’ rights under Section 9-509(d)(2) of Article 9 of the UCC, (ii) financing statements that may be filed, in accordance with the Intercreditor Agreement, to perfect the Noteholder Liens in the Collateral or (iii) financing statements that may be filed, in accordance with any Replacement Intercreditor Agreement, to perfect the Other Pari Passu Liens in the Collateral.

(b) Other Perfection, etc. Each Loan Party shall, at any time and from time to time, take such steps as the Collateral Agent may reasonably request for the Collateral Agent (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Collateral Agent, of any bailee having possession of any of the Collateral in excess of $1,000,000 and not having otherwise entered into a subordination agreement for the benefit of the Collateral Agent, stating that the bailee holds such Collateral for the Collateral Agent, (ii) to obtain “control” of any Investment Property, deposit accounts, letter-of-credit rights, or Electronic Chattel Paper constituting Revolving Facility First Lien Collateral (as such terms are defined by Article 9 of the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral) in excess of $1,000,000 individually and $10,000,000 in the aggregate, with any agreements establishing control to be in form and substance reasonably satisfactory to the Collateral Agent, and (iii) otherwise to insure the continued perfection and priority of the Collateral Agent’s security interest in any of the Collateral (to the extent required hereunder) and of the preservation of its rights therein. If any Loan Party shall at any time, acquire a Commercial Tort Claim with an expected value of at least $1,000,000 individually and $10,000,000 in the aggregate, such Loan Party shall promptly notify the Collateral Agent thereof in a writing, therein providing a reasonable description and summary thereof, and upon delivery thereof to the Collateral Agent, such Loan Party shall be deemed to thereby grant to the Collateral Agent (and such Loan Party hereby grants to the Collateral Agent) a security interest and Lien in and to such Commercial Tort Claim and all proceeds thereof, all upon the terms of and governed by this Agreement.

(c) Savings Clause. Nothing contained in this Section 6.17 shall be construed to narrow the scope of the Collateral Agent’s Liens or the perfection or priority thereof or to impair or otherwise limit any of the rights, powers, privileges, or remedies of the Secured Parties under the Loan Documents.

Section 6.18 Intercreditor Agreement Governs. (a) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE OTHER SECURITY DOCUMENTS AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND/OR ANY REPLACEMENT INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND/OR ANY REPLACEMENT INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND/OR ANY REPLACEMENT INTERCREDITOR AGREEMENT, AS APPLICABLE, SHALL CONTROL.

(b) The Agents and Lenders acknowledge and agree, on behalf of themselves and any Secured Party, that, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, until the termination of the Senior Notes Security Documents and the release of the Noteholder Collateral Agent’s Lien in such Collateral, the Loan Parties shall not be required to act or refrain from acting pursuant to this Agreement or any other Loan Document or with respect to any Collateral on which the Noteholder Collateral

Agent has a Lien superior in priority to the Collateral Agent’s Lien thereon in any manner that would result in a default under the terms and provisions of the Senior Notes Collateral Agreement or any document governing the Senior Secured Notes.

(c) Reference is made to the Intercreditor Agreement. Each Lender hereunder (i) consents to the subordination of Liens provided for in the Intercreditor Agreement and (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender.

(d) In the event that, from time to time, Holdings, any Borrower or any Subsidiary incurs or intends to incur any Other Pari Passu Indebtedness or Permitted Refinancing Indebtedness that shall Refinance the Senior Secured Notes to be secured by a first Lien (subject to Permitted Liens) on all or part of the Collateral (other than the Revolving Facility First Lien Collateral) and/or a second Lien on all or part of the Revolving Facility First Lien Collateral (subject to Permitted Liens), and the existing Intercreditor Agreement is required to be replaced, amended or otherwise supplemented in order to effect appropriate intercreditor arrangements with the holders of such Other Pari Passu Indebtedness or Permitted Refinancing Indebtedness, then upon the request of Metals USA, the Collateral Agent shall, on behalf of itself and the other Secured Parties, promptly enter into a replacement, amended or supplemented intercreditor agreement (each, a “Replacement Intercreditor Agreement”) with the holders of such Other Pari Passu Indebtedness or Permitted Refinancing Indebtedness or any Other Pari Passu Collateral Agent or collateral agent with respect to such Permitted Refinancing Indebtedness (and the Lenders hereby authorize and instruct the Collateral Agent to enter into any such Replacement Intercreditor Agreement) and other necessary parties, subject to satisfaction of the following conditions:

(i) the incurrence of such Other Pari Passu Indebtedness or Permitted Refinancing Indebtedness shall be permitted hereunder and the Liens securing the same shall also be permitted hereunder (after giving effect to such Replacement Intercreditor Agreement);

(ii) the terms of each Replacement Intercreditor Agreement shall be no less favorable to the Secured Parties, in any material respect, than the Intercreditor Agreement and shall otherwise be reasonably acceptable to the Collateral Agent;

(iii) after giving effect to such incurrence of such other Pari Passu Indebtedness or Permitted Refinancing Indebtedness and the application of the proceeds thereof, no Event of Default shall exist; and

(iv) the Collateral Agent shall have received a certificate from a Responsible Officer of Metals USA stating that all foregoing conditions precedent to the entry into any Replacement Intercreditor Agreement have been satisfied.

Each Lender hereunder (i) consents to the subordination of Liens provided for in each Replacement Intercreditor Agreement and (ii) agrees that it will be bound by and will take no actions contrary to the provisions of any Replacement Intercreditor Agreement. The Agents and

Lenders acknowledge and agree, on behalf of themselves and any Secured Party, that, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, until the termination of such Other Pari Passu Indebtedness or Permitted Refinancing Indebtedness and the release of all Liens on the Collateral granted to secure such Other Pari Passu Indebtedness or Permitted Refinancing Indebtedness, the Loan Parties shall not be required to act or refrain from acting pursuant to this Agreement or any other Loan Document or with respect to any Collateral on which such Other Pari Passu Collateral Agent or collateral agent with respect to such Permitted Refinancing Indebtedness has a Lien superior in priority to the Collateral Agent’s Lien thereon in any manner that would result in a default under the terms and provisions of any document governing such Other Pari Passu Indebtedness or Permitted Refinancing Indebtedness.

(e) The foregoing provisions are intended as an inducement to the Lenders to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement and any Replacement Intercreditor Agreement.

ARTICLE 7

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

Section 7.1 Books and Records. Each of Holdings and the Borrowers shall, and shall cause each Subsidiary to, maintain, at all times, correct and complete books, records, and accounts in which complete, correct, and timely entries are made of all dealings and transactions in relation to its business and activities in conformity with GAAP and all Requirements or Law. Each of Holdings and the Borrowers shall, and shall cause each Subsidiary to, maintain at all times books and records pertaining to the Collateral in such detail, form, and scope as the Administrative Agent shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts, (b) the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory, and (c) all other dealings affecting the Collateral.

Section 7.2 Financial Information. The Borrowers will furnish, or cause to be furnished, to the Administrative Agent (which will promptly furnish such information to the Lenders) the following in such detail as the Administrative Agent shall reasonably request:

(a) The Borrowers will furnish, or cause to be furnished, as soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year (or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act), consolidated audited, and consolidating (with respect to each business product group of Metals USA) unaudited, balance sheets, statements of income, cash flow, and stockholders’ equity for Metals USA and its Subsidiaries for such Fiscal Year, the accompanying notes thereto, and setting forth in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting in all material respects the financial position and the results of operations of Metals USA and its Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP or, in the case of consolidating financial statements, the Borrowers’ standard internal practices. Such Financial Statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such Financial

Statements performed on a consolidated basis, accompanied by a report thereon (without a “going concern” or like material qualification or exception) of independent certified public accountants of national standing selected by Metals USA (it being understood that the delivery by Metals USA of Annual Reports on Form 10-K of Metals USA shall satisfy the requirements of this Section 7.2(a) to the extent such Annual Reports include all the information specified herein).

(b) The Borrowers will furnish, or cause to be furnished, as soon as available, but in any event not later than thirty (30) days after the end of each Fiscal Period (or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act), other than any Fiscal Period which is a Fiscal Quarter end and with respect to any such Fiscal Quarter end within forty-five (45) days after the end of such Fiscal Quarter, a Compliance Certificate, consolidated and consolidating (with respect to each business product group of Metals USA) unaudited balance sheets of Metals USA and its Subsidiaries as at the end of such Fiscal Period or Fiscal Quarter, as applicable, and consolidated and consolidating (with respect to each business product group of Metals USA) unaudited statements of income and cash flow for Metals USA and its Subsidiaries for such Fiscal Period or Fiscal Quarter, as applicable, and for the period from the beginning of the Fiscal Year to the end of such Fiscal Period or Fiscal Quarter, as applicable, all in reasonable detail, fairly presenting in all material respects the financial position and results of operations of Metals USA and its Subsidiaries as at the date thereof and for such periods, and prepared in accordance with GAAP (other than presentation of footnotes and subject to normal year-end adjustments) applied consistently with the audited Financial Statements required to be delivered pursuant to Section 7.2(a) or, in the case of consolidating Financial Statements, the Borrowers’ standard internal practices. Metals USA shall certify by a certificate signed by its chief financial officer or chief accounting officer or a Responsible Officer that all such Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects, subject to normal year-end adjustments and the absence of footnotes, the financial position of Metals USA and its Subsidiaries as at the dates thereof and its results of operations for the periods then ended (it being understood that the delivery by Metals USA of Quarterly Reports on Form 10-Q of Metals USA shall satisfy the requirements of this Section 7.2(b) to the extent such Quarterly Reports include the information specified herein).

(c) The Borrowers will furnish, or cause to be furnished, within forty-five days (45) of the last day of each Fiscal Quarter, a certificate of the chief financial officer or chief accounting officer or Responsible Officer of Metals USA in the form of Exhibit F (a “Compliance Certificate”) (i) (if applicable) setting forth in reasonable detail the calculations required to establish compliance with Section 9.24 during the period covered by such Financial Statements and as at the end thereof, and (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular date, and (B) no Default or Event of Default then exists. If such certificate discloses that a representation or warranty is not true or correct, or that a covenant has not been complied with, or that a Default or Event of Default exists, such certificate shall set forth what action the Borrowers have taken or propose to take with respect thereto.

(d) The Borrowers will furnish, or cause to be furnished, no sooner than sixty (60) days prior to and not less than thirty (30) days after the beginning of each Fiscal Year, an annual budget with respect to such Fiscal Year prepared by Metals USA during such time period (to include forecasted consolidated and consolidating (with respect to each business product group of Metals USA) balance sheets and statements of income and cash flow) for Metals USA and its Subsidiaries as at the end of and for each Fiscal Period of such Fiscal Year.

(e) [Reserved].

(f) The Borrowers will furnish, or cause to be furnished, promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by Holdings, any Borrower or any Subsidiary with the SEC under the Exchange Act, and all material notices sent or received by any Borrower to or from the holders of any Indebtedness (excluding industrial development revenue bonds and mortgages) of any Borrower registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued.

(g) The Borrowers will furnish, or cause to be furnished, as soon as available, but in any event not later than fifteen (15) days after the receipt by the Board of Directors of each of Holdings, any Borrower or any Subsidiary of a copy of all reports submitted to such board of Directors in connection with any material interim or special audit and a copy of any final “management letter” prepared by any independent certified public accountants of the Holdings, any Borrower or any Subsidiary.

(h) The Borrowers will furnish promptly after the request by an Agent or any (through the Administrative Agent) Lender all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(i) The Borrowers will furnish to the Agents, as soon as practicable upon the reasonable request of either Agent not more frequently than once per year, a certificate of a Responsible Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this paragraph (i).

(j) The Borrowers will furnish, or cause to be furnished, such additional information as an Agent and/or any Lender (through the Administrative Agent) may from time to time reasonably request regarding the financial and business affairs of any Borrower.

Information required to be delivered pursuant to this Section 7.2 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and shall remain available on a website maintained by the SEC, provided that Metals USA shall have notified (which may be made by facsimile or electronic mail) the Administrative Agent of the posting of any such information, and provided further that upon the request of the Administrative Agent, the Borrowers shall furnish such information to the Administrative Agent in the form otherwise required pursuant to this Section 7.2.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Letter of Credit Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Letter of Credit Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 15.22); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 7.3 Notices to the Lenders. The Borrowers shall notify the Administrative Agent and the Lenders in writing of the following matters at the following times:

(a) promptly after becoming aware of any Default or Event of Default;

(b) promptly after becoming aware of any event or circumstance which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(c) promptly after becoming aware of any pending or threatened (in writing) action, suit, proceeding, or counterclaim by any Person, or any pending or threatened investigation by a Governmental Authority, as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(d) promptly after becoming aware of any pending or threatened (in writing) strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Loan Party, in each case, that could reasonably be expected to have a Material Adverse Effect;

(e) any change in any Loan Party’s name, state of organization, or form of organization, in each case at least fifteen (15) days prior thereto;

(f) upon request, copies of any annual report to be filed pursuant to ERISA in connection with each Plan and copies of any pension reports obtained by any Loan Party;

(g) promptly and in any event within ten (10) Business Days after any Borrower knows that a Reportable Event has occurred, a statement generally describing the Reportable Event and the action, if any, that such Borrower or (if known by such Borrower) any ERISA Affiliate has taken or proposes to take with respect thereto;

(h) promptly any records, documents or other information must be furnished to the Pension Benefit Guaranty Corporation by any Loan Party with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents or information;

(i) promptly and in any event within ten (10) Business Days after receipt by any Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning such Multiemployer Plan, the imposition of withdrawal liability, its reorganization or termination (each within the meaning of Title IV of ERISA) or the amount of liability incurred or that may be incurred by such entity in connection with such event; and

(j) promptly after commencement of any Commercial Tort Claim for which notice is required to be delivered pursuant to Article 6, such notice to include the details thereof.

Each notice given under this Section (other than under subsections (f), (h) and (i)) shall describe the subject matter thereof in reasonable detail, and shall set forth the action that any Loan Party has taken or proposes to take with respect thereto.

ARTICLE 8

GENERAL WARRANTIES AND REPRESENTATIONS

Holdings and each Borrower warrants and represents to the Agents, the Letter of Credit Issuers and the Lenders that:

Section 8.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents; No Conflicts. Each such Person has the power and authority to execute, deliver, and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant to the Collateral Agent Liens upon the Collateral. Each such Person has taken all necessary action (including obtaining approval of its stockholders, partners, general partner(s), members, or other applicable equity owners, if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been duly executed and delivered by each such Person, and constitute the legal, valid, and binding obligations of each such Person, enforceable against it in accordance with their respective terms without defense, set-off, or counterclaim, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity. The execution, delivery and performance of the Loan Documents do not and will not conflict with, or constitute a violation or breach of, or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in or require the creation or imposition of any Lien upon the property of Holdings or any Borrower by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture, document, or instrument to which Holdings or any Borrower is a party or which is binding upon it the effect of which could reasonably be expected to have a Material Adverse Effect, (b) any Requirement of Law applicable to Holdings or such Borrower the effect of which could reasonably be expected to have a Material Adverse Effect, or (c) the certificate or articles of incorporation, by-laws, or other organizational or constituent documents, as the case may be, of Holdings or such Borrower.

Section 8.2 Validity and Priority of Security Interest. (a) This Agreement and the applicable Security Documents are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof and (i) when the Pledged Collateral is delivered to the Collateral Agent (subject to the terms of the Senior Notes Collateral Agreement, any Replacement Intercreditor Agreement and the Intercreditor Agreement), the Lien created under this Agreement and the applicable Security Documents shall constitute a fully perfected second-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person (other than (x) pursuant to the terms of the Senior Notes Collateral Agreement and the Intercreditor Agreement, the Senior Liens or (y) pursuant to the terms of any Replacement Intercreditor Agreement, the Other Pari Passu Senior Liens), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 8.2, the Lien created under this Agreement and the applicable Security Documents will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(b) Upon the recordation of this Agreement and the Copyright, Patent, and Trademark Agreements with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 8.2, the Lien created under this Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the domestic Proprietary Rights identified and set forth on Schedule 8.11 in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (other than with respect to Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights registered or acquired by the Loan Parties after the date hereof).

(c) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 8.2, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens (including (i) pursuant to the terms of the Senior Notes Security Documents and the Intercreditor Agreement, the Noteholder Liens or (ii) pursuant to the terms of any Replacement Intercreditor Agreement, the Other Pari Passu Liens).

Section 8.3 Organization, Qualification and Good-Standing. Each Loan Party (a) is duly formed or organized and validly existing and (as of the Closing Date) in good standing, except as otherwise indicated on Schedule 8.3, under the laws of the jurisdiction of its formation or organization, (b) is qualified to do business as a foreign business entity and is in good standing in the jurisdictions set forth on Schedule 8.3, which as of the Closing Date are the only jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business except for any jurisdiction for which the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to conduct its business and to own its property as presently conducted or owned.

Section 8.4 Corporate Name; Prior Transactions. Except as set forth on Schedule 8.4 or as permitted by this Agreement, since the date of its organization or acquisition as a Subsidiary of Holdings, whichever time period is shorter, no Loan Party has, as of the Closing Date, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person.

Section 8.5 Subsidiaries. Schedule 8.5 is a correct and complete list, as of the Closing Date, of the name and relationship to Holdings of each and all of Holdings’ Subsidiaries. Schedule 8.5 sets forth, as of the Closing Date, a true and complete listing of each class of authorized Capital Stock, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and beneficially owned by the Persons identified on Schedule 8.5. As of the Closing Date, all Borrowers are Wholly-Owned Subsidiaries of Holdings and all Borrowers (other than Metals USA) are Wholly-Owned Subsidiaries of Metals USA, and the Borrowers constitute all of the Subsidiaries of Holdings and Metals USA, except as set forth in Schedule 8.5.

Section 8.6 Financial Statements and Projections. (a) Metals USA has delivered to the Administrative Agent, which will deliver to each Lender (i) the audited consolidated balance sheet and related statements of income, cash flow, and stockholders’ equity for Metals USA and its Subsidiaries as of December 31, 2009, and for the Fiscal Year then ended, accompanied by the report thereon of Metals USA’s independent certified public accountants, (ii) the unaudited consolidated balance sheet and related statements of income, cash flow and stockholders’ equity for Metals USA and its Subsidiaries as of September 30, 2010, and for the nine month period then ended, and certified by a Responsible Officer and (iii) the unaudited consolidated balance sheet and related statements of income, cash flow and stockholders’ equity for Metals USA and its Subsidiaries as of September 30, 2010, and for the Fiscal Quarter then ended, and certified by a Responsible Officer. All such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of Metals USA and its Subsidiaries as at the dates thereof and their results of operations for the periods then ended (except, with respect to the financial statements described in clauses (ii) and (iii) above, for the absence of applicable footnotes and subject to normal year-end adjustments).

(b) The Projections have been prepared in good faith based upon assumptions Metals USA believed to be reasonable at the time such Projections were prepared; it being recognized by the Lenders that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results.

Section 8.7 Solvency. Immediately following the making of each Revolving Loan and after giving effect to the application of the proceeds thereof and the issuance of the Letters of Credit, the Borrowers, considered as one business enterprise, are Solvent.

Section 8.8 [Reserved].

Section 8.9 Title to Property; Liens. As of the Closing Date, each Loan Party has good and indefeasible title in fee simple to the Real Estate identified on Schedule 8.10 as owned by such Loan Party. Each Loan Party has good, indefeasible, and merchantable title to all of its other property, free of all Liens except Permitted Liens, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, except where the failure to have such title could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 8.10 Real Estate; Leases. Schedule 8.10 sets forth, as of the Closing Date, a correct and complete list of all Real Estate owned by each Borrower, all leases and subleases of real or personal property by each Borrower as lessee or sublessee (other than leases of personal property as to which it is lessee or sublessee for which the value of such personal property is less than $500,000), and all leases and subleases of real or personal property by each Borrower as lessor or sublessor. As of the Closing Date, each of such leases and subleases is valid and enforceable in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and to the effect of general principles of equity whether applied by a court of law or equity) and is in full force and effect, and, to the Borrowers’ knowledge, no default by any party to any such lease or sublease exists.

Section 8.11 Intellectual Property. Schedule 8.11 sets forth a correct and complete list of all of each Borrower’s registered patents and trademarks material to its business as of the Closing Date. As of the Closing Date, none of the patents and trademarks listed in Schedule 8.11 is subject to any licensing agreement or similar arrangement except as set forth on Schedule 8.11. The patents and trademarks described on Schedule 8.11 constitute all of the property of such type necessary to the current and anticipated future conduct of the Borrowers’ business as of the Closing Date. To the best of each Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance, part, or other material now employed, or now contemplated to be employed, by any Borrower infringes any intellectual property rights held by any other Person which infringement could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or threatened, which could reasonably be expected to have a Material Adverse Effect.

Section 8.12 Trade Names. All trade names or styles under which, as of the Closing Date, any Borrower sells Inventory or creates Accounts, or to which instruments in payment of Accounts are made payable, are listed on Schedule 8.12.

Section 8.13 Litigation. Except as set forth on Schedule 8.13, there is no pending, or to any Borrower’s knowledge threatened, action, suit, proceeding, or counterclaim by any Person, or, to any Borrower’s knowledge, any investigation by any Governmental Authority, (i) that, as of the Closing Date, involves any Loan Documents or (ii) as to which an adverse determination could reasonably be expected and which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.14 [Reserved].

Section 8.15 Labor Matters. Except as set forth on Schedule 8.15, as of the Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of any Borrower, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the knowledge of the Borrowers no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Borrower or for any similar purpose, and (d) there is no pending or to the knowledge of the Borrowers threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Borrower or its employees except as has not or could not reasonably be expected to have a Material Adverse Effect.

Section 8.16 Environmental Matters. Except for matters that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect:

(a) Holdings and each of its Subsidiaries has complied with all Environmental Laws and no Borrower nor any of its presently owned Real Estate or presently conducted operations, nor to its knowledge its previously owned Real Estate or prior operations, is subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

(b) Holdings and each of its Subsidiaries has obtained all permits necessary for its current operations under Environmental Laws, and all such permits are in good standing and each such Person is in compliance with all material terms and conditions of such permits.

(c) Neither Holdings nor any of its Subsidiaries, nor to the knowledge of Holdings or any Borrower, any of such Person’s predecessors in interest, has in violation of any Environmental Law stored, treated, or disposed of any hazardous waste (as defined pursuant to 40 CFR Part 261 or any equivalent Environmental Law).

(d) Neither Holdings nor any of its Subsidiaries has received any summons, complaint, order, or similar written notice indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

(e) None of the present or past operations of Holdings or any of its Subsidiaries, to the knowledge of Holdings or any Borrower, is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

(f) There is not now, nor to the knowledge of Holdings or any Borrower, has there ever been on or in the Real Estate of any Borrower or any of its Subsidiaries in violation of Environmental Laws:

(i) any underground storage tanks or surface impoundments,

(ii) any asbestos-containing material, or

(iii) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers, or other equipment.

(g) Since December 31, 2009 or as otherwise disclosed to the Administrative Agent pursuant to Section 7.3, none of Holdings nor any of its Subsidiaries has filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted Release or discharge of a Contaminant into the environment.

(h) None of Holdings or any of its Subsidiaries has entered into any negotiations or settlement agreements with any Person (including the prior owner of its property) imposing obligations or liabilities on any such Person with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

(i) None of the products manufactured, distributed, or sold by Holdings or any of its Subsidiaries contains asbestos containing material.

(j) No Environmental Lien has attached to the Real Estate of Holdings or any of its Subsidiaries.

Section 8.17 No Violation of Law. None of Holdings or any of its Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it, which violation could reasonably be expected to have a Material Adverse Effect.

Section 8.18 [Reserved].

Section 8.19 Pension Plans. Except as set forth on Schedule 8.19, as of the Closing Date no Loan Party maintains or contributes to any Plan. Each Loan Party and each ERISA Affiliate is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 8.19, no fact or situation that could reasonably be expected to result in a Material Adverse Effect exists in connection with any Plan. No Loan Party or ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA in connection with a Multiemployer Plan which remains unsatisfied and which could reasonably be expected to have a Material Adverse Effect.

Section 8.20 Taxes. Each Borrower has filed or caused to be filed all material Tax Returns and reports required to be filed (or appropriate extensions have been timely filed), and has paid all material Taxes, assessments, fees, and other governmental charges levied or imposed upon them or their properties, income, or assets otherwise due and payable except Taxes, assessments, fees and charges that are being contested in good faith by appropriate proceedings and for which such Borrower has set aside on its books adequate reserves.

Section 8.21 Regulated Entities. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

Section 8.22 Use of Proceeds; Margin Regulations. The proceeds of the Revolving Loans are to be used solely for the purposes specified in Section 9.26. No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock.

Section 8.23 No Material Adverse Change. Since December 31, 2009, no event, change, circumstance, effect or state of facts has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 8.24 Full Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement, or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents including the Confidential Information Memorandum, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided, that with respect to projected financial information, Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected financial information was prepared and at the time such projected financial information was provided to the Agents (it being understood by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein).

Section 8.25 [Reserved].

Section 8.26 Bank Accounts. As of the Closing Date, Schedule 8.26 contains a complete and accurate list of all bank accounts maintained by each Borrower with any bank or other financial institution, other than any Excluded Account.

Section 8.27 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery and performance of the Loan Documents except (i) for those which have been duly obtained by the Borrowers, (ii) for the filing of financing statements and mortgages and filings with the United Stated Patent and Trademark Office and United States Copyright Office, and (iii) those that, if not obtained, taken or made, could not reasonably be expected to have a Material Adverse Effect.

Section 8.28 Investment Property. (a) Schedule 8.28 sets forth a correct and complete list of all Investment Property owned by each Loan Party as of the Closing Date. As of the Closing Date, each Loan Party is the legal and beneficial owner of such Investment Property, as so reflected, free and clear of any Lien (other than Permitted Liens), and has not sold, granted any option with respect to, assigned or transferred, or otherwise disposed of any of its rights or interest therein.

(b) To the extent any Loan Party is an Issuer (as defined in Section 6.2(d)) as of the Closing Date: (i) the Issuer’s shareholders that are Loan Parties and the ownership interest of each such shareholder are as set forth on Schedule 8.5, and each such shareholder is the registered owner thereof on the books of the Issuer; (ii) the Issuer acknowledges the Collateral Agent’s Lien; (iii) to the extent required to perfect the Collateral Agent’s Liens, such security interest, collateral assignment, lien, and pledge in favor of the Collateral Agent has been registered on the books of the Issuer for such purpose as of the date hereof; and (iv) as of the Closing Date the Issuer is not aware of any liens, restrictions, or adverse claims which exist on any such Investment Property other than the continuing security interest, collateral assignment, lien, and pledge in favor of (1) the Collateral Agent granted pursuant to the terms of Section 6.1, (2) the Noteholder Collateral Agent or (3) any Other Pari Passu Collateral Agent.

Section 8.29 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of Loan Parties as a whole. Each of the Loan Parties expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from successful operations of Metals USA and each of the other Loan Parties. Each Loan Party expects to derive benefit (and the boards of directors or other governing body of each such Loan Party have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Loan Parties hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party are within its corporate purpose, will be of direct and indirect benefit to such Loan Party, and are in its best interest.

Section 8.30 Insurance. As of the Closing Date, Holdings and each Borrower, maintain, with financially sound and reputable insurers, insurance that is consistent in all material respects with prudent industry practice.

ARTICLE 9

AFFIRMATIVE AND NEGATIVE COVENANTS

Holdings and each Borrower covenants to the Agents, the Letter of Credit Issuers and each Lender that so long as any of the Obligations remain outstanding (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) or this Agreement is in effect unless waived pursuant to Section 13.2, Holdings and each Borrower will keep and perform each of the following covenants:

Section 9.1 Taxes and Other Obligations. Except as otherwise permitted by the terms of this Agreement, Holdings and each Borrower shall, and shall cause each Subsidiary to, (a) file when due all material Tax Returns and other reports which it is required to file and (b) pay, or provide for the payment, when due, of all material Taxes, fees, assessments, and other governmental charges against it or upon its property, income, and franchises; provided, however, Holdings or such Borrower need not pay any Tax, fee, assessment, or governmental charge, that (x) it is contesting in good faith by appropriate proceedings diligently pursued and for which such Borrower has established proper reserves as provided in accordance with GAAP and (y) no Lien (other than a Permitted Lien) results from such non-payment.

Section 9.2 Existence and Good Standing. Except as expressly permitted by Section 9.9, Holdings and each Borrower shall, and shall cause each Subsidiary to, maintain its existence and its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a Material Adverse Effect.

Section 9.3 Compliance with Law and Agreements; Maintenance of Licenses. Holdings and each Borrower shall, and shall cause each Subsidiary to,

(i) comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect,

(ii) obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and, except as could not reasonably be expected to have a Material Adverse Effect, to conduct its business as conducted on the Closing Date and

(iii) refrain from modifying, amending, or altering its certificate or articles of incorporation (or other similar constituent documents) other than in a manner which does not adversely affect the rights of the Lenders or the Agents.

Section 9.4 Maintenance of Property. Except as otherwise expressly permitted hereunder, each Borrower shall, and shall cause each Subsidiary to, maintain all of its property necessary and useful in the conduct of its business, in reasonable operating condition and repair, ordinary wear and tear excepted.

Section 9.5 Insurance. (a) Holdings and each Borrower shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurers insurance that is consistent in all material respects with prudent industry practice or otherwise acceptable to the Agents in their reasonable discretion.

(b) For each of the insurance policies issued as required by this Section 9.5 with respect to Collateral, Holdings and each Borrower shall cause the Collateral Agent, for the benefit of the Secured Parties, to be named as secured party or mortgagee and lender’s loss payee or additional insured, as applicable, in a manner reasonably acceptable to the Collateral Agent. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days prior written notice to the Collateral Agent in the event of cancellation of such policy for any reason whatsoever (other than for non-payment of premium, in which case ten (10) days notice shall be given). All premiums for such insurance shall be paid by the Borrowers when due, and certificates of insurance of the policies shall be delivered to the Collateral Agent.

(c) Metals USA shall promptly notify the Agents of any loss, damage, or destruction to the Collateral in excess of (A) $5,000,000 if covered by insurance or (B) $1,000,000 if not covered by insurance. During the existence of an Event of Default subject to the Intercreditor Agreement and any Replacement Intercreditor Agreement, the Collateral Agent is hereby authorized to directly collect all insurance proceeds in respect of Collateral and to remit such proceeds to the Administrative Agent to be applied to the reduction of the Obligations in the manner provided for in Section 4.6.

Section 9.6 Condemnation. Each Borrower shall, promptly upon learning of the institution of any proceeding for the condemnation or other taking of any of its property, if the greater of cost and the book value for such property is in excess of $1,000,000, notify the Agents of the pendency of such proceeding.

Section 9.7 Environmental Laws. (a) Holdings and each Borrower shall, and shall cause each Subsidiary to, conduct its business in compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant other than such noncompliance which could not reasonably be expected to have a Material Adverse Effect.

(b) For any environmental matters that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and without limiting the generality of the foregoing, (i) Holdings and the Borrowers shall, upon the Administrative Agent’s request, submit to the Administrative Agent and the Lenders an update of the status of each environmental compliance or liability issue concerning Holdings or any Borrower or any of their respective properties or operations (whether past or present); and (ii) the Administrative Agent or any Lender may request copies of technical reports prepared by Holdings or any Borrower and its communications with any Governmental Authority to determine whether Holdings or such Borrower is proceeding reasonably to correct, cure, or contest in good faith any alleged non-compliance or environmental liability.

Section 9.8 [Reserved].

Section 9.9 Mergers, Consolidations, Sales, Acquisitions. Neither Holdings nor any Borrower shall, nor shall they permit any Subsidiary to, merge, amalgamate or consolidate, or transfer, sell, assign, lease (as lessor), or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, except for sales or other dispositions of Excluded Assets; provided that, notwithstanding the foregoing or any other provision of this Agreement:

(a) any disposition of property of Holdings, any Borrower or any Subsidiary having an aggregate Fair Market Value of less than $750,000;

(b) a Borrower or a Subsidiary, other than Metals USA, may wind-up, dissolve, or liquidate or sell or otherwise dispose of any of its property if (i) its property is transferred to Metals USA, another Borrower or another Subsidiary that is a Loan Party and (ii) the Person acquiring such property complies with its obligations under Section 6.2 and Section 9.27 simultaneously with such acquisition;

(c) a Borrower or a Subsidiary, other than Metals USA, may merge or consolidate with Metals USA, another Borrower or another Subsidiary (provided Metals USA is the survivor of any such merger or consolidation to which it is a party and a Borrower is the survivor of any such merger or consolidation to which a Borrower is party);

(d) any Subsidiary, other than Metals USA, may liquidate, dissolve or change its form of entity, and Holdings or Metals USA may change its form of entity, in each case if Metals USA reasonably determines in good faith that such liquidation, dissolution or change in form is in the best interest of Metals USA and is not materially disadvantageous to the Lenders;

(e) as long as no Default or Event of Default exists or would result therefrom, a Borrower or a Subsidiary may make Permitted Acquisitions (and mergers or consolidations in connection therewith);

(f) a Borrower or a Subsidiary may enter into sales or other dispositions of its property consisting of:

(i) Inventory sold or disposed of in the ordinary course of business;

(ii) as long as no Default or Event of Default exists or would result therefrom, sales or other dispositions permitted under Section 9.19;

(iii) as long as no Default or Event of Default exists, defaulted Accounts in the ordinary course of business for collection purposes;

(iv) as long as no Default or Event of Default exists or would result therefrom, sales of Accounts in an aggregate amount not to exceed $4,000,000 in any calendar year; and

(v) as long as no Default or Event of Default exists or would result therefrom, sales or other dispositions of Collateral in an aggregate amount not to exceed $10,000,000 in any calendar year, with the amount not used in any calendar year carried over into subsequent calendar years;

(g) Holdings, any Borrower or any Subsidiary may make any Distribution, payment or investment, or effect any other transaction, in each case permitted by Section 9.10;

(h) Holdings, any Borrower or any Subsidiary may sell or dispose of property to any Borrower or any Subsidiary that is a Loan Party;

(i) a Borrower or a Subsidiary may swap property in exchange for other property of comparable or greater value or usefulness to the business of Metals USA and the Subsidiaries as a whole; provided that (i) at least 90% of the consideration received by the transferor consists of property (other than cash) that will be used in a business or business activity permitted hereunder, (ii) the aggregate Fair Market Value of the property being transferred by such Borrower or such Subsidiary is not greater than the aggregate Fair Market Value of the property received by such Borrower or such Subsidiary in such exchange and (iii) such Fair Market Value of the property being transferred or received by Metals USA or such Subsidiary shall be determined in good faith by the management of Metals USA; provided that in the event of a swap with a Fair Market Value in excess of $10,000,000, the Administrative Agent shall have received a certificate from a Responsible Officer of Metals USA as to such Fair Market Value;

(j) Holdings, a Borrower or a Subsidiary may sell or otherwise dispose of property which, in the reasonable opinion of such Person, are surplus, worn-out, obsolete, uneconomic or no longer useful in the conduct of such Person’s business;

(k) Holdings, a Borrower or a Subsidiary may grant leases, licenses, subleases or sublicenses of any Real Estate or personal property (other than Revolving Facility First Lien Collateral) in the ordinary course of business;

(l) Holdings, a Borrower or a Subsidiary may dispose of Capital Stock of any Unrestricted Subsidiary;

(m) Holdings, a Borrower or a Subsidiary may dispose of any Notes Collateral (as defined in the Senior Secured Indenture as in effect as of the Closing Date); provided that the aggregate Fair Market Value of any Notes Collateral disposed of under this clause (m) shall not exceed $75,000,000 in any year;

(n) Holdings, a Borrower or a Subsidiary may enter into any agreement or arrangement involving, relating to or otherwise facilitating (i) requirements contracts, (ii) tolling arrangements or (iii) the reservation or presale of production capacity of Holdings, a Borrower or a Subsidiary by one or more third parties; and

(o) Holdings, a Borrower or a Subsidiary may dispose of any other property; provided that (i) the aggregate gross proceeds (including non-cash proceeds) of any property sold in reliance on this clause (o) in any Fiscal Year shall not exceed the greater of (x) $50,000,000 and (y) 6% of Total Assets as of the last day of the preceding Fiscal Year and (ii) immediately after giving effect thereto, the Aggregate Revolver Outstandings shall not exceed the Borrowing Base calculated on a pro forma basis after giving effect to such disposition.

The inclusion of proceeds in the definition of Collateral shall not be deemed to constitute an Agent’s or any Lender’s consent to any sale or other disposition of the Collateral except as expressly permitted herein.

Section 9.10 Distributions; Capital Change; Restricted Investments. Neither Holdings nor any Borrower shall, nor shall they permit any Subsidiary to:

(a) Directly or indirectly declare or make any Distribution, except,

(i) Distributions by Holdings, any Borrower or any Subsidiary to Holdings, any Borrower or any Subsidiary that is a Loan Party;

(ii) any Distribution, provided that (A) after giving effect thereto, no Default or Event of Default shall exist, (B) the Availability, both after giving effect to such Distribution and at all times during the 30 calendar days immediately prior to such Distribution, in each case on a pro forma basis, would be, and was, greater than the Minimum Level 3 Availability (the conditions described in the foregoing clauses (A) and (B) being the “Distribution Liquidity Conditions”) and (C) the Fixed Charge Coverage Ratio, on a Pro Forma Basis both before and after giving effect to such Distribution, shall not be less than 1.1:1.0;

(iii)(A) the repurchase, retirement or other acquisition of any Capital Stock (“Retired Capital Stock”) of Holdings or Metals USA or any direct or indirect parent company of Holdings or Metals USA in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Holdings or Metals USA or any direct or indirect parent company of Holdings or Metals USA or contributions to the equity capital of Holdings or Metals USA (other than Disqualified Stock or any Capital Stock sold to a Subsidiary of Holdings or Metals USA or to an employee stock ownership plan or any trust established by Holdings or Metals USA or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or Metals USA or to an employee stock ownership plan or any trust established by Holdings or Metals USA or any of its Subsidiaries) of Refunding Capital Stock;

(iv) so long as no Default or Event of Default shall then exist or result therefrom, the repurchase, retirement or other acquisition for value of Capital Stock of Metals USA or any direct or indirect parent of Metals USA held by any future, present or former employee, director or consultant of Metals USA, or any direct or indirect parent of Metals USA or any Subsidiary of Metals USA pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause do not exceed $10,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year);

provided further, however, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds received by Metals USA or any Subsidiary from the sale of Capital Stock of Metals USA or any direct or indirect parent of Metals USA (to the extent contributed to Metals USA) to members of management, directors or consultants of Metals USA and its Subsidiaries or any direct or indirect parent of Metals USA that occurs after the Closing Date (provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition will not increase the amount available for Distributions under clause (a)(iii) above); plus (B) the cash proceeds of key man life insurance policies received by Metals USA or any direct or indirect parent of Metals USA (to the extent contributed to Metals USA) or its Subsidiaries after the Closing Date (provided, however, that Metals USA may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year and, to the extent any payment described under this clause (iv) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(v) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

(vi) any Subsidiary of Holdings that is not a Wholly-Owned Subsidiary may pay cash Distributions to its shareholders or partners generally, so long as Holdings or its respective Subsidiary which owns the Capital Stock in the Subsidiary paying such Distributions receives at least its proportionate share thereof (based upon its relative holdings of Capital Stock in the Subsidiary paying such Distributions and taking into account the relative preferences, if any, of the various classes of Capital Stock in such Subsidiary or the terms of any agreements applicable thereto);

(vii) Holdings or Metals USA may pay Distributions with respect to its common stock or ordinary shares payable solely in additional common stock or ordinary shares;

(viii) Distributions by Metals USA or Holdings in amounts equal to the amounts required for any direct or indirect parent of Metals USA to pay fees and expenses (including franchise or similar taxes) required to maintain its existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of any direct or indirect parent of Metals USA, and general corporate overhead expenses of any direct or indirect parent of Metals USA, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Metals USA and its Subsidiaries; provided, however, that any such Distributions or other amounts shall not exceed $1,000,000 per year and shall be treated as operating expenses of Metals USA for purposes of determining Consolidated Net Income of Metals USA to the extent that the amounts payable by such direct or indirect parent would be treated as operating expenses if incurred by Metals USA;

(ix) Distribution of shares of Capital Stock of, or Indebtedness owed to Metals USA or a Subsidiary by, Unrestricted Subsidiaries;

(x)(A) with respect to each tax year or portion thereof that Metals USA or Holdings qualifies as a Flow Through Entity, Distributions by such Flow Through Entity to the holders of Capital Stock of such Flow Through Entity of an amount equal to the product of (x) the amount of aggregate net taxable income of such Flow Through Entity allocated to such holders of Capital Stock of such Flow Through Entity for such period and (y) the Presumed Tax Rate for such period; and (B) with respect to any tax year or portion thereof that Metals USA or Holdings does not qualify as a Flow Through Entity and files a consolidated U.S. federal tax return with any of their respective direct or indirect parent companies, Distributions to any direct or indirect parent company of Metals USA or Holdings that files a consolidated U.S. federal tax return that includes Metals USA or Holdings, as applicable, in an amount not to exceed the amount that Metals USA, Holdings or any Subsidiary, as applicable, would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Metals USA, Holdings or such Subsidiary paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(xi) payments or Distributions by Holdings, Metals USA or any Subsidiary to allow such entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person or of any direct or indirect parent of Metals USA; provided that the aggregate amount of such Distributions does not exceed $2,500,000;

(xii) the payment of any Distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(xiii) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings or Metals USA or any of its Subsidiaries issued in accordance with Section 9.13;

(xiv) Provided that the Distribution Liquidity Conditions shall be satisfied with respect thereto, the payment of dividends on Holdings’ or Metals USA’s common stock or Preferred Stock of up to 6.0% per annum of the amount of net proceeds received by Holdings or Metals USA after the Closing Date from any public offering of common stock or Preferred Stock contributed to Holdings or Metals USA after the Closing Date by any direct or indirect parent of Holdings or Metals USA from any public offering of common stock or Preferred Stock; provided, however, that such Preferred Stock was issued in a registered public offering;

(xv) Distributions by Metals USA or Holdings in amounts equal to amounts required for any direct or indirect parent of Metals USA or Holdings to pay interest on Indebtedness the proceeds of which have been contributed as common equity to Metals USA or Holdings or any of the Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Metals USA or Holdings incurred in accordance with Section 9.13; provided, however, that such Distributions shall be treated as interest payments of Metals USA and Holdings for purposes of this Agreement; and

(xvi) other Distributions in an aggregate amount not to exceed $20,000,000.

Any Distribution permitted by this clause (a) may be made directly by Metals USA, Holdings or any Subsidiary for the purposes identified therein or may be made by Metals USA to any direct or indirect parent of Metals USA in order to permit such Person to make the payments identified therein.

(b) Make any Restricted Investment; provided, that Holdings, any Borrower or any Subsidiary may make a Restricted Investment (other than any Acquisition that is not a Permitted Acquisition) if either (i)(A) after giving effect thereto, no Default or Event of Default shall exist and (B) the Availability, both after giving effect to such Restricted Investment and at all times during the 30 calendar days immediately prior to such Restricted Investment, in each case on a pro forma basis, would be, and was, greater than the Minimum Level 4 Availability or (ii) (A) after giving effect thereto, no Default or Event of Default shall exist, (B) the Availability, both after giving effect to such Restricted Investment and at all times during the 30 calendar days immediately prior to such Restricted Investment, in each case on a pro forma basis, would be, and was, greater than the Minimum Level 2 Availability and (C) the Fixed Charge Coverage Ratio, on a Pro Forma Basis both before and after giving effect to such Restricted Investment, shall not be less than 1.0:1.0.

Section 9.11 [Reserved].

Section 9.12 [Reserved].

Section 9.13 Indebtedness. Neither Holdings nor any Borrower shall, nor shall they permit any Subsidiary to, incur or maintain any Indebtedness, other than:

(a) the Obligations;

(b) other Indebtedness (other than the Senior Notes) existing on the Closing Date and reflected in the Financial Statements described in Section 8.6 and set forth on Schedule 9.13;

(c) Indebtedness constituting purchase money Indebtedness or Indebtedness of any Person acquired in a Permitted Acquisition (including, without limitation, obligations under Capital Leases), incurred after the Closing Date in an aggregate amount at any time outstanding not to exceed $50,000,000;

(d) Indebtedness incurred under sale and leaseback transactions permitted under Section 9.19;

(e) Indebtedness (i) secured by Real Estate and Equipment and/or proceeds thereof, (ii) consisting of Senior Secured Notes or Other Pari Passu Lien Obligations (as defined in the Senior Secured Indenture) or (iii) secured by a first Lien (subject to Permitted Liens) on all or part of the Collateral (other than the Revolving Facility First Lien Collateral)

and/or a second Lien on all or part of the Revolving Facility First Lien Collateral (subject to Permitted Liens); provided that (A) the stated maturity date of any Indebtedness incurred pursuant to this clause (e) shall be no earlier than 30 days after the Stated Termination Date, and (B) the aggregate amount of Indebtedness incurred pursuant to this clause (e) shall not exceed $450,000,000 at any time outstanding;

(f) Permitted Subordinated Debt;

(g) [Reserved];

(h) [Reserved];

(i) Indebtedness among Holdings and any of its Subsidiaries that are Loan Parties;

(j) Indebtedness in respect of performance, bid, appeal and surety bonds, completion Guaranties and similar obligations provided by Metals USA or any Subsidiary of Metals USA, including those to secure health, safety and environmental obligations in the ordinary course of business;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services in the ordinary course of business; provided, that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(l) Any Guaranty by any Loan Party of Indebtedness of Metals USA or any other Loan Party so long as the incurrence of such Indebtedness is permitted under the terms of this Agreement;

(m) Obligations in respect of Hedge Agreements permitted under clause (h) of the definition of “Restricted Investments”;

(n) Indebtedness owed to (including obligations in respect of letters of credit or bank Guaranties or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Subsidiary pursuant to reimbursement or indemnification obligations to such person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligation contained in supply agreements, in each case, in the ordinary course of business;

(p) Indebtedness arising from agreements of Holdings or any Subsidiary providing for an indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by a Person acquiring all any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(q) Indebtedness incurred by Subsidiaries of Metals USA that are not Loan Parties;

(r) in addition to the foregoing, other Indebtedness in the aggregate principal amount not to exceed $60,000,000 at any time outstanding; and

(s) Permitted Refinancing Indebtedness in respect of any of the foregoing (provided, that from and after the date of the applicable Refinancing, any such Permitted Refinancing Indebtedness shall be deemed to have been incurred and to be outstanding pursuant to the applicable clause of this Section 9.13 under which the Indebtedness being Refinanced shall have been incurred and outstanding); and

The amount of unsecured Indebtedness that may be incurred at any time pursuant to clause (r) above may, at the election of Holdings or Metals USA, be increased by the amount of Indebtedness that could be incurred at such time under clause (c) or (e) above; provided, that (A) the amount of each such increase in respect of clause (r) shall be treated as having been used under clause (c) and/or (e), as determined by Holdings or Metals USA and (B) the stated maturity date of any such unsecured Indebtedness shall be no earlier than 30 days after the Stated Termination Date.

Section 9.14 Prepayment of Indebtedness and Modification of Agreements. (a) Neither Holdings nor any Borrower shall, nor shall they permit any Subsidiary to, make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Senior Secured Notes, Other Pari Passu Indebtedness, Permitted Subordinated Debt or any Indebtedness incurred pursuant to Section 9.13(r) that reduces the amount of Indebtedness that may be incurred under Section 9.13(e), or in each case pay in cash any amount in respect of any such Indebtedness that may at the obligor’s option be paid in kind or in other securities, provided that the provisions of this clause shall not apply (x) to any such distributions, payments, prepayments, commitments to pay, redemptions, repurchases, retirements, acquisitions or set asides if either (i) (A) after giving effect thereto, no Default or Event of Default shall exist and (B) the Availability, both after giving effect to such action and at all times during the 30 calendar days immediately prior to such action, in each case on a pro forma basis, would be, and was, greater than the Minimum Level 4 Availability or (ii) (A) after giving effect thereto, no Default or Event of Default shall exist, (B) the Availability, both after giving effect to such action and at all times during the 30 calendar days immediately prior to such action, in each case on a pro forma basis, would be, and was, greater than the Minimum Level 2 Availability and (C) the Fixed Charge Coverage Ratio, on a Pro Forma Basis both before and after giving effect to such action, shall not be less than 1.0:1.0, (y) to any prepayment of such Indebtedness with the proceeds of Permitted Refinancing Indebtedness or the proceeds of the issuance of Capital Stock, or of a contribution to capital, of Metals USA or (z) to the extent such a prepayment is required under the Senior Secured Indenture, Other Pari Passu

Indebtedness or any Indebtedness incurred pursuant to Section 9.13(r) that reduces the amount of Indebtedness that may be incurred under Section 9.13(e) with the proceeds of an asset sale otherwise permitted hereunder.

(b) Neither Holdings nor any Borrower shall permit any amendment or modification of any provision of any Permitted Subordinated Debt in excess of $20,000,000 or any Permitted Refinancing Indebtedness thereof in a manner that could reasonably be expected to be materially adverse to the interests of the Lenders.

Section 9.15 Transactions with Affiliates. Except as set forth below, none of Holdings or the Borrowers shall, nor shall they permit any Subsidiary to, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate that is not a Loan Party, or lend or advance money or property to any Affiliate that is not a Loan Party, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness, or any property, of any Affiliate that is not a Loan Party, or become liable on any Guaranty of the Indebtedness, dividends, or other obligations of any Affiliate that is not a Loan Party, in each case on terms and conditions materially less favorable to Holdings, such Borrower or such Subsidiary than would reasonably be expected to be obtainable by Holdings, such Borrower or such Subsidiary in a comparable arms-length transaction with a Person not an Affiliate of such Loan Party; provided that the following transactions shall in any event be permitted:

(a) transactions expressly permitted hereunder;

(b) [Reserved];

(c) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, managing members, employees or consultants of Holdings, Subsidiaries of Holdings or any direct or indirect parent company of Holdings in the ordinary course of business, in the case of any such fees and expenses to be paid to or on behalf of officers, directors, managing members, employees or consultants of any direct or indirect parent company of Holdings, to the extent such fees, expenses and indemnities are attributable to the ownership or operation of Holdings and its Subsidiaries to the extent otherwise permitted hereunder;

(d) Holdings and its Subsidiaries may enter into employment arrangements and other compensation arrangements with respect to the procurement of services with their respective officers and employees in the ordinary course of business;

(e) the reimbursement of the Equity Investors for their reasonable out-of-pocket expenses incurred in connection with performing management services to Holdings and its Subsidiaries;

(f) [Reserved];

(g) any purchase by the Equity Investors or any Affiliate of the Equity Investors of Capital Stock of Holdings or Metals USA or any contribution by Holdings to or purchase of the Capital Stock of Metals USA;

(h) payments or loans (or cancellation of loans) to employees or consultants that are (A) approved by the Board of Directors of Holdings or Metals USA, (B) made in compliance with applicable law and (C) otherwise permitted under this Agreement;

(i) transactions with Subsidiaries or joint ventures for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(j) the issuance, sale or transfer of common stock of Metals USA or the Capital Stock of Holdings or capital contributions to Holdings, Metals USA or any Subsidiary;

(k) any transaction in respect of which Holdings or Metals USA delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings or Metals USA from an accounting, appraisal or investment banking firm reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Holdings, Metals USA or such Subsidiary, as applicable, than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate;

(l) the existence of, or the performance under the terms of, any agreement or instrument in existence on the Closing Date and listed on Schedule 9.15, and any amendment thereto that is not materially adverse to the Lenders;

(m) the entering into of any tax sharing agreement or arrangement and the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or similar transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of Holdings and its Subsidiaries and not for the purpose of circumventing any covenant contained in this Agreement;

(n) any payments, investments, Distributions or other transactions permitted by Section 9.10;

(o) any merger of Holdings and any direct parent company of Holdings; provided, however, that (i) such parent shall have no material liabilities and no material assets other than cash, investments permitted by clauses (b) though (f) of the definition of Restricted Investments and the Capital Stock of Holdings and such merger is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose, and (ii) if Holdings is not the surviving entity in such merger, the surviving entity shall assume all obligations of Holdings under the Loan Documents pursuant to agreements in form and substance satisfactory to the Agents, and the Agents shall have received such certifications, opinions and other documents requested in connection therewith;

(p) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans and other compensation arrangements with respect to the procurement of services with their respective officers and employees, and any employment agreements entered into by Holdings or any of its Subsidiaries, in each case approved by Holdings or Metals USA in good faith;

(q) pledges of Capital Stock of Unrestricted Subsidiaries; and

(r) transactions entered into by a Person prior to the time such Person becomes a Loan Party; provided that such transaction is not entered into in contemplation of such event.

Section 9.16 Restrictive Agreements. Neither Holdings nor any Borrower shall, and they shall not permit any Subsidiary to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any material condition upon the ability of any Borrower or Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to guarantee Indebtedness of any Borrower or any other Subsidiary; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by law, rule, regulation or order or by any Loan Document;

(b) customary restrictions and conditions contained in agreements relating to the sale of a Borrower or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;

(c) the restrictions existing on the date hereof including in respect of Indebtedness existing on the date hereof (including the Senior Secured Notes) or contained in any agreements related to any Permitted Refinancing Indebtedness (including Other Pari Passu Indebtedness) incurred to refinance any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(d) customary restrictions and conditions contained in the documents relating to any Lien, so long as such Lien is permitted under Section 9.18 and such restrictions or conditions relate only to the specific asset subject to such Lien and are not created for purposes of avoiding the restrictions imposed by this Section 9.16;

(e) restrictions applicable to any Subsidiary existing at the time such Person becomes a Subsidiary (so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary);

(f) restrictions on the transfer of any asset pending the close of the sale of such asset, so long as such sale is permitted under this Agreement;

(g) any restriction in connection with the creation or incurrence of any secured Indebtedness permitted under this Agreement (provided that such restriction shall apply only to the property or assets subject to the Lien securing such Indebtedness);

(h) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures;

(i) customary provisions (1) contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business, (2) restricting subletting or assigning of any lease governing a leasehold interest and (3) restricting assignment of any agreement entered into in the ordinary course of business;

(j) customary restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(k) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;

(l) restrictions pursuant to purchase money obligations for property acquired or Capital Leases that impose restrictions on the property so acquired (provided that such restriction shall apply only to the property so acquired);

(m) restrictions arising under any other Indebtedness of Holdings or any Subsidiary that (i) is incurred subsequent to the Closing Date pursuant to Section 9.13 and (ii) at the time such Indebtedness is incurred (and at the time of any modification of the terms of any such restriction) will not materially adversely affect Holdings or any of Holdings’ Subsidiary’s ability to satisfy their respective obligations under any Loan Document;

(n) any restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m) above; provided, however, that any restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings shall be no more restrictive than those contained in the relevant restrictions prior to such transaction; and

(o) any customary restrictions imposed by any Permitted Liens referred to in clauses (e), (f) and (r) of the definition thereof.

Section 9.17 Business Conducted. Holdings shall not engage in any business activities or have any assets or liabilities other than (i) its ownership of the Capital Stock of Metals USA and liabilities incidental thereto, (ii) performance of its obligations under and in connection with the Loan Documents, the Senior Notes and any Other Pari Passu Indebtedness, (iii) actions in connection with the incurrence of Indebtedness and Guarantees expressly permitted hereunder, (iv) actions required to maintain its existence and other activities, liabilities and agreements typical of a holding company that does not itself have any business or operations and (iv) the issuance of Capital Stock other than Disqualified Stock (unless expressly permitted hereunder). The Borrowers shall not engage directly or indirectly, in any line of business other than the businesses in which the Borrowers are engaged on the Closing Date and any business activities that are substantially similar thereto, related, or incidental thereto or a reasonable extension, development or expansion thereto.

Section 9.18 Liens. Neither Holdings nor any Borrower shall, nor shall they permit any Subsidiary to, create, incur, assume, or permit to exist any Lien on any property other than Excluded Assets now owned or hereafter acquired by it, except Permitted Liens.

Section 9.19 Sale and Leaseback Transactions. Neither Holdings nor any Borrower shall, nor shall they permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person (other than any Loan Party) providing for it to lease or rent property that it has sold or will sell or otherwise transfer to such other Person for a term of more than three years; provided that, any Borrower or any Subsidiary may at any time enter into any such arrangement (i) consummated within 180 days following the acquisition of such property or (ii) in all other cases, so long as the aggregate net book value of all property sold by such Person in connection with all such other arrangements does not exceed $30,000,000.

Section 9.20 New Subsidiaries. Any Loan Party which creates or acquires a Person will designate such Person as an Unrestricted Subsidiary or a Subsidiary pursuant to the terms of this Agreement, and will give written notice to the Administrative Agent at least ten (10) days after any designation of a Subsidiary. Promptly upon creation or acquisition of any Subsidiary of a Borrower (including any Subsidiary acquired pursuant to Section 9.9), such Borrower shall cause such Subsidiary to become a Guarantor hereunder.

Section 9.21 Fiscal Year. Metals USA shall not change the last day of its Fiscal Year without prior notice to the Administrative Agent given concurrently with any required notice to the SEC.

Section 9.22 [Reserved].

Section 9.23 [Reserved].

Section 9.24 Minimum Availability. If at the close of business on any day Availability is less than the Minimum Level 1 Availability, Metals USA must maintain a Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis, of not less than 1.0 to 1.0 until such time as the Availability is equal to or greater than the Minimum Level 1 Availability for 10 consecutive days. For purposes of this testing, (a) the Fixed Charge Coverage Ratio will be computed based upon the information available as of the last day of the Fiscal Period ending immediately prior to the Fiscal Period in which Availability becomes less than the Minimum Level 1 Availability and shall be calculated on a Pro Forma Basis and (b) the Availability measurement will be continually tested as of the close of business each day so that the Fixed Charge Coverage Ratio may apply (or not apply) multiple times within any particular Fiscal Period. Additionally, for purposes of this Section 9.24, when calculating the Availability, Availability for a non-Business Day shall be Availability as of the immediately preceding Business Day.

Section 9.25 Margin Stock. The Borrowers shall not use the proceeds of any Revolving Loan or other extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of Regulation U of the Federal Reserve Board as it applies to any of the parties hereto.

Section 9.26 Use of Proceeds. The Borrowers shall use the proceeds of the Revolving Loans for general corporate purposes, including Permitted Acquisitions. The Borrowers shall request the issuance of Letters of Credit solely to support payment obligations incurred in the ordinary course of business by the Borrowers.

Section 9.27 Further Assurances. Holdings and the Borrowers shall execute and deliver, or cause to be executed and delivered, to the Agents and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as an Agent and/or the Majority Lenders may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents. In addition, from time to time, the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as an Agent or the Majority Lenders shall designate (other than Excluded Assets); provided that the Borrowers shall be required to create a security interest over any Real Estate after so designated only if the greater of cost and the book value thereof shall exceed $3,500,000. Subject to the Intercreditor Agreement and any Replacement Intercreditor Agreement, such security interests and Liens will be created under security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrowers shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 9.27.

Section 9.28 Collateral Agent as Depository. Each Borrower shall maintain its master collection and operating accounts with the Collateral Agent, and shall utilize the Collateral Agent as its principal depository bank, including for the maintenance of administrative, cash management, collection activity, and other deposit accounts for the conduct of its business and the business of the other Loan Parties (it being understood and agreed, however, that (i) each of the bank accounts included on Schedule 8.26 and the uses of such accounts shall be permitted hereunder (subject to Section 6.17(b)) and (ii) the Borrowers may maintain other bank accounts not with the Collateral Agent with aggregate balances of not more than $250,000 outstanding at any time, any such bank account, an “Excluded Account”).

Section 9.29 Post Closing Obligations. Holdings and the Borrowers shall use commercially reasonable efforts to deliver the following to the Collateral Agent within 90 days after the Closing Date:

(a) evidence that the Mortgaged Properties listed on Part I of Schedule 1.1(C) are subject to no Lien other than Permitted Liens;

(b) with respect to the Mortgaged Properties listed on Part II of Schedule 1.1(C) (collectively, the “Mortgaged Properties (Amendments)”), (A) amendments to the Mortgages for the Mortgaged Properties (Amendments), in form and substance reasonably satisfactory to the Collateral Agent, duly executed, acknowledged and delivered by the parties thereto, (B) evidence that the amendments described in the immediately preceding subclause (A) are in proper form to be recorded (in the recording office or registry where such Mortgaged Properties are located, in each case), and (C) evidence that the Mortgaged Properties (Amendments) are subject to no Lien other than Permitted Liens;

(c) with respect to the Mortgaged Properties listed on Part III of Schedule 1.1(C) (collectively, the “Mortgaged Properties (2010)”), (A) Mortgages for the Mortgaged Properties (2010), in form and substance reasonably satisfactory to the Collateral Agent, duly executed, acknowledged and delivered by the parties thereto, (B) evidence that the Mortgages described in the immediately preceding subclause (A) are in proper form to be recorded (in the recording office or registry where such Mortgaged Properties are located, in each case), and (C) commitments for a policy or policies of title insurance issued by a nationally recognized title insurance company together with such endorsements as may be requested by the Collateral Agent insuring the Mortgages as valid second liens on the Mortgaged Properties, free of Liens other than Permitted Liens, together with such surveys, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent (with such policy or policies to be delivered upon filing of the applicable Security Documents);

(d) evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of such Security Documents, including, without limitation, Attorney Costs, filing and recording fees, title insurance company coordination fees, title search charges and Other Taxes; and

(e) if requested by the Collateral Agent, amendments to the Blocked Account Agreements, in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by the parties thereto.

ARTICLE 10

CONDITIONS OF LENDING

Section 10.1 Conditions Precedent to Effectiveness of Amendment and Restatement. The effectiveness of the amendment and restatement of the Existing Loan Agreement by this Agreement is subject to the following conditions precedent having been satisfied:

(a) The Agents shall have received each of the following documents, all of which shall be reasonably satisfactory in form and substance to the Agents and the Lenders:

(i) certified copies of the certificate of incorporation, certificate of limited partnership, or comparable organizational document of each of Holdings and the Borrowers, with all amendments, if any, certified by the appropriate Governmental Authority, and the bylaws, regulations, operating agreement, or similar governing document of Holdings and each Borrower, in each case certified by the corporate secretary, general partner, or comparable authorized representative of Holdings or such Borrower, as being true and correct and in effect on the Closing Date;

(ii) certificates of incumbency and specimen signatures with respect to each Person authorized to execute and deliver this Agreement and the other Loan Documents on behalf of Holdings and each Borrower and each other Person executing any document, certificate, or instrument to be delivered in connection with this Agreement and the other Loan Documents and, in the case of each Borrower, to request Borrowings and the issuance of Letters of Credit;

(iii) a certificate evidencing the existence of and good standing of each Loan Party in the jurisdiction of its organization;

(iv) a certificate from a financial officer of Metals USA or from an independent investment bank or valuation firm acceptable to the Administrative Agent in form and substance reasonably satisfactory to Agents, certifying that Holdings and its Subsidiaries, on a consolidated basis are Solvent;

(v) certified copies of all action taken by each Loan Party to authorize the execution, delivery, and performance of this Agreement, the other Loan Documents, and the Borrowings and the issuance of Letters of Credit;

(vi) a certificate of each Borrower signed by a Responsible Officer:

(A) stating that all of the representations and warranties made or deemed to be made under this Agreement are true and correct in all material respects as of the Closing Date (or with respect to any representation or warranty (1) qualified as to materiality, true and correct in all respects and (2) made with respect to another date, true and correct as of such other date), after giving effect to any Revolving Loans to be made at such time and the application of the proceeds thereof and the issuance of any Letter(s) of Credit at such time,

(B) stating that no Default or Event of Default exists as of the Closing Date, after giving effect to any Revolving Loans to be made at such time and the application of the proceeds thereof and the issuance of any Letter(s) of Credit at such time, and

(C) specifying the account of the Borrowers to which the Administrative Agent is authorized to transfer the proceeds of the Revolving Loans, as required by Section 2.2(c);

(vii) with respect to any Letter of Credit to be issued on the Closing Date, all documentation required by Section 2.3, duly executed;

(viii) a Borrowing Base Certificate effective as of the Business Day preceding the Closing Date;

(ix) to the extent requested by the Agents and to the extent Holdings or the Borrowers are able, using commercially reasonable efforts, to obtain such agreements and waivers, a landlord’s or mortgagee’s waiver and consent agreement, in form and substance reasonably acceptable to the Collateral Agent, duly executed on behalf of each landlord or mortgagee, as the case may be, of Real Estate on which any Collateral is located (provided, that Holdings or the Borrowers may defer delivery of any such agreements for a period not to exceed ninety (90) days from the Closing Date; provided, further, that thereafter the Agents may exercise Reasonable Credit Judgment to establish a Reserve with respect to any Collateral located on any Real Estate for which the Collateral Agent has not received an acceptable waiver and consent agreement in an amount not to exceed the amount permitted under clause (b) or (i) of the definition of Eligible Inventory);

(x) signed opinions of counsel for Holdings and the Borrowers addressed to the Agents and the Lenders and dated the Closing Date, opining as to such matters in connection with this Agreement and the other Loan Documents as the Agents may reasonably request, each such opinion to be in a form, scope, and substance reasonably satisfactory to the Agents and their respective counsel;

(xi) the Agents shall have received evidence, in form, scope and substance reasonably satisfactory to the Agents, of all insurance coverage as required by this Agreement; and

(xii) such other documents and instruments as the Agents or any Lender (through the Administrative Agent) may reasonably request.

(b) The Collateral Agent shall have received a Perfection Certificate with respect to Holdings and the Borrowers dated the Closing Date and duly executed by a Responsible Officer of Metals USA, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 9.18 or have been or will be contemporaneously released or terminated.

(c) Each of (i) this Agreement, (ii) a Copyright, Patent and Trademark Agreement with respect to each Loan Party that owns Proprietary Rights and (iii) each Guaranty Agreement, shall have been duly executed by each party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall, upon the filing of the applicable documentation, have a security interest in the Collateral of the type and priority described in each Security Document.

(d) [Reserved.]

(e) The Collateral Agent shall have received, in form and substance satisfactory to it, duly executed Blocked Account Agreements or similar agreements required by this Agreement.

(f) The Lenders shall have received the financial statements and report referred to in Section 8.6.

(g) On the Closing Date, after giving effect to any Revolving Loans (including such Revolving Loans made to finance the fees, costs, and expenses then payable under this Agreement) on such date and the application of the proceeds therefrom, and issuing any Letters of Credit on such date, the Borrowers shall have remaining Availability in an amount not less than $80,000,000.

(h) All representations and warranties made hereunder and in the other Loan Documents shall be true and correct in all material respects on the Closing Date (or with respect to any representation or warranty (1) qualified as to materiality, true and correct in all respects or (2) made with respect to another date, true and correct as of such other date).

(i) No Default or Event of Default shall exist on the Closing Date, or would exist after giving effect to any Revolving Loans to be made on such date and the application of the proceeds therefrom, and the Letters of Credit to be issued on such date.

(j) The Borrowers shall have paid all fees and expenses of the Agents and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby in each case to the extent invoiced.

(k) The Agents and the Lenders shall have received the results of borrowing base audits and asset appraisals conducted by the Collateral Agent of the Borrowers’ respective assets in order to validate the Borrowing Base.

(l) All consents or approvals required pursuant to Section 8.27 shall have been duly obtained and there shall be no pending litigation, governmental, administrative or judicial action that would reasonably be expected to restrain, prevent or impose burdensome conditions on the transactions contemplated hereby.

(m) The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The acceptance by the Borrowers of any Revolving Loans made or Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by the Borrowers that all of the conditions precedent to the making of such Revolving Loans or the issuance of such Letters of Credit have been satisfied (other than such conditions that are subject to the satisfaction of the Lenders or Agents), with the same effect as delivery to the Agents and the Lenders of a certificate signed by a Responsible Officer of the Borrowers, dated the Closing Date, to such effect. Without limiting the generality of the provisions of the last paragraph of Section 14.3, for purposes of determining compliance with the conditions specified in this Section 10.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 10.2 Conditions Precedent to Each Revolving Loan or Other Extension of Credit. The obligation of the Lenders to make each Revolving Loan, including any Revolving Loans on the Closing Date, and the obligation of the Letter of Credit Issuers to issue, amend, renew or extend any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension, amending, renewing or extending of credit:

(a) the following statements shall be true, and the acceptance by the Borrowers of any extension of credit shall be deemed to be a statement to the effect set forth in clause (i) and clause (ii) following with the same effect as the delivery to the Agents and the Lenders of a certificate signed by a Responsible Officer of each Borrower, dated the date of such extension of credit, stating that:

(i) The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects, in each case on and as of the date of such extension of credit as though made on and as of such date (or with respect to any representation or warranty (1) qualified as to materiality, true and correct in all respects or (2) if made with respect to another date, true and correct as of such date) except to the extent the Agents and the Lenders have been notified by the Borrowers that any representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty;

(ii) No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

(iii) The extension of such Revolving Loan, or issuance, amendment, renewal or extension of such Letter of Credit, shall not cause a default under Section 4.03 of the Senior Secured Indenture (or a similar provision in the documentation relating to any Other Pari Passu Indebtedness or Permitted Refinancing Indebtedness relating to the Senior Secured Notes).

(b) Since the Closing Date and as of the date of funding such Revolving Loan or issuing such Letter of Credit, there shall not have occurred or exist any event or condition which constitutes a Material Adverse Effect.

The foregoing conditions precedent are not conditions to each Lender participating in or reimbursing the Swingline Lender or the Administrative Agent for such Lenders’ Pro Rata Share of any Swingline Loan or Agent Advance made in accordance with the provisions of Section 2.2(h) and Section 2.2(i).

ARTICLE 11

DEFAULT; REMEDIES

Section 11.1 Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a) any failure by the Borrowers to pay (i) any principal of any of the Revolving Loans when due or (ii) any interest on any of the Revolving Loans or any fee or other amount owing hereunder or under any other Loan Document within five (5) Business Days after the same becomes due, in each case, whether upon demand or otherwise;

(b) any representation or warranty made or deemed made by Holdings or the Borrowers in this Agreement or in any of the other Loan Documents, any Financial Statement,

or any certificate, report or other instrument furnished by Holdings or the Borrowers at any time to an Agent or any Lender in connection with any Loan Document or the transactions contemplated thereby shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

(c) any default shall occur in

(i) the observance or performance of any of the covenants and agreements contained in Section 9.2 (insofar as it requires the preservation of the existence of Holdings and the Borrowers) or Section 9.9 through Section 9.25 (other than Section 9.20), or

(ii) the observance or performance of any of the covenants and agreements contained in Sections 6.5 through Section 6.10 or Article 7, and such default shall continue for a period of five (5) Business Days after written notice thereof has been given to Metals USA by the Administrative Agent,

(iii) the observance or performance of any of the covenants and agreements contained in this Agreement or any other Loan Document, other than as referenced in Section 11.1(a), Section 11.1(b), Section 11.1(c)(i), and Section 11.1(c)(ii), and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Metals USA by the Administrative Agent, or any such agreement or document shall become void or unenforceable, without the written consent of the Majority Lenders;

(d) any default shall occur with respect to any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries in an outstanding principal amount which exceeds $20,000,000, or under any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, or guaranteed by any such Person, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Indebtedness to accelerate, the maturity of any such Indebtedness, or any such Indebtedness shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(e) Holdings, Metals USA or any Subsidiary shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement, or readjustment of its debts or for any other relief under the Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action, or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee, or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

(f) an involuntary petition or proposal shall be filed or an action or proceeding otherwise commenced (other than as referenced in Section 11.1(e)) seeking reorganization, arrangement, consolidation, or readjustment of the debts of Holdings or any of its Subsidiaries or for any other relief under the Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and either (i) such petition, proposal, action, or proceeding shall not have been dismissed within a period of sixty (60) days after its commencement or (ii) an order for relief against any such Person shall have been entered in such proceeding;

(g) a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee, or similar officer for Holdings or any of its Subsidiaries or for all or any material portion of its property shall be appointed or a warrant of attachment, execution, or similar process shall be issued against any material portion of the property of any such Person;

(h) Holdings or any of its Subsidiaries shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved, or wound-up (except in a transaction allowed under Section 9.9) or shall commence or have commenced against it (and not dismissed within sixty (60) days after such commencement against it) any action or proceeding for dissolution, winding-up, or liquidation, or shall take any corporate action in furtherance thereof;

(i) [Reserved];

(j) any Guaranty of the Obligations shall be terminated, revoked, or declared void or invalid (except as otherwise expressly permitted herein);

(k) one or more judgments, orders, decrees, or arbitration awards is entered against Holdings, Metals USA or any Subsidiary involving liability in the aggregate (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unsatisfied, unvacated, and unstayed pending appeal for a period of sixty (60) days after the entry thereof;

(l) any loss, theft, damage, or destruction of any item or items of Collateral or other property of Holdings, Metals USA or any Subsidiary occurs which reasonably could be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

(m) for any reason other than the failure of the Collateral Agent, the Noteholder Collateral Agent or any Other Pari Passu Collateral Agent that shall have entered into a Replacement Intercreditor Agreement to take any action available to it to maintain perfection of the Collateral Agent’s Liens, pursuant to the Loan Documents, any Lien with respect to any material portion of the Collateral intended to be secured by the Loan Documents ceases to be, or is not, valid, perfected, and prior to all other Liens (other than Permitted Liens which are expressly permitted to have priority over the Collateral Agent’s Liens) or is terminated, revoked, or declared void;

(n)(i) a Reportable Event shall occur which reasonably constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan; (ii) any Plan shall be terminated or any such trustee shall be requested or appointed; (iii) any Loan

Party is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any such entity’s complete or partial withdrawal from such Plan, or (iv) any such entity engages in a Prohibited Transaction, in each case of clause (i), (ii), (iii) or (iv), if any such event could reasonably be expected to have a Material Adverse Effect; or

(o) there occurs a Change of Control.

Notwithstanding the foregoing, it is expressly agreed that the occurrence of a Material Adverse Effect does not in and of itself constitute an Event of Default. Solely for the purposes of determining whether an Event of Default has occurred under clause (e), (f), (g) or (h) of this Section 11.1, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the Fiscal Period of Metals USA most recently ended, have assets with a value in excess of 3.0% of the Total Assets or 3.0% of total revenues of Holdings and the Subsidiaries for the period of twelve (12) Fiscal Periods then ended; provided that if it is necessary to exclude more than one Subsidiary from clause (e), (f), (g) or (h) of this Section 11.1 pursuant to this paragraph in order to avoid an Event of Default hereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

Section 11.2 Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 11.1, in the event that the Borrowers fail to comply with the requirements of the covenant set forth in Section 9.24, until the expiration of the 10th day subsequent to the date the certificate calculating the covenant set forth in Section 9.24 is required to be delivered pursuant to Section 7.2(c), Holdings and/or Metals USA shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to its capital, and in each case with respect to Holdings, to contribute any such cash to the capital of Metals USA (collectively, the “Cure Right”), and upon the receipt by Metals USA of such cash (the “Cure Amount”) pursuant to the exercise by Holdings or Metals USA of such Cure Right the covenant set forth in Section 9.24 shall be recalculated giving effect to the following pro forma adjustments:

(i) Adjusted EBITDA shall be increased, solely for the purpose of measuring the covenant set forth in Section 9.24 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing recalculations, Metals USA shall then be in compliance with the requirements of the covenant set forth in Section 9.24, Metals USA shall be deemed to have satisfied the requirements of the covenant set forth in Section 9.24 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenant set forth in Section 9.24 that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four-Fiscal-Quarter period there shall be at least one Fiscal Quarter in which the Cure Right is not exercised, (ii) in each eight-Fiscal-Quarter period, there shall be a period of at least four consecutive Fiscal Quarters during which the Cure Right is not exercised, (iii) for purposes of this Section 11.2, the Cure Amount shall be no greater than the amount required for purposes of complying with the covenant set forth in Section 9.24 and (iv) the aggregate amount of all Cure Amounts shall not exceed $50,000,000.

Section 11.3 Remedies. (a) If a Default or an Event of Default exists, the Administrative Agent may, in its discretion, and shall, at the direction of the Majority Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on any Borrower: (i) restrict the amount of or refuse to make Revolving Loans; or (ii) restrict or refuse to provide Letters of Credit. If an Event of Default exists, the Administrative Agent shall, at the direction of the Majority Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on any Borrower: (A) terminate the Commitments and this Agreement, (B) declare any or all Obligations (other than any Obligations relating to Bank Products) to be immediately due and payable, (C) require the Borrowers to Cash Collateralize the outstanding Obligations in respect of Letters of Credit in an amount equal to one hundred percent (100%) of the aggregate undrawn amount of all outstanding Letters of Credit plus one hundred percent (100%) of all Unreimbursed Amounts (including any Borrowings made pursuant to Section 2.3(e)(iii)) and all interest, fees or other amounts payable with respect thereto and (D) pursue its other rights and remedies under the Loan Documents and applicable law; provided, however, that upon the occurrence of any Event of Default described in Section 11.1(e), Section 11.1(f), Section 11.1(g), or Section 11.1(h), the Commitments shall automatically and immediately expire and all Obligations (other than any Obligations relating to Bank Products) shall automatically become immediately due and payable, and the Borrowers’ obligation to Cash Collateralize the outstanding Obligations in respect of Letters of Credit as aforesaid shall automatically become effective, in each case without notice or demand of any kind.

(b) If an Event of Default has occurred and is continuing: (i) the Collateral Agent shall have for the benefit of the Secured Parties, in addition to all other rights of the Collateral Agent and the other Secured Parties, the rights and remedies of a secured party under the UCC; (ii) the Collateral Agent may, at any time, take possession of the Collateral and keep it on any Borrower’s premises, at no cost to the Collateral Agent or any Secured Party, or remove any part of it to such other place or places as the Collateral Agent may desire, or any Borrower shall, upon the Collateral Agent’s demand, at such Borrower’s cost, assemble the Collateral and make it available to the Collateral Agent at a place reasonably convenient to the Collateral Agent; and (iii) the Collateral Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit, or otherwise, at such prices and upon such terms as the Collateral Agent deems advisable, in its sole discretion, and may, if the Collateral Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, each Loan Party agrees that any notice by the Collateral Agent of sale, disposition, or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Loan Parties if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least five (5) Business Days prior to such action to the Borrowers’ address specified in or pursuant to Section 15.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Collateral Agent or the Secured Parties receive payment, and if the buyer defaults in payment, the Collateral Agent may resell the Collateral without further notice to any Loan Party. In the event the Collateral Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Loan Party irrevocably waives: (A) the posting of any bond, surety, or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Collateral Agent retain possession and not dispose of any Collateral until after trial or final judgment. Each Loan Party agrees that the Collateral Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Collateral Agent is hereby granted a non-exclusive license or other right to use, without charge, each Loan Party’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, to the extent constituting Collateral in completing production of, advertising or selling any Collateral, and, subject to the rights of any licensor or franchisor under such agreements, each Loan Party’s rights under all licenses and all franchise agreements shall inure to the Collateral Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including Attorneys’ Costs, and then to the Obligations. The Collateral Agent will return any excess to the Loan Parties, and the Loan Parties shall remain liable for any deficiency.

(c) If an Event of Default occurs and is continuing, each Loan Party hereby waives all rights to notice and hearing prior to the exercise by the Collateral Agent of the Collateral Agent’s rights to repossess the Collateral without judicial process or to replevy, attach, or levy upon the Collateral without notice or hearing.

(d) Each Loan Party recognizes that the Collateral Agent may be unable to effect a public sale of any or all of the Collateral or other property to be sold by reason of certain prohibitions contained in the laws of any jurisdiction outside the United States or in applicable federal or state securities laws but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral or other property to be sold for their own account for investment and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall, to the extent permitted by law, be deemed to have been made in a commercially reasonable manner. Unless required by a Requirement of Law, the Collateral Agent shall not be under any obligation to delay a sale of any of the Collateral or other property to be sold for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States under any applicable federal or state securities laws, even if such issuer would agree to do so. Each Loan Party further agrees to do or cause to be done, to the extent that such Loan Party may do so under Requirements of Law, all such other acts and things as may be necessary to make such sales or resales of any portion or all of the Collateral or other property to be sold valid and binding and in compliance with any and all Requirements of Law at the Loan Parties’ expense. Each Loan Party further agrees that a breach of any of the covenants contained in this Section 11.3(d) will cause irreparable injury to the Collateral Agent and the other Secured Parties for which there is no adequate remedy at law and, as a consequence, agrees that each covenant contained in this Section 11.3(d) shall be specifically enforceable against such Loan Party and such Loan Party hereby waives and agrees, to the fullest extent permitted by law, not to assert as a defense against an action for specific performance of such covenants that (i) such Loan Party’s failure to perform such covenants will not cause irreparable injury to the Collateral Agent and the other Secured Parties or (ii) the Collateral Agent or the other Secured Parties have an adequate remedy at law in respect of such breach. Each Loan Party further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Collateral Agent and the other Secured Parties by reason of a breach of any of the covenants contained in this Section 11.3(d) and, consequently, agrees that, if such Loan Party shall breach any of such covenants and the Collateral Agent or the other Secured Parties shall sue for damages for such breach, such Loan Party shall pay to the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, as liquidated damages and not as a penalty, an aggregate amount equal to the value of the Collateral or other property to be sold on the date the Collateral Agent shall demand compliance with this Section 11.3(d).

ARTICLE 12

TERM AND TERMINATION

The Borrowers may terminate this Agreement at any time if they: (a) give the Agents and the Lenders five (5) Business Days prior written notice of termination; and (b) pay and perform all Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made and Obligations relating to Bank Products), including, without limitation, all fees (if any) required by Section 4.2 and any other fees payable under the Loan Documents on or prior to the effective date of termination. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest, and any early termination or prepayment fees but excluding contingent indemnification and expense reimbursement obligations to the extent no claim with respect thereto has been asserted and remains unsatisfied and Obligations relating to Bank Products) shall become immediately due and payable and the Borrowers shall immediately arrange for the cancellation and return of all Letters of Credit then outstanding (or Cash Collateralization pursuant to Section 2.3(i)). Notwithstanding the termination of this Agreement, until all Obligations (other than such indemnification and expense reimbursement obligations relating to unasserted claims and Obligations relating to Bank Products) are paid and performed in full in cash, the Borrowers shall remain bound by the terms of this Agreement and shall not be relieved of any of their Obligations hereunder or under any other Loan Document, and the Agents and the other Secured Parties shall retain all their rights and remedies hereunder (including, without limitation, the Collateral Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).

ARTICLE 13

AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

Section 13.1 No Waivers; Cumulative Remedies; Enforcement. No failure by an Agent or any other Secured Party to exercise any right, remedy, or option under this Agreement or any present or future supplement hereto, or in any other agreement between or among Holdings, any Borrower and an Agent and/or any other Secured Party, or delay by an Agent or any other Secured Party in exercising the same, will operate as a waiver thereof. Subject to Section 13.2, no waiver by an Agent or any other Secured Party will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by an Agent or any other Secured Party on any occasion shall affect or diminish each Agent’s and each other Secured Party’s rights thereafter to require strict performance by Holdings and the Borrowers of any provision of this Agreement. Each Agent’s and each other Secured Party’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which an Agent or any other Secured Party may have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Section 11.3 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Letter of Credit Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Letter of Credit Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 15.16 (subject to the terms of Section 14.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing; and provided, further, that if at any time there is no Person acting as Administrative Agent or Collateral Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to such Agent pursuant to Section 11.3 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 14.12, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

Section 13.2 Amendments and Waivers. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Administrative Agent at the written request of the Majority Lenders), Holdings and the Borrowers and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders (or, in the case of clause (i), (ii) or (iii) below, each such applicable Lender), Holdings and the Borrowers and acknowledged by the Administrative Agent, do any of the following:

(i) increase or extend the Commitment of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to such Lender hereunder or under any other Loan Document;

(iii) reduce the principal of, or the rate of interest specified herein on any Revolving Loan of such Lender, or any fees or other amounts payable hereunder or under any other Loan Document to such Lender;

(iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Loans which is required for the Lenders or any of them to take any action hereunder or change the definition of “Majority Lenders” or “Required Lenders” (it being understood that, with the consent of Majority Lenders (subject to clause (viii) below), additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders or the Required Lenders on substantially the same basis as the Revolving Loans and Commitments are included on the Closing Date);

(v) increase any of the percentages set forth in the definition of the Borrowing Base;

(vi) amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

(vii) release any guaranties of the Obligations or release all or substantially all of the Collateral other than as permitted by Section 14.10; or

(viii) increase the Maximum Revolver Amount to an amount in excess of $750,000,000;

provided, however, that no amendment, waiver, or consent shall affect the rights or duties of the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer or the Swingline Lender under this Agreement or any other Loan Document, without the prior written consent of the Administrative Agent, the Collateral Agent, such Letter of Credit Issuer or the Swingline Lender, respectively. Notwithstanding the foregoing, except to the extent otherwise permitted under this Agreement, no Loan Document may be changed in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Revolving Loans of one Class differently from the rights of Lenders holding Revolving Loans of any other Class without the prior written consent of the Lenders holding a majority in interest of the outstanding Revolving Loans and unused Commitments of each adversely affected Class. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(b) If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

(c) If, in connection with any proposed amendment, waiver or consent:

(i) requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”), or

(ii) requiring the consent of the Required Lenders, the consent of the Majority Lenders is obtained, but the consent of other Lenders is not obtained,

then, so long as the Administrative Agent is not a Non-Consenting Lender, in any such case, any Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (x) such assignment shall not violate any Requirement of Law, (y) such Borrower shall have received the prior written consent of the Administrative Agent and the Letter of Credit Issuers, which consent shall not unreasonably be withheld or delayed, and (z) such Borrower or such assignee shall have paid to the applicable Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Revolving Loans or participations in Letters of Credit, Swingline Loans and Agent Advances (to the extent of such outstanding principal and accrued interest) of such Lender plus all fees and other amounts accrued for the account of such Lender hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 13.2(c).

Section 13.3 Assignments; Participations. (a) Any Lender may, with the written consent of Metals USA, the Administrative Agent, the Swingline Lender and each Letter of Credit Issuer (which consents shall not be unreasonably withheld or delayed) assign and delegate to one or more Eligible Assignees (provided that no consent of Metals USA shall be required in connection with any assignment and delegation by a Lender to another Lender or to an Affiliate of a Lender, during the primary syndication of the Commitments and/or the Revolving Loans to Persons identified by the Administrative Agent to Metals USA on or prior to the Closing Date and reasonably acceptable to Metals USA, or after the occurrence and during the continuance of an Event of Default; and provided further that Metals USA shall be deemed to have consented to any such assignment and delegation unless it shall object thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof) (each an “Assignee”) all, or any ratable part of all, of the Revolving Loans, the Commitments, and the other rights and obligations of such Lender hereunder (any such assignment and delegation being referred to herein as an “Assignment”), in a minimum amount of $2,500,000 (provided that, (i) unless an assignor Lender has assigned and delegated all of its Revolving Loans and Commitments, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a Commitment in a minimum amount of $2,500,000 and (ii) such amount may be aggregated in respect of each Lender and its Affiliates or Related Funds); provided, however, that the Borrowers and the Agents may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, shall have been given to the Borrowers and the Administrative Agent by such Lender and the Assignee; (ii) the parties to such Assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent and provided that only one such fee shall be payable in the case of concurrent assignments to persons that, after giving effect to such assignments, will be Related Funds); and (iii) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms provided for under Section 5.1 and such assignment shall have been recorded pursuant to paragraph (e) of this Section 13.3. If required, the Borrowers agree to promptly execute and deliver, upon or concurrently with the surrender of the existing Notes, new Notes and replacement Notes as reasonably requested by the Administrative Agent to evidence assignments of the Revolving Loans and Commitments in accordance herewith.

(b) Upon acceptance and recording pursuant to paragraph (e) of this Section 13.3, from and after the effective date specified in each Assignment and Acceptance, (A) the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article 5 and Section 15.11, as well as to any fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by any Loan Party to the Collateral Agent or any other Secured Party in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon an Agent, such assigning Lender, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agents by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Agents, the Letter of Credit Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Letter of Credit Issuer, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of such Assignee (unless such Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (a) above, if applicable, and the written consent of the Administrative Agent and, if required, Metals USA, the Swingline Lender and each Letter of Credit Issuer to such Assignment and any applicable tax forms provided for under Section 5.1, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e). The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(f) Any Lender may at any time, without the consent of the Borrowers, the Swingline Lender, the Letter Credit Issuer or the Administrative Agent, sell to one or more Participants participating interests in any Revolving Loans, the Commitment of that Lender, and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers and the Agents shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except the matters set forth in Section 13.2(a)(i), (ii), (iii) and (vii) with respect to such participation, and (v) subject to paragraph (g) of this Section, all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Revolving Loans, Commitments, or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement.

(g) Pursuant to paragraph (f)(v) of this Section, a Participant shall not be entitled to receive any greater payment under Section 5.1 or 5.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Metals USA’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.3 unless Metals USA is notified of the participation sold to such Participant and such Participant agrees to comply with Section 5.1 as though it were a Lender. Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto; and provided further, that no such assignee shall be entitled to receive any greater amount pursuant to Section 5.1 or 5.3 than that which the assigning Lender would have been entitled to receive had no such assignment occurred.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Revolving Loans that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Revolving Loans and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof. The making of a Revolving Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.3, any SPC may (i) with notice to, but without the prior written consent of, Metals USA and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Loans to the Granting Lender or to any financial institutions (consented to by Metals USA and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Revolving Loans and (ii) disclose on a confidential basis any non-public information relating to its Revolving Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i) In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, Metals USA, any Letter of Credit Issuer or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then Metals USA, any Letter of Credit Issuer or the Swingline Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (a) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (a) above) all its interests, rights and obligations in respect of its Commitment to such Assignee; provided, however, that (i) no such assignment shall violate any law, rule and regulation or order of any Governmental Authority and (ii) Metals USA, the applicable Letter of Credit Issuer or such Assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Revolving Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

ARTICLE 14

THE AGENTS

Section 14.1 Appointment and Authority. (a) Each of the Lenders and the Letter of Credit Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Each of the Lenders (including in its capacities as a potential provider of any Bank Product) and the Letter of Credit Issuers hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender or Letter of Credit Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 14.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under this Agreement and the other Security Documents, or for exercising any rights and remedies thereunder at the direction of the any Agent, shall be entitled to the benefits of all provisions of this Article 14 and Article 15 (including Section 15.11, as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 14.2 Rights as a Lender. The Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

Section 14.3 Exculpatory Provisions. (a) (a) The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as the case may be, is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent, or any of their respective Affiliates, in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.3 and 13.2) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by the Borrowers, a Lender or a Letter of Credit Issuer.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by this Agreement or the other Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article 10 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the such Agent.

Section 14.4 Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a Letter of Credit

Issuer, any Agent may presume that such condition is satisfactory to such Lender or such Letter of Credit Issuer unless the such Agent shall have received notice to the contrary from such Lender or the Letter of Credit Issuer prior to the making of such Revolving Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 14.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Persons of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent.

Section 14.6 Resignation or Removal of an Agent. Each Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuers and the Loan Parties. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Letter of Credit Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that if such Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit Issuers under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section. If at any time the Majority Lenders determine that the Person serving as an Agent is a Defaulting Lender, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to Metals USA and such Person, remove such Person as Agent and, in consultation with Metals USA, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent or Collateral Agent, and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Loan Parties to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Loan Parties and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 15.7 and 15.11 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Any resignation by, or removal of, Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Letter of Credit Issuer and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Letter of Credit Issuer and Swingline Lender, (ii) the retiring or removed Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring or removed Letter of Credit Issuer and outstanding at the time of such succession or make other arrangements satisfactory to the retiring or removed Letter of Credit Issuer to effectively assume the obligations of the retiring or removed Letter of Credit Issuer with respect to such Letters of Credit.

Section 14.7 Non-Reliance on Agents and Other Lenders. Each Lender and each Letter of Credit Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Letter of Credit Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 14.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Syndication Agents or Co-Documentation Agents or listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or a Letter of Credit Issuer hereunder.

Section 14.9 Agents May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Revolving Loan or any Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on any Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, Obligations in respect of Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuers and the Agents

(including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuers and the Agents and their respective agents and counsel and all other amounts due to the Lenders, the Letter of Credit Issuers and the Agents under Sections 3.4, 3.5, 3.6, 15.7 and 15.11) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Letter of Credit Issuer to make such payments to such Agent and, if such Agent shall consent to the making of such payments directly to the Lenders and the Letter of Credit Issuers, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Sections 3.4, 3.5, 3.6, 15.7 and 15.11.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Letter of Credit Issuer to authorize such Agent to vote in respect of the claim of any Lender or any Letter of Credit Issuer or in any such proceeding.

Section 14.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential provider of any Bank Product) and each Letter of Credit Issuer irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) Obligations under any Bank Product) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) as required by the Intercreditor Agreement or any Replacement Intercreditor Agreement or (iv) if approved, authorized or ratified in writing in accordance with Section 13.2;

(b) to release any Guarantor from its obligations under the applicable Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property securing purchase money Indebtedness (including obligations under Capital Leases) permitted by clause (j) of the definition of “Permitted Liens”; and

(d) to enter into any Replacement Intercreditor Agreement in accordance with the provisions of Section 6.18(d);

Upon request by the Collateral Agent at any time, the Majority Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the applicable Guaranty Agreement pursuant to this Section 14.10. In each case as specified in this Section 14.10, the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the hereunder or under the other Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the applicable Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 14.10.

Section 14.11 Bank Products. No provider of any Bank Product that obtains the benefits of Section 4.6, any Guaranty Agreement or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 14 to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any Bank Product unless such Agent has received written notice of such Obligations, together with such supporting documentation as such Agent may request, from the applicable provider of such Bank Product.

Section 14.12 Sharing of Payments. If at any time or times any Lender or Letter of Credit Issuer shall receive (i) by payment, foreclosure, set-off, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations owing to such Lender or Letter of Credit Issuer arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender or Letter of Credit Issuer from any Agent pursuant to the terms of this Agreement, or (ii) payments from the Collateral Agent in excess of such Lender’s or Letter of Credit Issuer’s ratable portion of all such distributions by the Collateral Agent, such Lender or Letter of Credit Issuer shall promptly (A) turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, or in same day funds, as applicable, for the account of all of the Lenders and Letter of Credit Issuers and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders or Letter of Credit Issuers so that such excess payment received shall be applied ratably as among the Lenders and Letter of Credit Issuers in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 14.13 Payments by the Administrative Agent to the Lenders. All payments to be made by the Administrative Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Administrative Agent on or prior to the Closing Date (or if such Lender is an Assignee, in the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent. Concurrently with each such payment, the Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest on the Revolving Loans or otherwise. Unless the Administrative Agent receives notice from the Borrowers prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers have not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

Section 14.14 Field Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that the Collateral Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of the Collateral Agent;

(b) expressly agrees and acknowledges that neither Bank of America nor the Agents (i) make any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Collateral Agent, Bank of America, or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel;

(d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including Attorney Costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

ARTICLE 15

MISCELLANEOUS

Section 15.1 Cumulative Remedies; No Prior Recourse to Collateral. The enumeration herein of each Agent’s and each other Secured Party’s rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Agents and the other Secured Parties may have under the UCC or other applicable law. The Agents and the other Secured Parties shall have the right, in their sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Agents and the other Secured Parties may, without limitation, proceed directly against any Person liable therefor to collect the Obligations without any prior recourse to the Collateral. No failure to exercise and no delay in exercising, on the part of an Agent or any other Secured Party, any right, remedy, power, or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 15.2 Severability. The illegality or unenforceability of any provision of this Agreement, any Loan Document, or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement, any Loan Document, or any instrument or agreement required hereunder.

Section 15.3 Governing Law; Choice of Forum. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) EACH OF HOLDINGS AND THE BORROWERS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY

IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT, SUBJECT TO ANY STAY PENDING APPEAL, A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AN AGENT, LETTER OF CREDIT ISSUER OR LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AGAINST HOLDINGS, THE BORROWERS OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH OF HOLDINGS AND THE BORROWERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.8. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 15.4 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15.5 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Agents, Lenders and the Letter of Credit Issuers and shall survive the making by the Lenders of the Revolving Loans and the issuance of Letters of Credit by the Letter of Credit Issuers, regardless of any investigation made by the Agents, Lenders or the Letter of Credit Issuers or on their behalf and notwithstanding that any Agent, Lender or Letter of Credit Issuer may have had notice or knowledge of any Default or Event of Default at the time of any Revolving Loan, any issuance of any Letter of Credit or any other extension of credit hereunder, and shall continue in full force and effect as long as any Revolving Loan or any other Obligation hereunder or under any other Loan Document (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The provisions of Article 5 and Section 15.11 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Revolving Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Lender or any Letter of Credit Issuer and notwithstanding that any Agent, Lender or Letter of Credit Issuer may have had notice or knowledge of any Default or Event of Default at the time of any Revolving Loan, any issuance of any Letter of Credit or any other extension of credit hereunder.

Section 15.6 Other Security and Guaranties. The Agents, may, without notice or demand and without affecting the Loan Parties’ obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce, or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

Section 15.7 Fees and Expenses. Holdings and each Borrower agree, jointly and severally, to pay to each Agent, the Letter of Credit Issuers and the Swingline Lender for its benefit, on demand, all reasonable documented out-of-pocket costs and expenses that such Person pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including: (a) Attorney Costs; (b) costs and expenses (including Attorney Costs) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien searches; (d) taxes, fees, and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens (including costs and expenses paid or incurred by an Agent in connection with the consummation of this Agreement); (e) sums paid or incurred to pay any amount or take any action required of Holdings or any Borrower under the Loan Documents that Holdings or such Borrower fails to pay or take; (f) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and Holdings’ and the Borrowers’ operations by the Collateral Agent plus the Collateral Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $1,000 per day (or portion thereof) for each agent or employee of the Collateral Agent with respect to each field examination or audit); (g) costs and expenses of forwarding loan proceeds, collecting checks, and other items of payment, and establishing and maintaining Payment Accounts and lock boxes; (h) costs and expenses of preserving and protecting the Collateral; and (i) costs and expenses (including Attorney Costs) paid or incurred to obtain payment of the Obligations, enforce the Collateral Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents. The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Loan Parties. Additionally, Holdings and each Borrower agree, jointly and severally, to pay each Lender all reasonable documented out-of-pocket costs and expenses that such Lender incurs in connection with the enforcement or collection of its rights under this Agreement and any other Loan Document. All of the foregoing costs and expenses may be charged to the Loan Account as Revolving Loans as described in Section 4.5.

Section 15.8 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, any Borrower, any Agent, any Letter of Credit Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 15.8; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Letter of Credit Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Letter of Credit Issuer pursuant to Articles 2, 3, and 4 if such Lender or Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Articles by electronic communication. The Administrative Agent or each Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of its respective Related Persons (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any Letter of Credit Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, any Borrower, any Agent, any Letter of Credit Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the Letter of Credit Issuers and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agents, Letter of Credit Issuers and Lenders. The Agents, the Letter of Credit Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of Holdings or any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Holdings and each Borrower shall indemnify the each Agent, each Letter of Credit Issuer, each Lender and the Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings or any Borrower. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

Section 15.9 Waiver of Notices. Unless otherwise expressly provided herein, Holdings and each Borrower waives presentment, notice of demand or dishonor, and protest as to any instrument, notice of intent to accelerate the Obligations, and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on Holdings or any Borrower which an Agent or any Lender may elect to give shall entitle Holdings or any Borrower to any or further notice or demand in the same, similar, or other circumstances.

Section 15.10 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and permitted assigns of the parties hereto; provided, however, neither Holdings nor any Borrower shall assign or delegate any of its rights or duties hereunder, except as expressly permitted under Section 9.9, without the prior written consent of the Administrative Agent, each Letter of Credit Issuer and each Lender, and any attempted assignment without such consent shall be null and void. The rights and benefits of the Agents and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof in accordance with the terms hereof.

Section 15.11 Indemnity. (a) HOLDINGS AND EACH BORROWER AGREES, JOINTLY AND SEVERALLY, TO DEFEND, INDEMNIFY, AND HOLD EACH AGENT, EACH LETTER OF CREDIT ISSUER, EACH LENDER AND EACH RELATED PERSON OF THE FOREGOING (EACH, AN “INDEMNIFIED PERSON”) HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, CHARGES, EXPENSES, AND DISBURSEMENTS (INCLUDING ATTORNEY COSTS) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING AT ANY TIME FOLLOWING REPAYMENT OF THE REVOLVING LOANS AND THE TERMINATION, RESIGNATION, OR REPLACEMENT OF AN AGENT OR REPLACEMENT OF ANY LENDER) BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY SUCH PERSON IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR

ANY DOCUMENT CONTEMPLATED HEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY ACTION TAKEN OR OMITTED BY ANY SUCH PERSON UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING WITH RESPECT TO ANY INVESTIGATION, LITIGATION, OR PROCEEDING (INCLUDING ANY INSOLVENCY PROCEEDING OR APPELLATE PROCEEDING) RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE REVOLVING LOANS OR THE USE OF THE PROCEEDS THEREOF, WHETHER OR NOT ANY INDEMNIFIED PERSON IS A PARTY THERETO INCLUDING ANY SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, CHARGES, EXPENSES AND REIMBURSEMENTS RESULTING FROM THE NEGLIGENCE OF SUCH INDEMNIFIED PERSON (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT HOLDINGS AND THE BORROWERS SHALL HAVE NO OBLIGATION HEREUNDER TO ANY INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES (X) ARE FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION (OR A FINAL DETERMINATION BY A FORM OF ALTERNATIVE DISPUTE RESOLUTION CHOSEN BY THE PARTIES) TO HAVE RESULTED FROM THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON OR ITS RELATED PERSONS, OR (Y) ARISES OUT OF ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING THAT DOES NOT INVOLVE AN ACT OR OMISSION BY A BORROWER OR HOLDINGS OR ANY OF THEIR RESPECTIVE AFFILIATES AND THAT IS BROUGHT BY AN INDEMNIFIED PERSON AGAINST ANY OTHER INDEMNIFIED PERSON (OTHER THAN ANY SUCH CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING BROUGHT AGAINST ANY AGENT IN SUCH CAPACITY). THE AGREEMENTS IN THIS SECTION 15.11 SHALL SURVIVE PAYMENT OF ALL OTHER OBLIGATIONS.

(b) EACH BORROWER AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS EACH AGENT AND THE LENDERS FROM ANY LOSS OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF THE USE, GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL, OR PRESENCE OF A HAZARDOUS SUBSTANCE RELATING TO ANY BORROWER’S OPERATIONS, BUSINESS, OR PROPERTY. THIS INDEMNITY WILL APPLY WHETHER THE HAZARDOUS SUBSTANCE IS ON, UNDER, OR ABOUT ANY BORROWER’S PROPERTY OR OPERATIONS OR PROPERTY LEASED TO ANY BORROWER. THE INDEMNITY INCLUDES BUT IS NOT LIMITED TO ATTORNEY COSTS. THE INDEMNITY EXTENDS TO EACH AGENT AND THE LENDERS, THEIR PARENTS, AFFILIATES, SUBSIDIARIES, AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS, ATTORNEYS, AND ASSIGNS. “HAZARDOUS SUBSTANCES” MEANS ANY SUBSTANCE, MATERIAL, OR WASTE THAT IS OR BECOMES DESIGNATED OR REGULATED AS “TOXIC,” “HAZARDOUS,” “POLLUTANT,” OR “CONTAMINANT” OR A SIMILAR DESIGNATION OR REGULATION UNDER ANY FEDERAL, STATE, OR LOCAL LAW (WHETHER UNDER COMMON LAW, STATUTE, REGULATION, OR OTHERWISE) OR JUDICIAL OR ADMINISTRATIVE INTERPRETATION OF SUCH, INCLUDING PETROLEUM OR NATURAL GAS. THIS INDEMNITY WILL SURVIVE REPAYMENT OF ALL OTHER OBLIGATIONS.

(c) TO THE EXTENT THAT HOLDINGS OR ANY BORROWER FOR ANY REASON FAILS TO INDEFEASIBLY PAY ANY AMOUNT REQUIRED UNDER SECTION 15.7 OR UNDER SUBSECTION (A) OR (B) OF THIS SECTION 15.11 TO BE PAID BY IT TO ANY AGENT (OR ANY SUB-AGENT THEREOF), ANY LETTER OF CREDIT ISSUER OR ANY RELATED PERSON OF ANY OF THE FOREGOING, EACH LENDER SEVERALLY AGREES TO PAY TO SUCH AGENT (OR ANY SUCH SUB-AGENT), SUCH LETTER OF CREDIT ISSUER OR SUCH RELATED PERSON, AS THE CASE MAY BE, SUCH LENDER’S PRO RATA SHARE (DETERMINED AS OF THE TIME THAT THE APPLICABLE UNREIMBURSED EXPENSE OR INDEMNITY PAYMENT IS SOUGHT) OF SUCH UNPAID AMOUNT, PROVIDED THAT THE UNREIMBURSED EXPENSE OR INDEMNIFIED LIABILITY OR RELATED EXPENSE, AS THE CASE MAY BE, WAS INCURRED BY OR ASSERTED AGAINST SUCH AGENT (OR ANY SUCH SUB-AGENT) OR SUCH LETTER OF CREDIT ISSUER IN ITS CAPACITY AS SUCH, OR AGAINST ANY RELATED PERSON OF ANY OF THE FOREGOING ACTING FOR SUCH AGENT (OR ANY SUCH SUB-AGENT) OR LETTER OF CREDIT ISSUER IN CONNECTION WITH SUCH CAPACITY. THE OBLIGATIONS OF THE LENDERS UNDER THIS SUBSECTION (C) ARE SUBJECT TO THE PROVISIONS OF SECTION 2.2(l).

Section 15.12 Limitation of Liability. NO CLAIM MAY BE MADE BY HOLDINGS, ANY BORROWER, ANY LENDER, ANY LETTER OF CREDIT ISSUER OR ANY OTHER PERSON AGAINST AN AGENT, ANY LENDER, ANY LETTER OF CREDIT ISSUER OR ANY OF THEIR RESPECTIVE RELATED PERSONS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND HOLDINGS, EACH BORROWER AND EACH LENDER AND LETTER OF CREDIT ISSUER HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

Section 15.13 Final Agreement. This Agreement, the Fee Letter and the other Loan Documents are intended by Holdings, the Borrowers, the Agents, and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement, the Fee Letter and the other Loan Documents supersede any and all prior oral or written agreements relating to the subject matter hereof and thereof. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrowers and a duly authorized officer of each of the Administrative Agent and the requisite Lenders.

THIS WRITTEN LOAN AND SECURITY AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED

BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 15.14 Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, and by each Agent, each Lender, each Letter of Credit Issuer, Holdings and the Borrowers in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document, and a telecopy or other electronic transmission (e.g., a “pdf” or “tif”) of any such executed signature page shall be valid as an original.

Section 15.15 Captions. The captions contained in this Agreement and the other Loan Documents are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

Section 15.16 Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by law, if an Event of Default exists or the Revolving Loans have been accelerated, each Secured Party is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Secured Party to or for the credit or the account of any Borrower against any and all Obligations owing to such Secured Party, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Secured Party shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Secured Party agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER OR LETTER OF CREDIT ISSUER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY BORROWER HELD OR MAINTAINED BY SUCH LENDER OR LETTER OF CREDIT ISSUER WITHOUT THE PRIOR WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.

Section 15.17 Joint and Several Liability. All Revolving Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations, regardless of the manner or amount in which proceeds of Revolving Loans are used, allocated, shared, or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Revolving Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender or Letter of Credit Issuer under this Agreement, regardless of which Borrower actually receives Revolving Loans or other extensions of credit hereunder or the amount of such Revolving Loans and extensions of credit received or the manner in which such Agent and/or such Lender or Letter of Credit Issuer accounts for such Revolving Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Revolving Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Revolving Loans and other extensions of credit made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agents and each Lender and Letter of Credit Issuer that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower. Each Borrower’s obligations under this Agreement and as an obligor under a Guaranty Agreement shall be separate and distinct obligations. Each Borrower’s obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, any Guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender or Letter of Credit Issuer with respect to any provision of any instrument evidencing the Obligations of any other Borrower or Guarantor, or any part thereof, or any other agreement now or hereafter executed by any other Borrower or Guarantor and delivered to an Agent and/or any Lender or Letter of Credit Issuer, (iv) the failure by an Agent and/or any Lender or Letter of Credit Issuer to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower or Guarantor, (v) an Agent’s and/or any Lender’s or Letter of Credit Issuer’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s or Letter of Credit Issuer’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Revolving Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender or Letter of Credit Issuer now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender or Letter of Credit Issuer to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender or Letter of Credit Issuer. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations. Each Borrower further acknowledges that credit extended to each Borrower hereunder will directly or indirectly benefit each other Borrower. Anything contained herein to the contrary notwithstanding, the liability of each Borrower hereunder (the “Obligated Borrower”) for the obligations of any other Borrower (and excluding obligations for which such Obligated Borrower is primarily liable as described below in this Section 15.17) shall at no time exceed the maximum amount that could then be recovered from such Obligated Borrower under this Section 15.17 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law, provided that nothing contained in this Section 15.17 shall limit the liability of any Borrower to pay Revolving Loans made directly or indirectly to or for the benefit of that Borrower or any Subsidiary of that Borrower (including Revolving Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower or any of its Subsidiaries), Obligations relating to Letters of Credit issued for the direct or indirect benefit of such Borrower or any of its Subsidiaries, and all interest, fees, expenses and other related Obligations under the Loan Documents with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

Section 15.18 Contribution and Indemnification among the Borrowers. Each Borrower is obligated to repay the Obligations as joint and several obligor under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

Section 15.19 Agency of Metals USA for Each Other Borrower. Each of the other Borrowers irrevocably appoints Metals USA as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Agents of Borrowing Base Certificates, Notices of Borrowing, and Notices of Conversion/Continuation) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by Metals USA, whether or not any of the other Borrowers joins therein, and the Agents, the Lenders and the Letter of Credit Issuers shall have no duty or obligation to make further inquiry with respect to the authority of Metals USA under this Section 15.19, provided that nothing in this Section 15.19 shall limit the effectiveness of, or the right of the Agents, the Lenders and the Letter of Credit Issuers to rely upon, any notice (including without limitation a Notice of Borrowing or a Notice of Conversion/Continuation), document, instrument, certificate, acknowledgment, consent, direction, certification, or other action delivered by any Borrower pursuant to this Agreement.

Section 15.20 Additional Borrowers. Addition of any Person as a Borrower under this Agreement is subject to approval of the Administrative Agent, and may be conditioned upon such requirements as they may determine in their discretion, including, without limitation, (a) the furnishing of such financial and other information as the Administrative Agent or any such Lender may request; (b) approval by all appropriate approval authorities of the Administrative Agent and each such Lender; (c) execution and delivery by the Borrowers, such Person, the Administrative Agent, and the Majority Lenders of such agreements and other documentation (including, without limitation, an amendment to this Agreement or any other Loan Document), and the furnishing by such Person or any of the Borrowers of such certificates, opinions, and other documentation, as the Administrative Agent and any such Lender may request. Neither the Administrative Agent nor any Lender shall have any obligation to approve any such Person for addition as a Borrower under this Agreement.

Section 15.21 Express Waivers by Borrowers in Respect of Cross Guaranties and Cross Collateralization. Each Borrower agrees as follows:

(a) Each Borrower hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Revolving Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vi) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Loan Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled.

(b) Each Borrower hereby waives the right by statute or otherwise to require an Agent or any other Secured Party to institute suit against any other Borrower or to exhaust any rights and remedies which an Agent or any other Secured Party has or may have against any other Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense of any other Borrower (other than the defense that the Obligations shall have been fully and finally performed and paid) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower in respect thereof.

(c) Each Borrower hereby waives and agrees not to assert against an Agent, any Lender, or any Letter of Credit Issuer: (i) any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against any other Borrower or any other party liable under the Loan Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower against an Agent, any Lender, or any Letter of Credit Issuer, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by an Agent, any Lender, or any Letter of Credit Issuer under any applicable law; and (iv) the benefit of any statute of limitations affecting any other Borrower’s liability hereunder.

(d) Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Loan Documents; (ii) release all or any one or more parties to any one or more of the Loan Documents or grant other indulgences to any other Borrower in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Loan Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any Guaranty of the Obligations.

(e) Each Borrower represents and warrants to the Agents, the Lenders and the Letter of Credit Issuers that such Borrower is currently informed of the financial condition of all other Borrowers and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower agrees that none of the Agents, any Lender, or any Letter of Credit Issuer has any responsibility to inform any Borrower of the financial condition of any other Borrower or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

Section 15.22 Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and the Letter of Credit Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such disclosing Person agrees to inform Metals USA promptly thereof prior to any such disclosure to the extent permitted by applicable law and legal process), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Lender, any Letter of Credit Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Agent, any Lender or any Letter of Credit Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, unless such information is clearly identified at the time of delivery as non-confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents, the Lenders and the Letter of Credit Issuers acknowledges and agrees that (a) the Information may include material non-public information concerning the Loan Parties or their Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws and (d) none of them, nor any Person to whom Information has been disclosed pursuant to clause (a) of the first paragraph of this Section 15.22 will use Information except in connection with its services to, and its relationship with, the applicable Loan Party or Subsidiary; provided, however, that any Person to whom Information has been disclosed pursuant to clause (a) of the first paragraph of this Section 15.22 and each of the Agents, the Lenders and the Letter of Credit Issuers will be free to disclose Information in any manner as required by law, regulation, regulatory authority or other applicable judicial or government order.

Section 15.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, (B) each Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person and (B) neither any Agent nor any Arranger has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each Agent and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower and Holdings hereby waives and releases any claims that it may have against any Agent and/or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 15.24 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrowers, which information includes the name and address of Holdings and the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrowers in accordance with the USA PATRIOT Act.

Section 15.25 Loan Modification Offers. (a) Metals USA may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments (as defined in paragraph (c) below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to Metals USA. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) without the consent of any Lender that is not an Accepting Lender.

(b) Metals USA and each Accepting Lender shall execute and deliver to the Administrative Agent an agreement (“Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section unless the Administrative Agent shall have received all legal opinions, board resolutions, officer’s certificates and other documents reasonably requested by it or the Accepting Lenders in connection therewith.

(c) “Permitted Amendments” shall be (i) an extension of the final maturity date of the applicable Revolving Loans and/or Commitments of the Accepting Lenders, (ii) a change to the Applicable Margin of the Accepting Lenders, (iii) the payment of additional fees to the Accepting Lenders, and (iv) after the fifth anniversary of the Stated Termination Date, any other change with respect to the rights and obligation of the Accepting Lenders.

Section 15.26 Effect of Amendment and Restatement. (a) On and as of the Closing Date, the Existing Loan Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment or reborrowing, or termination of the “Obligations” (as defined in the Existing Loan Agreement) as in effect prior to the Closing Date and (ii) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. Each Loan Party hereby reaffirms its duties and obligations under each Loan Document to which it is a party. Each reference to the Loan Agreement in any Loan Document shall be deemed to be a reference to the Loan Agreement as amended and restated hereby.

(b) Each Lender severally agrees to continue its “Revolving Loans” (as defined in the Existing Loan Agreement) (such loans, collectively, “Existing Loans”) outstanding immediately prior to the effectiveness of the amendment and restatement of the Existing Loan Agreement on the Closing Date as Tranche A Revolving Loans hereunder, and as of the Closing Date such Existing Loans shall be automatically deemed to constitute Tranche A Revolving Loans outstanding under this Agreement.

(c) On the Closing Date, without further action by any party hereto (including the delivery of a notice of the issuance of a Letter of Credit pursuant to Section 2.3(d) or any consent of, or confirmation by or to, the Administrative Agent), (i) each “Letter of Credit” (as defined in the Existing Loan Agreement) (such letters of credit, collectively, “Existing Letters of Credit”) issued by a Letter of Credit Issuer hereunder shall become a Letter of Credit outstanding under this Agreement, shall be deemed to be a Letter of Credit issued under this Agreement and shall be subject to the terms and conditions hereof as if each such Existing Letter of Credit were issued by the applicable Letter of Credit Issuer pursuant to this Agreement and (ii) each Letter of Credit Issuer that has issued an Existing Letter of Credit shall be deemed to have granted each Tranche A Lender, and each Tranche A Lender shall be deemed to have acquired from such Letter of Credit Issuer, on the terms and conditions of Section 2.3(d) hereof, for such Tranche A Lender’s own account and risk, an undivided interest and participation in such Letter of Credit Issuer’s obligations and rights under each such Existing Letter of Credit equal to such Tranche A Lender’s Tranche A Pro Rata Share of the face amount of such Letter of Credit (including all obligations of the Borrower for whose account such Letter of Credit was issued and any security or guaranty pertaining thereto).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

FLAG INTERMEDIATE HOLDINGS CORPORATION

By:	/s/ ROBERT C. MCPHERSON, III
Name: Robert C. McPherson, III
Title: Treasurer

METALS USA, INC.

By:	/s/ ROBERT C. MCPHERSON, III
Name: Robert C. McPherson, III
Title: Treasurer

[Signature Page to Loan and Security Agreement]

Borrowers:
ALLMET GP, INC.
ALLMET LP, INC.
CONTINENTAL REAL ESTATE DEVELOPMENT, INC.
INTERSTATE STEEL SUPPLY CO. OF MARYLAND, INC.
INTSEL GP, INC.
INTSEL LP, INC.
i-SOLUTIONS DIRECT, INC.
JEFFREYS REAL ESTATE CORPORATION
J. RUBIN & CO.
LEVINSON STEEL GP, INC.
LEVINSON STEEL LP, INC.
METALS RECEIVABLES CORPORATION
METALS USA BUILDING PRODUCTS, L.P.
By:	Allmet GP, Inc., its General Partner
METALS USA CARBON FLAT ROLLED, INC.
METALS USA FINANCE CORP.
METALS USA FLAT ROLLED CENTRAL, INC.
METALS USA INTERNATIONAL HOLDINGS, INC.
METALS USA MANAGEMENT CO., L.P.
By:	MUSA GP, Inc., its General Partner
METALS USA PLATE PROCESSING, LLC
By:	Metals USA Plates and Shapes, L.P., its sole Member
	By:	Levinson GP, Inc., its General Partner
METALS USA PLATES AND SHAPES, NORTHEAST, L.P.
By:	Levinson Steel GP, Inc., its General Partner
METALS USA PLATES AND SHAPES SOUTHCENTRAL, INC.
METALS USA PLATES AND SHAPES SOUTHEAST, INC.
METALS USA PLATES AND SHAPES SOUTHWEST, LIMITED PARTNERSHIP
By:	Intsel GP, Inc., its General Partner
METALS USA REALTY COMPANY
METALS USA SPECIALTY METALS NORTHCENTRAL, INC.

[Signature Page to Loan and Security Agreement]

MUSA NEWARK, L.L.C.
By: Metals USA Plates and Shapes, L.P., its sole member
By:	Levinson GP, Inc., its General Partner
QUEENSBORO, L.L.C.
By: Metals USA Plates and Shapes Southeast Inc., its sole Member

By:	/s/ DANIEL L. HENNEKE
	Name:	Daniel L. Henneke
	Title:	Treasurer

[Signature Page to Loan and Security Agreement]

JEFFREYS REAL ESTATE CORPORATION
METALS RECEIVABLES CORPORATION
METALS USA FINANCE CORP.
METALS USA REALTY COMPANY
MUSA GP, INC.
MUSA LP, INC.

By:	/s/ ROBERT C. MCPHERSON, III
	Name:	Robert C. McPherson, III
	Title:	Treasurer

[Signature Page to Loan and Security Agreement]

JEFFREYS STEEL HOLDINGS, L.L.C.

By:	/s/ WILLIAM A. SMITH II
	Name:	William A. Smith II
	Title:	Manager

[Signature Page to Loan and Security Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ ROBERT SCALZITTI
	Name:	Robert Scalzitti
	Title:	Senior Vice President

[Signature Page to Loan and Security Agreement]

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ ROBERT SCALZITTI
	Name:	Robert Scalzitti
	Title:	Senior Vice President

[Signature Page to Loan and Security Agreement]

BANK OF AMERICA, N.A., as Swingline Lender

By:	/s/ ROBERT SCALZITTI
Name: Robert Scalzitti
Title: Senior Vice President

[Signature Page to Loan and Security Agreement]

BANK OF AMERICA, N.A., as a Letter of Credit Issuer

By:	/s/ ROBERT SCALZITTI
Name: Robert Scalzitti
Title: Senior Vice President

[Signature Page to Loan and Security Agreement]

CREDIT SUISSE AG, Cayman Islands Branch, as a Letter of Credit Issuer

By:	/s/ SHAHEEN MALIK
Name: Shaheen Malik
Title: Vice President

By:	/s/ RAHUL PARMAR
Name: Rahul Parmar
Title: Associate

[Signature Page to Loan and Security Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ ROBERT SCALZITTI
Name: Robert Scalzitti
Title: Senior Vice President

[Signature Page to Loan and Security Agreement]

Compass Bank

By:	/s/ MICHAEL W. ADLER
Name: Michael W. Adler
Title: Managing Director

[Signature Page to Loan and Security Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ TIMOTHY J. WHITEFOOT
Name: Timothy J. Whitefoot
Title: Vice President

[Signature Page to Loan and Security Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ BRAD HIGGINS
Name: Brad Higgins
Title: Vice President

[Signature Page to Loan and Security Agreement]

Webster Business Credit Corp.

By:	/s/ MATTHEW MURPHY
Name: Matthew Murphy
Title: Vice President

[Signature Page to Loan and Security Agreement]

REGIONS BANK, as a Lender

By:	/s/ KATHY B. LE
Name: Kathy B. Le
Title: Vice President

[Signature Page to Loan and Security Agreement]

CIT BANK

By:	/s/ BENJAMIN HASLAM
	Name:	Benjamin Haslam
	Title:	Authorized Signatory

[Signature Page to Loan and Security Agreement]

SunTrust Bank

By:	/s/ JAMIE HURLEY
Name: Jamie Hurley
Title: Vice President

[Signature Page to Loan and Security Agreement]

Siemens Financial Services, Inc.

By:	/s/ JOHN FINORE
Name: John Finore
Title: Vice President

By:	/s/ DANIEL OLIVENCIA
Name: Daniel Olivencia
Title: Vice President Lending Operations

[Signature Page to Loan and Security Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ LYNN GOSSELIN
Name: Lynn Gosselin
Title: Vice President

[Signature Page to Loan and Security Agreement]

BARCLAYS BANK PLC

By:	/s/ KEVIN CULLEN
Name: Kevin Cullen
Title: Director

[Signature Page to Loan and Security Agreement]

KeyBank, National Association

By:	/s/ TIMOTHY W. KENEALY
Name: Timothy W. Kenealy
Title: Vice President

[Signature Page to Loan and Security Agreement]

CREDIT SUISSE AG, Cayman Islands Branch, as a Lender

By:	/s/ SHAHEEN MALIK
Name: Shaheen Malik
Title: Vice President

By:	/s/ RAHUL PARMAR
Name: Rahul Parmar
Title: Associate

[Signature Page to Loan and Security Agreement]

RB International Finance (USA) LLC

By:	/s/ CHRISTOPH HOEDI
Name: Christoph Hoedi
Title: First Vice President

By:	/s/ RANDALL ABRAMS
Name: Randall Abrams
Title: Vice President

[Signature Page to Loan and Security Agreement]

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender, Joint Bookrunner, and Co-Syndication Agent

By:	/s/ MICHAEL P. BARANOWSKI
Name: Michael P. Baranowski
Title: Vice President

[Signature Page to Loan and Security Agreement]